Certain portions of this exhibit (indicated by “[*****]”) have been omitted pursuant to Item 601(b)(10) of Regulation S-K

Exhibit 10.3

$15,000,000

SUBORDINATED TERM LOAN CREDIT AGREEMENT

among

J.JILL, INC.,

JILL ACQUISITION LLC,

THE VARIOUS LENDERS PARTY HERETO FROM TIME TO TIME

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as ADMINISTRATIVE AGENT and as COLLATERAL AGENT

Dated as of September 30, 2020

-i-

5.10	Transaction Support Agreement; Minimum Condition; Cancellation of Existing Term Loans	68
5.11	Security Agreements	68
5.12	ABL Amendment and Waiver; Existing Term Loan Amendment and Waiver; Priming Facility Loan Documents	69
5.13	Financial Statements	69
5.14	Insurance Certificates	69
5.15	Patriot Act	69
5.16	No Material Adverse Effect	70
5.17	No Default; Representations and Warranties	70
5.18	Initial Budget	70

SECTION 6.	Conditions Precedent to the Incurrence of Term Loans after the Closing Date	70

SECTION 7.	Representations, Warranties and Agreements	71

7.01	Company Status	71
7.02	Power and Authority	71
7.03	No Violation	71
7.04	Approvals	71
7.05	Financial Statements; Financial Condition	72
7.06	Litigation	72
7.07	True and Complete Disclosure	72
7.08	Use of Proceeds; Margin Regulations	72
7.09	Tax Returns and Payments	73
7.10	Compliance with ERISA	73
7.11	Security Documents	74
7.12	Properties	74
7.13	OFAC	74
7.14	Patriot Act/FCPA	75
7.15	Compliance with Statutes	75
7.16	Investment Company Act	75
7.17	Environmental Matters	75
7.18	Employment and Labor Relations	76
7.19	Intellectual Property, Etc.	76

SECTION 8.	Affirmative Covenants	76

8.01	Information Covenants	76
8.02	Books, Records and Inspections; Quarterly Conference Calls	80
8.03	Maintenance of Property; Insurance	80
8.04	Existence; Franchises	81
8.05	Compliance with Statutes, etc.	81
8.06	Compliance with Environmental Laws	81
8.07	ERISA	82
8.08	[Reserved]	82
8.09	Ratings	82
8.10	Payment of Taxes	83

-ii-

8.11	Use of Proceeds	83
8.12	Additional Security; Further Assurances; etc.	83
8.13	[Reserved]	85
8.14	Ownership of Subsidiaries	85
8.15	Post-Closing Refunds	85
8.16	[Reserved]	85
8.17	Cash Flow Reporting; Variance Reporting; Liquidity Reporting; Store Closure Reporting	85
8.18	Sponsor Equity Consideration	86

SECTION 9.	Negative Covenants	86

9.01	Liens	86
9.02	Consolidation, Merger, Purchase or Sale of Assets, etc.	90
9.03	Dividends	93
9.04	Indebtedness	95
9.05	Advances, Investments and Loans	98
9.06	Transactions with Affiliates	101
9.07	Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitations on Voluntary Payments, etc.	102
9.08	Limitation on Certain Restrictions on Subsidiaries	103
9.09	Business; etc.	104
9.10	Minimum Liquidity Covenant	105
9.11	First Lien Net Leverage Ratio	105
9.12	Limitation on Capital Expenditures	105
9.13	Change of Fiscal Year	105
9.14	Anti-Layering	105

SECTION 10.	Events of Default and Remedies	106

10.01	Events of Default	106
10.02	Rescission	110
10.03	Application of Funds	110
10.04	Leverage Covenant Cure Right	111
10.05	Minimum Liquidity Cure Right	112

SECTION 11.	The Administrative Agent	113

11.01	Appointment	113
11.02	Nature of Duties	114
11.03	Lack of Reliance on the Administrative Agent; Etc.	114
11.04	Certain Rights of the Agents	115
11.05	Reliance	118
11.06	Indemnification	118
11.07	The Administrative Agent in its Individual Capacity	119
11.08	[Reserved]	119
11.09	Resignation by the Administrative Agent	120
11.10	Collateral Matters	121
11.11	Delivery of Information	123
11.12	Withholding	123
11.13	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim	123

-iii-

SECTION 12.	Miscellaneous	124

12.01	Payment of Expenses, etc.	124
12.02	Right of Set-off	126
12.03	Notices	127
12.04	Benefit of Agreement; Assignments; Participations	129
12.05	No Waiver; Remedies Cumulative	132
12.06	Payments Pro Rata	133
12.07	Calculations; Computations	133
12.08	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	135
12.09	Counterparts	136
12.10	Effectiveness	136
12.11	Headings Descriptive	136
12.12	Amendment or Waiver; etc.	136
12.13	Survival	140
12.14	Domicile of Term Loans	140
12.15	Register	140
12.16	Confidentiality	141
12.17	Special Notice Regarding Pledges of Equity Interests in, and Promissory Notes Owed by, Persons Not Organized in the United States	141
12.18	Patriot Act	142
12.19	OTHER LIENS ON COLLATERAL; TERMS OF SUBORDINATION AGREEMENT; ETC	142
12.20	Interest Rate Limitation	143
12.21	No Fiduciary Duty	143
12.22	Post-Closing Actions	143
12.23	Revival and Reinstatement of Obligations	144
12.24	Lender Action	144
12.25	[Reserved]	144
12.26	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	144
12.27	Electronic Records	145
12.28	Severability	146
12.29	Integration	146
12.30	Accredited Investor Representation	146
12.31	Legend	147

SCHEDULE 1.01(a)	Commitments

SCHEDULE 1.01(b)	Immaterial Subsidiaries

SCHEDULE 4.04	Lender Information

SCHEDULE 7.04	Approvals

SCHEDULE 7.12	Real Property

-iv-

SCHEDULE 9.01	Existing Liens

SCHEDULE 9.04	Existing Indebtedness

SCHEDULE 9.08	Restrictive Agreements

SCHEDULE 12.03	Notice Addresses

SCHEDULE 12.22	Post-Closing Actions

EXHIBIT A-1	Form of Notice of Borrowing

EXHIBIT A-2	Form of Notice of Conversion/Continuation

EXHIBIT B	Form of Note

EXHIBIT C-1	Form of U.S. Tax Compliance Certificate

EXHIBIT C-2	Form of U.S. Tax Compliance Certificate

EXHIBIT C-3	Form of U.S. Tax Compliance Certificate

EXHIBIT C-4	Form of U.S. Tax Compliance Certificate

EXHIBIT D	Form of Officers’ Certificate

EXHIBIT E	Form of Guaranty

EXHIBIT F	Form of Security Agreement

EXHIBIT G	[Reserved]

EXHIBIT H	Form of Compliance Certificate

EXHIBIT I	Form of Assignment and Assumption Agreement

EXHIBIT J	[Reserved]

EXHIBIT K	[Reserved]

EXHIBIT L	Form of Subordination Agreement

EXHIBIT M	Auction Procedures

EXHIBIT N	Form of Warrant Agreement

-v-

SUBORDINATED TERM LOAN CREDIT AGREEMENT, dated as of September 30, 2020, among J.JILL, INC., a Delaware corporation (“Holdings”), Jill Acquisition LLC, a Delaware limited liability company (the “Borrower”), the Lenders party hereto from time to time and Wilmington Trust, National Association (“Wilmington Trust”), as Administrative Agent and as Collateral Agent. All capitalized terms used herein and defined in Section 1 are used herein as therein defined.

W I T N E S E T H:

WHEREAS, on the Closing Date, the Borrower intends to consummate the Transactions;

WHEREAS, the Borrower has requested that the Lenders party hereto provide a secured term loan facility as set forth in this Agreement;

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the secured term loan facility provided for herein; and

WHEREAS, in connection with the Transactions, and in partial consideration of their making available to the Borrower the secured term loan facility provided for herein, the Lenders will receive the Sponsor Investment Warrants.

NOW, THEREFORE, IT IS AGREED:

SECTION 1. Definitions and Accounting Terms.

1.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“ABL Agent” shall mean CIT Finance LLC and any successor or replacement agent under the ABL Credit Agreement or any other ABL Loan Document.

“ABL Amendment and Waiver” shall mean Amendment No. 4 to ABL Credit Agreement and Waiver, dated as of the date hereof, by and among Holdings, the Borrower, certain of its Subsidiaries, the lenders party thereto and the ABL Agent.

“ABL Credit Agreement” shall mean the ABL Credit Agreement, dated as of May 8, 2015, by and among Holdings, the Borrower, certain of its Subsidiaries from time to time party thereto, the lenders party thereto from time to time and the ABL Agent, as it may be amended, restated, amended and restated, amended and extended, supplemented or modified from time to time, in each case, in accordance with the terms hereof and thereof. Any reference to the ABL Credit Agreement hereunder shall be deemed a reference to any ABL Credit Agreement then in existence.

“ABL Loan Documents” shall mean the “Credit Documents” as defined in the ABL Credit Agreement, including any amendments, restatements, amendments and restatements, supplements, modifications, or replacements thereto to the extent same are permitted by the Subordination Agreement.

“ABL Loans” shall mean the “Loans” as defined in the ABL Credit Agreement or any equivalent term used to describe loans made thereunder.

“ABL Obligations” shall mean the “Obligations” as such term is defined in the ABL Credit Agreement or any equivalent term used to describe the obligations arising thereunder and in connection therewith.

“Accredited Investor” shall have the meaning provided in Section 12.30.

“Acquired Entity or Business” shall mean either (a) all or substantially all of the assets constituting a business, division or product line of any Person not already a Subsidiary of the Borrower, or (b) 50.1% or more of the Equity Interests of any such Person (including by way of merger or consolidation), which Person shall, as a result of the acquisition of such Equity Interests or as a result of a merger or consolidation, become a Subsidiary of the Borrower (or shall be merged with and into the Borrower or a Subsidiary).

“Additional Lender” shall have the meaning provided in Section 2.14.

“Additional Security Documents” shall have the meaning provided in Section 8.12(a).

“Additional Shares” shall have the meaning assigned to such term in the Priming Facility Credit Agreement.

“Additional Shared Tax Proceeds” shall have the meaning provided in the Priming Facility Credit Agreement.

“Administrative Agent” shall mean Wilmington Trust, in its capacity as administrative agent for the Lenders hereunder and under the other Credit Documents, and shall include any successor to the Administrative Agent appointed pursuant to Section 11.09.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in such form as may be supplied from time to time by the Administrative Agent.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that neither the Administrative Agent nor any of its Affiliates shall be considered an Affiliate of Holdings or any Subsidiary thereof.

“Affiliated Lender” shall have the meaning provided in Section 2.15(a).

“Agent Fee Letter” means that certain Fee Letter, dated as of the date hereof, by and between the Borrower and Wilmington Trust.

“Agents” shall mean and include the Administrative Agent and the Collateral Agent.

“Agreement” shall mean this Subordinated Term Loan Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Annual Financial Statements” shall mean the audited consolidated balance sheet of Holdings and its Subsidiaries as of February 1, 2020 and related statements of operations, member’s equity and cash flows of Holdings and its Subsidiaries for the Fiscal Year ended February 1, 2020.

“Anticipated Leverage Cure Deadline” shall have the meaning assigned to such term in Section 10.04.

“Anticipated Liquidity Cure Deadline” shall have the meaning assigned to such term in Section 10.05.

“Applicable Budget” shall have the meaning assigned to such term in Section 8.17(a).

“Applicable Margin” shall mean a percentage per annum equal to, in the case of Term Loans maintained as (i) Base Rate Loans, 11.00%, and (ii) LIBOR Loans, 12.00%.

“Approved Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in bank and other commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” shall mean any sale, transfer or other disposition by Holdings or any of its Subsidiaries to any Person other than to the Borrower or a Wholly-Owned Subsidiary of the Borrower that is a Credit Party of any asset (including, without limitation, any capital stock or other securities of, or Equity Interests in, another Person, other than Holdings) pursuant to Section 9.02(d), but excluding any sale, transfer or disposition (for such purpose, treating any series of related sales, transfers or dispositions as a single such transaction) that generates Net Sale Proceeds of less than $1,725,000.

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit I or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Auction Manager” shall have the meaning provided in Section 2.15(a).

“Auction Notice” shall mean an auction notice given by the Borrower in accordance with the Auction Procedures with respect to a Dutch Auction Purchase Offer.

“Auction Procedures” shall mean the auction procedures with respect to Dutch Auction Purchase Offers set forth in Exhibit M hereto.

“Authorized Officer” shall mean, with respect to (a) delivering the Notice of Borrowing (other than the Notice of Borrowing required pursuant to Section 5.05), Notices of Conversion/Continuation and similar notices, the chief executive officer, chief financial officer, treasurer, chief operating officer of the Borrower or any person or persons that are designated in writing by one or more Authorized Officers described above to the Administrative Agent as being authorized by the Borrower to deliver such notices and (b) any other matter in connection with this Agreement or any other Credit Document, the chief executive officer, the chief financial officer, the treasurer, the principal accounting officer, the president or other similar officer of the Borrower.

“Available Cash Netting Amount” means, as of any date, (x) unrestricted cash and Cash Equivalents of the Credit Parties subject to a Lien securing the Obligations on such date minus (y) an amount (not less than zero) equal to Post-Closing Refunds received by the Credit Parties up to $30,000,000 less the aggregate principal amount of Priming Facility Loans repaid as a PIK Increase Paydown or as a result of receipt of Additional Shared Tax Proceeds; provided, that the amount set forth in this clause (y) shall be reduced by an amount equal to two times the aggregate principal amount of Priming Facility Loans repaid from Additional Shared Tax Proceeds.

“Available Liquidity Cash Amount” means, as of any date, (x) unrestricted cash and Cash Equivalents of the Credit Parties subject to a Lien securing the Obligations on such date minus (y) the Excluded Liquidity Cash Amount.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” shall have the meaning provided in Section 10.01(e).

“Base Rate” shall mean, at any time, the highest of (i) the Prime Rate at such time, (ii) 1/2 of 1% per annum in excess of the overnight Federal Funds Effective Rate at such time, (iii) the LIBO Rate for a LIBOR Loan denominated in Dollars with a one-month Interest Period commencing on such day plus 1.00% and (iv) 2.00%. For purposes of this definition, the LIBO Rate shall be determined using the LIBO Rate as otherwise determined by the Administrative Agent in accordance with the definition of “LIBO Rate”, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (y) if a given day is not a Business Day, the LIBO Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Base Rate shall be determined without regard to clause (ii) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such LIBO Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or such LIBO Rate, respectively.

“Base Rate Loan” shall mean each Term Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include SOFR) that has been selected by the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided, that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion; provided, further, if the Benchmark Replacement as so determined would be less than 1.00%, the Benchmark Replacement shall be deemed to be 1.00%; provided, further, that the Benchmark Replacement shall be a “qualified rate” within the meaning of Proposed Treasury Regulation Section 1.1001-6.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBO Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time; provided, that any such Benchmark Replacement Adjustment shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “LIBO Rate”, the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower agree may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative

Agent (acting at the direction of the Required Lenders) determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent (x) decides (acting at the direction of the Required Lenders and with the consent of the Borrower) is reasonably necessary in connection with the administration of this Agreement) and (y) determines is administratively feasible in its sole discretion.

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the LIBO Rate permanently or indefinitely ceases to provide the LIBO Rate; and

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the LIBO Rate:

(a) a public statement or publication of information by or on behalf of the administrator of the LIBO Rate announcing that such administrator has ceased or will cease to provide the LIBO Rate, permanently or indefinitely; provided, that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate;

(b) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Rate, a resolution authority with jurisdiction over the administrator for the LIBO Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Rate, which states that the administrator of the LIBO Rate has ceased or will cease to provide the LIBO Rate permanently or indefinitely; provided, that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate; or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate announcing that the LIBO Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent (or, in the event such Early Opt-in Election has occurred as a result of a determination or election by the Borrower, the Administrative Agent and the Borrower) or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with Section 2.10(e) and (b) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to Section 2.10(e).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrower Materials” shall have the meaning provided in Section 12.03(c).

“Borrowing” shall mean the borrowing of one Type of Term Loan, of a single Class, from all the Lenders of the respective Class on a given date (or resulting from a conversion or conversions on such date) having in the case of LIBOR Loans the same Interest Period; provided, that Base Rate Loans incurred pursuant to Section 2.10(b) shall be considered part of the related Borrowing of LIBOR Loans.

“Borrowing Date” shall mean the date of the incurrence of any Term Loans.

“Business Day” shall mean (a) any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York; and (b) relative to the making, continuing, prepaying or repaying of any LIBOR Loans, any day which is a Business Day described in clause (a) above and which is also a day on which dealings in Dollars are carried on in the London interbank market.

“Calculation Period” shall mean, with respect to any event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such event, in each case, for which financial statements have been (or were required to have been) delivered to the Lenders pursuant to Section 5.13 or Section 8.01(a) or (b), as applicable.

“Capital Expenditures” shall mean, with respect to any Person, for any period, (i) all expenditures by such Person during such period which are required to be included as capital expenditures on a consolidated statement of cash flows in accordance with GAAP and (ii) without duplication, the amount expended or capitalized under leases evidencing Capitalized Lease Obligations incurred by such Person in such period.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in accordance with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person and its Subsidiaries.

“Cash Equivalents” shall mean (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank (A) organized under the laws of the United States or any state thereof or the District of Columbia or any member nation of the Organization for Economic Cooperation and Development and (B) having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000 in the case of U.S. banks or $100,000,000 (or the Dollar equivalent as of the date of determination) in the case of non-U.S. banks, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or any recognized securities dealer having combined capital and surplus of not less than $250,000,000 in the case of U.S. banks or $100,000,000 (or the Dollar equivalent as of the date of determination) in the case of non-U.S. banks, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above and (i) in the case of any Foreign Subsidiary, (x) such local currencies in those countries in which such Foreign Subsidiary transacts business from time to time in the ordinary course of business and (y) investments of comparable tenor and credit quality to those described in clauses (a) through (g) above customarily utilized in such countries in which such Foreign Subsidiary operates for short term cash management purposes.

“Cash Management Obligations” shall mean any and all obligations, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), in connection with Cash Management Services.

“Cash Management Services” shall mean any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payable services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change of Control” shall mean that (a) any Person or “group” (within the meaning of Rule 13d-3 and 13d-5 under the Exchange Act) (other than the Sponsor) owns and controls, directly or indirectly, Equity Interests of Holdings having the right to vote for the election of members of the board of directors of Holdings representing (A) 35% or more of all such Equity Interests and (B) a percentage of such Equity Interests in excess of those held by the Sponsor, (b) Holdings ceases to own and control, directly, 100% of the Equity Interests of the Borrower, or (c) a “change of control” or similar event shall occur as provided in the Priming Facility Credit Agreement (or any Permitted Refinancing Indebtedness in respect thereof), the ABL Credit Agreement (or any Permitted Refinancing Indebtedness in respect thereof), or any other Indebtedness or Disqualified Equity Interests with an outstanding principal amount (or aggregate liquidation preference) equal to or greater than $15,000,000.

“Claims” shall have the meaning provided in the definition of “Environmental Claims”.

“Class” when used in reference to (a) any Term Loan or Borrowing, refers to whether such Term Loan, or the Term Loans comprising such Borrowing, are Initial Term Loans or Incremental Term Loans, in each case having the same terms and conditions (including with respect to maturity date and interest rates), (b) any Commitment, refers to whether such Commitment is a Commitment in respect of any of the Classes of Term Loans set forth in immediately preceding clause (a) and (c) when used with respect to Lenders, refers to whether such Lender has a Term Loan or Commitment in respect of a particular Class of Term Loans or Commitments.

“Closing Date” shall have the meaning provided in Section 12.10.

“Closing Date Open Market Purchase Agreements” shall have the meaning provided in the Priming Facility Credit Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or are purported to be granted) pursuant to any Security Document, including, without limitation, all Security Agreement Collateral and all Mortgaged Properties.

“Collateral Agent” shall mean Wilmington Trust, in its capacity as collateral agent for the Secured Creditors hereunder and under the other Credit Documents, and shall include any successor to the Collateral Agent appointed pursuant to Section 11.09.

“Commitment” shall mean, for each Lender, its Initial Term Loan Commitment and any commitment in respect of any Class of Incremental Term Loans, as same may be terminated, reduced or provided pursuant to the terms of this Agreement.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning provided in Section 12.03(b).

“Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate) or the equivalent of the foregoing in any foreign jurisdiction.

“Consolidated Current Assets” shall mean, at any time, the consolidated current assets of the Borrower and its Subsidiaries at such time (other than current deferred tax assets).

“Consolidated EBITDA” shall mean, as of any date for the applicable period ending on such date with respect to the Borrower and its Subsidiaries on a consolidated basis, and without duplication:

(a) Consolidated Net Income; plus

(b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted (and not added back) (or, in the case of amounts pursuant to clause (i) below, not already included in Consolidated Net Income) for, without duplication,

(i) Consolidated Interest Expense (and to the extent not included in interest expense, (x) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Equity or Disqualified Equity Interests and (y) costs of surety bonds in connection with financing activities) for such period,

(ii) provision for Taxes based on income, profits or capital of the Borrower and its Subsidiaries, including federal, state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period including (A) penalties and interest related to such taxes or arising from any tax examinations and (B) in respect of repatriated funds,

(iii) depreciation and amortization expense and impairment charges (including amortization of intangible assets (including goodwill), deferred financing fees or costs), Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits),

(iv) (x) net unusual, extraordinary or nonrecurring charges, expenses or losses (including accruals and payments for amounts payable under executive employment agreements, severance costs, relocation costs, strategic review costs, store/office closure costs, legal settlement costs, retention or completion bonuses and losses realized on disposition of property outside of the ordinary course of business, and losses relating to activities constituting a business that is being terminated or discontinued) and (y) restructuring charges (including any unusual, extraordinary or nonrecurring operating expenses directly attributable to the implementation of any cost savings initiatives), accruals or reserves and business optimization expense, costs associated with strategic reviews, project start-up costs, transition costs, costs related to the opening, closure and/or consolidation of offices, facilities and stores (including the termination or discontinuance of activities constituting a business) (and proposals in connection therewith, whether or not successful), retention charges, contract termination costs, recruiting and signing bonuses and expenses, future lease commitments, systems establishment costs, conversion costs and excess pension charges and consulting fees and Pre-Opening Expenses; provided, that any such cash charges, expenses, losses, accruals or reserves added to Consolidated Net Income in the calculation of Consolidated EBITDA pursuant to this clause (iv) shall not exceed 7.5% of Consolidated EBITDA (calculated prior to giving effect to the addbacks made pursuant to this clause (iv)),

(v) other non-cash charges, expenses or losses (excluding any such non-cash charge, expense or loss to the extent that it represents an accrual of or reserve for cash expenses in any future period, an amortization of a prepaid cash expense that was paid in a prior period, or write-off or write-down or reserves with respect to Consolidated Current Assets) (including (A) any non-cash increase in expenses resulting from the revaluation of Inventory (including any impact of changes to Inventory valuation policy methods including changes in capitalization and variances), (B) losses recognized in respect of post-retirement benefits as a result of the application of FASB ASC 715, (C) losses on minority interests owned by any Person, (D) all losses from Investments recorded using the equity method, (E) the non-cash impact of accounting changes or restatements, (F) non-cash fair value adjustments in Investments, (G) the non-cash portion of rent expense and (H) any non-cash charges, expenses, losses, accruals or reserves described in clause (iv) above),

(vi) [reserved],

(vii) [reserved],

(viii) non-cash expenses resulting from any employee benefit or management compensation plan or the grant of stock and stock options or other Equity Interests to employees of Holdings, the Borrower or any Subsidiary pursuant to a written plan or agreement (including expenses arising from the grant of stock and stock options prior to the Closing Date) or the treatment of such options or other Equity Interests under variable plan accounting,

(ix) Transaction Costs,

(x) the amount of expenses relating to payments made to option holders or related equity holders of Holdings or any parent holding company in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted by this Agreement,

(xi) any costs or expenses incurred pursuant to any management equity plan or share or unit option plan or any other management or employee benefit plan or agreement or share or unit subscription or shareholder or similar agreement, to the extent such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or the Net Cash Proceeds of any issuance of Equity Interests (other than Disqualified Equity Interests) of Holdings or the Borrower (or any parent holding company thereof),

(xii) transaction fees and expenses incurred, or amortization thereof, in connection with, to the extent permitted hereunder, any Investment, any debt issuance, any issuance of Qualified Equity Interests, any acquisition, any disposition, any casualty event, or any amendments or waivers of the Credit Documents and Permitted Refinancings in connection therewith, in each case, whether or not consummated,

(xiii) proceeds from business interruption insurance (to the extent not reflected as revenue or income in Consolidated Net Income and to the extent that the related loss was deducted in the determination of Consolidated Net Income),

(xiv) charges, losses, lost profits, expenses or write-offs to the extent indemnified or insured by a third party, including expenses covered by indemnification provisions in connection with any acquisition permitted by the Credit Documents or any transaction permitted by the Credit Documents, in each case, to the extent that coverage has not been denied and so long as such amounts are actually reimbursed to the Borrower or any Subsidiary in cash within one year after the related amount is first added to Consolidated EBITDA pursuant to this clause (xiv) (and if not so reimbursed within one year, such amount shall be deducted from Consolidated EBITDA during the next measurement period),

(xv) cash receipts (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDA in any period to the extent non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to clause (c) below for any previous period and not added back,

(xvi) [reserved],

(xvii) [reserved], and

(xviii) net realized losses relating to mark-to-market of amounts denominated in foreign currencies resulting from the application of FASB ASC 830, minus

(c) an amount which, in the determination of Consolidated Net Income, has been included for,

(i) all non-recurring, extraordinary or unusual gains and non-cash income during such period (including income related to any purchase of Priming Facility Loans, Existing Term Loans or Term Loans by any Affiliated Lender),

(ii) other non-cash income or gains including (A) any non-cash increase in income resulting from the revaluation of Inventory (including any impact of changes to Inventory valuation policy methods including changes in capitalization and variances and the non-cash portion of rent expense), (B) gains recognized in respect of postretirement benefits as a result of the application of FASB ASC 715 or FASB 106, (C) gains on minority interests owned by any Person, (D) all gains from Investments recorded using the equity method, (E) the non-cash impact of accounting changes or restatements and (F) non-cash fair value adjustments in Investments but excluding (x) accrual of revenue in the ordinary course, (y) any such items in respect of which cash was received in a prior period or will be received in a future period (and, in the case of cash that was received in a prior period, such amounts previously reduced Consolidated Net Income in a prior period (and would not have been required to be added back pursuant to preceding clause (b) of this definition)) or (z) any such items which represent the reversal in such period of any accrual of, or reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required (and where such accrual or reserve previously reduced Consolidated Net Income in a prior period (and would not have been required to be added back pursuant to clause (b) of this definition)), all as determined on a consolidated basis,

(iii) the amount of cash received in such period in respect of any non-cash income or gain in a prior period (to the extent such non-cash income or gain previously increased Consolidated Net Income in a prior period (and would not have been required to be deducted pursuant to preceding clause (c)(ii) of this definition)),

(iv) any gains realized upon the disposition of property outside of the ordinary course of business or gains relating to activities constituting a business that is being terminated or discontinued; and

(v) all cash payments made during the respective period in respect of any amounts that previously were added under preceding clause (b) on basis that they were non-cash items, minus

(d) the amount of Dividends paid (i) to Holdings or any parent entity of Holdings for operating expenses or (ii) as fees to and indemnities to directors of Holdings or any parent entity of Holdings, or of the Borrower or its Subsidiaries, to the extent (x) such amount, if paid directly by the Borrower, would have reduced Consolidated Net Income (assuming such amount was paid by the Borrower) and would not otherwise have been required to be added back pursuant to preceding clause (b) of this definition or (y) such Dividend payment is paid by the Borrower in respect of an expense or other item that has resulted in, or will result in, a reduction of Consolidated EBITDA, as calculated pursuant to this definition).

Notwithstanding anything to the contrary, to the extent that such amounts were included in the determination of Consolidated Net Income, any calculation of Consolidated EBITDA shall exclude for any period, any income (loss) for such period attributable to the early extinguishment of (i) Indebtedness, or (ii) obligations under any Interest Rate Protection Agreement.

“Consolidated Indebtedness” means the sum of (without duplication) all Indebtedness (other than letters of credit or bank guarantees, to the extent undrawn) consisting of Capitalized Lease Obligations, Indebtedness for borrowed money and Disqualified Equity Interests of Holdings, the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” shall mean, for any period, the total interest expense of the Borrower and its Subsidiaries on a consolidated basis deducted in the determination of Consolidated Net Income of such Person for such period (and not added back), including, as applicable (A) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (C) non-cash interest payments, (D) the interest component of Capitalized Lease Obligations, (E) net payments, if any, made (less net amounts, if any, received) pursuant to Interest Rate Protection Agreements with respect to Indebtedness, (F) amortization or write-off of deferred financing fees, debt issuance costs, commissions, fees and expenses, including commitment, letter of credit and administrative fees and charges with respect to this Agreement and with respect to other Indebtedness permitted to be incurred hereunder and (G) any expensing of bridge, commitment and other financing fees, but excluding total interest expense associated with synthetic lease obligations) and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income or gains on such hedging obligations, and costs of surety bonds in connection with financing activities (whether amortized or immediately expensed).

“Consolidated Net Income” shall mean, as of any date for the applicable period ending on such date, with respect to the Borrower and its Subsidiaries on a consolidated basis, net income, determined in accordance with GAAP, but excluding, without duplication, (i) [reserved], (ii) any amounts attributable to Investments in any joint venture to the extent that such amounts have not been distributed in cash to the Borrower and its Subsidiaries during such applicable period; (iii)(x) any net unrealized gains and losses resulting from fair value accounting required by FASB ASC 815 and (y) any net unrealized gains and losses relating to mark-to-market of amounts denominated in foreign currencies resulting from the application of FASB ASC 830, in each case, to the extent included in Consolidated Net Income, (iv) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any Subsidiary (except to the extent required for any calculation of Consolidated EBITDA on a Pro Forma Basis), (v) net income of any Subsidiary (other than a Credit Party) for any period to the extent that, during such period, there exists any encumbrance or restriction on the ability of such Subsidiary to pay Dividends or make any other distributions in cash on the Equity Interests of such Subsidiary held by the Borrower and its Subsidiaries, except to the extent of cash actually distributed during such period to the Borrower or to a Subsidiary of the Borrower that is not itself subject to any such encumbrance or restriction, (vi) to the extent not already excluded or deducted as minority interest expense in accordance with GAAP, payments made in respect of minority interests of third parties in any Non-Wholly-Owned Subsidiary, non-Wholly-Owned Foreign Subsidiary or joint venture in such period, including pursuant to Dividends declared or paid on equity interests held by third parties in respect of such Non-Wholly-Owned Subsidiary, non-Wholly-Owned Foreign Subsidiary or joint venture, and (vii) the cumulative effect of a change in GAAP or the Borrower’s accounting policy. There shall be excluded from Consolidated Net Income for any period the accounting effects of adjustments to Inventory, property and equipment, software and other intangible assets and deferred revenue required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Subsidiaries), as a result of any acquisition consummated prior to the Closing Date, any Investment permitted hereunder or the amortization or write-off of any amounts thereof.

“Consolidated Total Assets” shall mean as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Control Agreement” shall mean a control agreement, in form and substance reasonably satisfactory to the Collateral Agent and the Required Lenders, executed and delivered by the Borrower or one of its Subsidiaries, the Collateral Agent and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account), subject to the terms of the Subordination Agreement.

“Copyright Security Agreement” shall have the meaning specified in the Security Agreement.

“Credit Documents” shall mean (i) this Agreement, the Guaranty, the Subordination Agreement, the Agent Fee Letter, any Intercompany Subordination Agreement, each Note and each Security Document and (ii) all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, the Administrative Agent, the Collateral Agent or any Lender in connection with the foregoing.

“Credit Party” shall mean Holdings, the Borrower and each Subsidiary Guarantor.

“Cure Amount” shall mean the Liquidity Cure Amount and/or the Leverage Cure Amount, as the context requires.

“Cure Right” shall mean the Liquidity Cure Right and/or the Leverage Cure Right, as the context requires.

“Default” shall mean any event, act or condition which solely with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Deposit Account” shall mean any deposit account (as that term is defined in the UCC).

“Designated Non-Cash Consideration” means the fair market value (as determined by the Borrower in good faith) of non-cash consideration received by the Borrower or any of its Subsidiaries in connection with a sale that is so designated as Designated Non-Cash Consideration pursuant to an officer’s certificate signed by an Authorized Officer, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to, such Designated Non-Cash Consideration.

“Disqualified Equity Interests” shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Term Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time of issuance; provided, that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings, the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Holdings, the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Lender” shall mean (i) those competitors of Holdings and its Subsidiaries and Affiliates of such competitors (other than any Affiliates that are banks, financial institutions, bona fide debt funds or investment vehicles that are engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course), in each case, that were specified in writing to the Administrative Agent on the Closing Date, as such list may be updated by written notice to the Administrative Agent from time to time and (ii) those certain banks, financial institutions and other entities that, in each case, were specified in writing to the Administrative Agent on the Closing Date; provided, that, to the extent the Borrower updates the list of Disqualified Lenders, the inclusion of any Person shall not retroactively apply to prior assignments or participations.

“Dividend” shall mean, with respect to any Person, that such Person has paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common Equity Interests of such Person) or cash to its stockholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired for a consideration any shares of any class of its capital stock or any of its other Equity Interests outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests) or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any other Equity Interests of such Person outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State or territory thereof or the District of Columbia.

“Dutch Auction Purchase Offer” shall have the meaning provided in Section 2.15(a).

“Early Opt-in Election” shall mean the occurrence of:

(a) (i) a determination by the Administrative Agent or the Borrower (as notified to the Administrative Agent) or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.10 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and

(b) (i) the election by the Administrative Agent or the Borrower or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders, by the Borrower to the Administrative Agent or by the Required Lenders of written notice of such election to the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Equity Proceeds” shall mean the Net Cash Proceeds received by Holdings after the Closing Date (and not to finance the Transactions) and no earlier than 45 days prior to the application pursuant to Section 9.07 from the sale or issuance (but not to any of its Subsidiaries) of any of its Qualified Equity Interests or from any capital contribution in respect of any of its Qualified Equity Interests, in each case to the extent such Net Cash Proceeds or capital contributions are actually received by the Borrower as cash common equity; provided, that any Cure Amount shall not constitute Eligible Equity Proceeds.

“Eligible Transferee” shall mean and include any Person that is eligible to become a Lender pursuant to Section 12.04 but in any event excluding (x) the Borrower, Holdings and their respective Subsidiaries and (y) any Disqualified Lender, other than with respect to assignments to Affiliated Lenders to the extent expressly provided for under Section 2.15.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings arising under any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, regulation and ordinance, and any legally binding code, guideline, policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety as such matters relate to Hazardous Materials or Hazardous Materials, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 5101 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (as it relates to Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equity Consideration” shall have the meaning assigned to such term in the Priming Facility Credit Agreement.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, Preferred Equity, any limited or general partnership interest and any limited liability company membership interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with Holdings or a Subsidiary of Holdings would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” shall mean any one or more of the following:

(a) any Reportable Event;

(b) the filing of a notice of intent to terminate any Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA; or the filing under Section 4041(a)(2) of ERISA of a notice of intent to terminate any Plan or the termination of any Plan under Section 4041(c) of ERISA;

(c) the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan;

(d) the failure to make a required contribution to any Plan that results in the imposition of a Lien or other encumbrance under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a Lien or encumbrance;

(e) the failure of any Plan to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Plan;

(f) a determination that any Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; or Holdings, any Subsidiary of Holdings or any ERISA Affiliate incurring any liability under Section 436 of the Code, or a violation of Section 436 of the Code with respect to a Plan;

(g) the failure to make any required contribution to a Multiemployer Plan;

(h) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Plan;

(i) the complete or partial withdrawal of Holdings, any Subsidiary of Holdings or any ERISA Affiliate from a Multiemployer Plan that results in a material liability to Holdings or any Subsidiary;

(j) the insolvency under Title IV of ERISA of any Multiemployer Plan that results in a material liability to Holdings or any Subsidiary;

(k) the receipt by Holdings, any Subsidiary of Holdings or any ERISA Affiliate, of any notice that a Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA; or

(l) Holdings, any Subsidiary of Holdings or any ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person) as in effect from time to time.

“Event of Default” shall have the meaning provided in Section 10.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Deposit Accounts” shall mean (i) Deposit Accounts and Securities Accounts established (or otherwise maintained) by Holdings or any of its Subsidiaries the balance of which consists exclusively of (A) withheld income taxes and federal, state or local employment taxes in such amounts as are required in the reasonable judgment of the Borrower to be paid to the Internal Revenue Service or state or local government agencies with respect to employees of any of the Credit Parties and (B) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of one or more Credit Parties, (ii) all segregated Deposit Accounts and Securities Accounts established (or otherwise maintained) by Holdings or any of its Subsidiaries constituting (and the balance of which consists solely of funds set aside in connection with) tax accounts, payroll (and other wage and benefit) accounts, trust or similar accounts, (iii) all zero balance accounts and (iv) all other Deposit Accounts established (or otherwise maintained) by Holdings or any of its Subsidiaries (excluding collection accounts and concentration accounts) that do not have cash balances at any time exceeding $250,000 for any individual Deposit Account and $250,000 in the aggregate for all such Deposit Accounts.

“Excluded Liquidity Cash Amount” means, as of any date of determination, an amount (not less than zero) equal to:

(a) (x) as of such date, Post-Closing Refunds received by the Credit Parties up to $30,000,000 less (y) the aggregate principal amount of Priming Facility Loans repaid as a PIK Increase Paydown or as a result of receipt of Additional Shared Tax Proceeds; provided, that such amount set forth in this clause (y) shall be reduced by an amount equal to two times the aggregate principal amount of Priming Facility Loans repaid from Additional Shared Tax Proceeds, plus

(b) cash proceeds from any, direct or indirect, incurrence of Indebtedness by, issuance of Equity Interests (including Preferred Equity or Disqualified Equity Interests or any capital contribution) from or other Investment in the Borrower or any of its Subsidiaries received at any time from any Person within the four (4) calendar weeks prior to such date (other than any Liquidity Cure Amount or Leverage Cure Amount).

“Excluded Subsidiary” shall mean (i) any Immaterial Subsidiary, (ii) any Subsidiary that is prohibited by law, rule, regulation or contractual obligation (including organizational documentation in the case of a joint venture) (as in effect on the Closing Date or, if later, that date of acquisition of such Subsidiary so long as not created in contemplation thereof) from providing the Guaranty, for so long as such prohibition is in effect, or that would require governmental consent, approval, license or authorization to provide a guarantee (unless such consent, approval, license or authorization has been obtained) or (iii) any Subsidiary to the extent that the Borrower and the Required Lenders reasonably agree that the cost or other consequence of obtaining the Guaranty by such Subsidiary is excessive in relation to the value afforded thereby.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in the Term Loans (or any fees hereunder) pursuant to a law in effect on the date on which (i) such Recipient becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 2.13) or (ii) in the case of a Lender, such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.04, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.04(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Term Loan Agent” shall mean Wilmington Trust, as “Administrative Agent” and as “Collateral Agent”, each under and as defined in the Existing Term Loan Credit Agreement, and any successor or replacement agent under the Existing Term Loan Credit Agreement or any other Existing Term Loan Document.

“Existing Term Loan Amendment and Waiver” shall mean Amendment No. 2 to Term Loan Credit Agreement, Consent and Waiver, dated as of the date hereof, by and among Holdings, the Borrower, certain of its Subsidiaries, the lenders party thereto and the Existing Term Loan Agent.

“Existing Term Loan Credit Agreement” shall mean that certain Term Loan Credit Agreement, dated as of May 8, 2015, by and among Holdings, the Borrower, certain of its Subsidiaries from time to time party thereto, the lenders party thereto from time to time and the Existing Term Loan Agent, as may be amended, restated, amended and restated, amended and extended, supplemented or modified from time to time, in each case, in accordance with the terms hereof and thereof and the Subordination Agreement. Any reference to the Existing Term Loan Credit Agreement hereunder shall be deemed a reference to any Existing Term Loan Credit Agreement then in existence.

“Existing Term Loan Documents” shall mean the “Credit Documents” as defined in the Existing Term Loan Credit Agreement, including any amendments, restatements, amendments and restatements, supplements, modifications, or replacements thereto to the extent permitted by the Subordination Agreement.

“Existing Term Loans” shall mean the “Term Loans” as defined in the Existing Term Loan Credit Agreement or any equivalent term used to describe loans made thereunder.

“Existing Term Loan Obligations” shall mean the “Obligations” (or any analogous term) as defined in the Existing Term Loan Credit Agreement or any equivalent term used to describe loans made thereunder.

“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the Borrower.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code.

“FCPA” shall mean The United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations (rounded upwards, if necessary to the next 1/100th of 1%) for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to or referred to in Sections 3.01.

“First Lien Net Leverage Ratio” means, on any date of determination, with respect to Holdings, the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) secured Consolidated Indebtedness (excluding Indebtedness secured only by the Collateral on a junior Lien basis to the Priming Facility Loans, and which is subject to the terms of an intercreditor or subordination arrangement in form and substance reasonably acceptable to the Priming Facility

Agent and the Borrower) of Holdings, the Borrower and its Subsidiaries on such date (less the Leverage Covenant Cash Netting Amount as of such date) to (b) Consolidated EBITDA of Holdings, the Borrower and its Subsidiaries for the four Fiscal Quarter period most recently ended for which financial statements have been (or were required to have been) delivered, determined on a Pro Forma Basis.

“Fiscal Month” shall mean each monthly period beginning on the day after the last day of the immediately preceding Fiscal Month and ending on the Saturday closest to the last day of each calendar month.

“Fiscal Quarter” shall mean each of the quarterly periods beginning on the day after the last day of the immediately preceding Fiscal Quarter and ending on the Saturday closest to April 30, July 31, October 31 and January 31.

“Fiscal Year” shall mean each fiscal year of Holdings and its Subsidiaries ending on the Saturday closest to January 31 in each calendar year.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by Holdings or any one or more of its Subsidiaries primarily for the benefit of employees of Holdings or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time; provided, that determinations in accordance with GAAP for purposes of Sections 2.14 and 9, including defined terms as used therein, and for all purposes of determining the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Interest Coverage Ratio, are subject (to the extent provided therein) to Section 12.07(a).

“Governmental Authority” shall mean the government of the United States, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” shall mean each of Holdings and each Subsidiary Guarantor.

“Guaranty” shall have the meaning provided in Section 5.08.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or Release of which is prohibited, limited or regulated by any Governmental Authority.

“Holdings” shall have the meaning provided in the introductory paragraph to this Agreement.

“Holdings Common Stock” shall mean the authorized shares of common stock of Holdings on the Closing Date, together with any subsequently authorized shares of common stock of Holdings.

“Immaterial Subsidiary” shall mean any Subsidiary of the Borrower (that, except for purposes of Section 10.01(e), is not a Guarantor) that the Borrower elects to treat as an Immaterial Subsidiary; provided, that a Subsidiary may be designated an Immaterial Subsidiary (and remain an Immaterial Subsidiary) only so long as such Subsidiary (a) does not, as of the last day of the Fiscal Quarter of the Borrower most recently ended, have assets with a value in excess of 2.5% of the total assets or revenues representing in excess of 2.5% of total revenues of Holdings, the Borrower and their Subsidiaries, in each case, on a consolidated basis as of such date, and (b) taken together with all Immaterial Subsidiaries as of the last day of the Fiscal Quarter of the Borrower most recently ended, does not have assets with a value in excess of 5.0% of total assets or revenues representing in excess of 5.0% of total revenues of Holdings, the Borrower and their Subsidiaries, in each case, on a consolidated basis as of such date. Each Immaterial Subsidiary as of the Closing Date is set forth in Schedule 1.01(b).

“Incremental Amendment” shall have the meaning provided in Section 2.14(a).

“Incremental Term Loans” shall have the meaning provided in Section 2.14(a).

“Indebtedness” shall mean, as to any Person, if and to the extent (other than with respect to clause (c)) the same would constitute indebtedness or a liability in accordance with GAAP, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (c) all indebtedness of the types described in clause (a), (b), (d), (e), (f), (g) or (h) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the lesser of the amount secured and the Fair Market Value of the property to which such Lien relates), (d) all Capitalized Lease Obligations of such Person, (e) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take or pay and similar obligations, (f) all Contingent Obligations of such Person in respect of Indebtedness of others of the kinds referred to in clauses (a) through (e) above and clauses (g) and (h) below, (g) all net payments under any Interest Rate Protection Agreement or any Other Hedging Agreement that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined and (h) for purposes of Section 9.04 hereof, Disqualified Equity Interests and, solely with respect to Subsidiaries that are not Guarantors, Preferred Equity. Notwithstanding the foregoing, Indebtedness shall not include (A) trade and other ordinary course payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue, (C) purchase price holdbacks in respect of assets pending the satisfaction by the seller of such assets of unperformed obligations, (D) accrued expenses and deferred tax and other credits incurred by any Person in the ordinary course of business of such Person or (E) in the case of the Borrower and its Subsidiaries, (I) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extension of terms) and made in the ordinary course of business and (II) intercompany liabilities in connection with the cash management, tax and accounting operations of the Borrower and its Subsidiaries).

“Indemnified Liabilities” shall have the meaning provided in Section 12.01(a)(ii).

“Indemnified Person” shall have the meaning provided in Section 12.01(a).

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing; provided, however, that such firm or consultant shall not be an Affiliate of Holdings and shall be reasonably acceptable to the Required Lenders.

“Initial Budget” shall have the meaning provided in Section 5.18.

“Initial Maturity Date” shall mean November 8, 2024.

“Initial Term Loan Commitment” shall mean, for each Initial Term Loan Lender, the amount set forth opposite such Initial Term Loan Lender’s name in Schedule 1.01(a) directly below the column entitled “Initial Term Loan Commitment”.

“Initial Term Loan Lender” shall mean each financial institution listed on Schedule 1.01(a) directly below the column entitled “Initial Term Loan Commitment”.

“Initial Term Loans” shall have the meaning provided in Section 2.01.

“Intercompany Loans” shall have the meaning provided in Section 9.05(h).

“Intercompany Note” shall mean any promissory note evidencing Intercompany Loans.

“Intercompany Subordination Agreement” shall have the meaning provided in Section 9.05(h).

“Interest Coverage Ratio” means, with respect to any Person for any period, the ratio of Consolidated EBITDA of such Person for such period, determined on a Pro Forma Basis, to the Consolidated Interest Expense of such Person for such period.

“Interest Determination Date” shall mean, with respect to any LIBOR Loan, the second Business Day prior to the commencement of any Interest Period relating to such LIBOR Loan.

“Interest Period” shall have the meaning provided in Section 2.09.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Inventory” shall mean inventory (as such term is defined in Article 9 of the UCC).

“Investments” shall have the meaning provided in Section 9.05.

“IRS” shall mean the United States Internal Revenue Service.

“Junior Financing” shall mean, collectively, Permitted Unsecured Ratio Debt (and any Permitted Refinancing in respect of any of the foregoing or any such Permitted Refinancing), and any other Indebtedness for borrowed money that is unsecured or contractually subordinated or secured on a junior basis to the Obligations. Notwithstanding the foregoing, the following shall not be considered to be “Junior Financing”: (i) any Indebtedness of a Subsidiary that is not a Credit Party; and (ii) Indebtedness incurred pursuant to any of Sections 9.04(c), 9.04(d), 9.04(e), 9.04(k) and 9.04(u).

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Term Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Term Loan, in each case as extended in accordance with this Agreement from time to time.

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee, sublessee or licensee in, to and under leases, subleases or licenses of land, improvements and/or fixtures.

“Legal Requirements” shall mean, as to any person, the organizational documents of such person, and any treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit requirement, judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction or determination of an arbitrator or a court or other Governmental Authority, and the interpretation or administration thereof, in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject, in each case whether or not having the force of law.

“Lender” shall mean each financial institution listed on Schedule 1.01(a), as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.13, 2.14 or 12.04(b), in each case, (other than with respect to Section 11.06 or 12.01) for so long as such Person holds Term Loans or Commitments hereunder.

“Lender Affiliate” shall mean (a) any Affiliate of any Lender, (b) any person that is administered or managed by any Lender or any Affiliate of any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

“Lender Default” shall mean (a) the wrongful refusal (which has not been retracted) or the failure of a Lender to make available its portion of any Borrowing that is required to be funded hereunder, (b) a Lender having notified in writing to the Borrower and/or the Administrative Agent that such Lender does not intend to comply with its obligations under Section 2.01, 2.04 or 2.14 to the extent such Lender has agreed to make Incremental Term Loans thereunder or has made a public statement to that effect, (c) a Lender having failed, within three Business Days after written request by the Administrative Agent or the Borrower to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender Default shall cease to exist upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) a Lender or any parent company of such having become the subject of a bankruptcy or insolvency proceeding, or having a receiver, conservator, trustee, custodian, administrator, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or having taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (e) such Lender becomes subject the subject of a Bail-In Action.

“Leverage Covenant Cash Netting Amount” means, as of any date, the Available Cash Netting Amount not to exceed an amount equal to the aggregate principal amount of ABL Loans outstanding as of such date plus $25,000,000.

“Leverage Cure Amount” shall have the meaning assigned to such term in Section 10.04.

“Leverage Cure Right” shall have the meaning assigned to such term in Section 10.04.

“LIBO Rate” shall mean, with respect to any Borrowing of LIBOR Loans for any Interest Period, the higher of:

(i) (a) the rate per annum equal to the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on the applicable Bloomberg screen page (or any successor to such service, or such other commercially available source which displays the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period, divided by (b) 1 minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), and

(ii) 1.00% per annum.

“LIBOR Loan” shall mean each Term Loan designated as such by the Borrower at the time of the incurrence thereof or conversion thereto bearing interest at a rate determined by reference to the LIBO Rate.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other) or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capitalized Lease Obligations having substantially the same economic effect as any of the foregoing).

“Liquidity” means, as of any date of determination, the sum of the Available Liquidity Cash Amount plus “Availability” under and as defined in the ABL Credit Agreement (on the date hereof). Unless the context otherwise requires, Liquidity shall be a reference to the Liquidity of the Credit Parties.

“Liquidity Cure Amount” shall have the meaning assigned to such term in Section 10.05.

“Liquidity Cure Right” shall have the meaning assigned to such term in Section 10.05.

“Majority Lenders” of any Class at any time shall mean those Non-Defaulting Lenders who would constitute the Required Lenders (calculated in accordance with such definition) at such time, but for this purpose determined as if only the respective Class of Term Loans were outstanding hereunder.

“Margin Stock” shall have the meaning provided in Regulation U.

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the New York Stock Exchange or other market on which the common stock of Holdings is listed for trading or trades (or for purposes of determining the VWAP per share of such common stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day), of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the common stock of Holdings or in any options contracts or futures contracts relating to such common stock.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, operations, property, assets, liabilities or financial condition of Holdings, the Borrower and their respective Subsidiaries taken as a whole or (b) a material adverse effect (i) on the rights or remedies of the Lenders, the Administrative Agent or the Collateral Agent under the Credit Documents or (ii) on the ability of the Credit Parties (taken as a whole) to perform their obligations to the Lenders, the Administrative Agent or the Collateral Agent under the Credit Documents, in each case, other than as a direct result of the impact of the COVID-19 pandemic.

“Maturity Date” shall mean, (i) with respect to the Initial Term Loans, the Initial Maturity Date, and (ii) with respect to Incremental Term Loans, the final maturity date thereof as specified in the applicable Incremental Amendment; provided, that if any such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately succeeding such day.

“Maximum Incremental Facilities Amount” shall mean, at any date of determination, the sum of (i) to the extent that the Post-Closing Refunds received by the Company prior to the PIK Increase Date total less than $25,000,000, an amount equal to the difference between (1) $25,000,000 plus the amount of legal costs and expenses incurred in connection therewith and (2) the actual amount of Post-Closing Refunds received by the Company prior to the PIK Increase Date, solely for the purpose of making the PIK Increase Paydown and paying reasonable legal costs and expenses incurred in connection therewith and the proceeds therefrom are used solely therefor, (ii) the amount of any Term Loans incurred in connection with any Cure Right in accordance with Section 10.04 or 10.05, with any Cure Right (as defined in the Priming Facility Credit Agreement) in accordance with Section 10.04 or 10.05 of the Priming Facility Credit Agreement or with any Cure Right (as defined in the ABL Credit Agreement) in accordance with Section 11.04 of the ABL Credit Agreement, (iii) (x) $8,625,000 minus (y) the sum of the aggregate principal amount of Incremental Term Loans made pursuant to this clause (iii) after the Closing Date and prior to such date minus (z) the sum of the aggregate principal amount of secured Indebtedness of Holdings and its Subsidiaries incurred pursuant to Section 9.04(t) after the Closing Date and prior to such date, plus (iv) the maximum amount such that, after giving effect to the incurrence of such amount, the Secured Net Leverage Ratio shall not exceed 4.00:1.00 (x) determined on a Pro Forma Basis as of the last day of the Calculation Period most recently ended prior to the date of the incurrence of the Incremental Term Loans, as if such Incremental Term Loans (and any other Indebtedness incurred or to be incurred after the last day of such Calculation Period and on or prior to the date of determination) had been incurred on the first day of such Calculation Period and (y) without netting the cash proceeds of any Incremental Term Loans in calculating such ratio

“Maximum Rate” shall have the meaning provided in Section 12.20.

“Minimum Borrowing Amount” shall mean $1,000,000 or, if less, the amount of any Incremental Term Loan made in reliance on clause (i) or clause (ii) of the definition of Maximum Incremental Facilities Amount.

“Minimum Liquidity Amount” shall mean (I) prior to the Trigger Payment, (x) from any time that more than 50% of the stores of Holdings and its Subsidiaries are required or recommended to be closed, and are so closed, by governmental mandates due to COVID-19, COVID-20 or any similar pandemic, until two months after the date on which no more than 5% of the stores of Holdings and its Subsidiaries are closed (excluding any stores that have been permanently closed) (such period, the “Temporary Store Closure Period”), $8,500,000 and (y) at all other times, $12,750,000 and (II) following the Trigger Payment, $21,250,000.

“Monthly Financial Statements” shall mean the unaudited consolidated statement of income of Holdings and its Subsidiaries for the Fiscal Month ended August 29, 2020.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor to its rating agency business.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt, debenture or similar security instrument in form and substance reasonably satisfactory to the Collateral Agent and the Required Lenders.

“Mortgage Policy” shall mean an ALTA Lender’s title insurance policy (Form 2006) or other form reasonably satisfactory in form and substance to the Required Lenders.

“Mortgaged Property” shall mean any Real Property owned by the Borrower or any of its Subsidiaries which is encumbered (or required to be encumbered) by a Mortgage pursuant to the terms of this Agreement.

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA and is contributed to by (or to which there is an obligation to contribute of) Holdings or a Subsidiary of Holdings or an ERISA Affiliate, or to which Holdings, a Subsidiary of Holdings or an ERISA Affiliate has any liability, contingent or otherwise.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Cash Proceeds” shall mean, with respect to any event, the gross cash proceeds received from such event, net of transaction costs (including, as applicable, any Taxes (including distributions permitted under Section 9.03(d)), any underwriting, brokerage or other customary commissions and reasonable legal, advisory and other fees and expenses associated therewith) incurred in connection with such event.

“Net Insurance Proceeds” shall mean, with respect to any Recovery Event, the cash proceeds received by the respective Person in connection with such Recovery Event, net of (a) costs and taxes incurred in connection with such Recovery Event and (b) required payments of Indebtedness secured by the assets subject to such Recovery Event (other than Indebtedness secured by such assets on a junior or pari passu basis relative to the Obligations).

“Net Sale Proceeds” shall mean for any sale or other disposition of assets, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale or other disposition of assets, net of (a) transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, reasonable legal, advisory and other fees and expenses (including title and recording expenses), associated therewith and sales, VAT and transfer taxes arising therefrom), (b) payments of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 90 days after, the date of such sale or other disposition, (c) the amount of such gross cash proceeds required to be used and actually used within 90 days following such sale or disposition to permanently repay any Indebtedness (other than Indebtedness secured by the assets disposed of on a junior or pari passu basis relative to the Obligations) which is secured by the respective assets which were sold or otherwise disposed of, and (d) the estimated income taxes payable in respect of such sale or other disposition including any distributions permitted under Section 9.03(d); provided, however, that such gross proceeds shall not include any portion of such gross cash proceeds which the Borrower determines in good faith should be reserved for post-closing adjustments or indemnities (to the extent the Borrower delivers to the Administrative Agent a certificate signed by an Authorized Officer as to such determination), it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than eighteen months following the date of the respective asset sale), the amount (if any) by which the reserved amount in respect of such sale or disposition exceeds the actual post-closing adjustments payable by Holdings or any of its Subsidiaries shall constitute Net Sale Proceeds on such date received by Holdings and/or any of its Subsidiaries from such sale or other disposition.

“Non-Defaulting Lender” shall mean and include each Lender, other than a Defaulting Lender.

“Non-Wholly-Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.

“Note” shall have the meaning provided in Section 2.05(a).

“Notice of Borrowing” shall have the meaning provided in Section 2.03.

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.

“Notice Office” shall mean the office of the Administrative Agent located at 50 South Sixth Street, Suite 1290, Minneapolis, MN 55402, or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document, including, without limitation, all amounts in respect of any principal, interest (including any interest accruing following maturity of the Term Loans and interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in this Agreement, whether or not such interest is an allowed claim (or allowable) under any such proceeding or under applicable state, federal or foreign law), penalties, fees (including all legal fees and disbursements required to be paid by the Borrower and its Subsidiaries hereunder), expenses, indemnifications, reimbursements and other liabilities, and guarantees of the foregoing amounts.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or enforced any Credit Document).

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements (including commodity futures or forward purchase contracts), or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.13).

“Participant” shall have the meaning provided in Section 12.04(a).

“Participant Register” shall have the meaning provided in Section 12.04(a).

“Patent Security Agreement” shall have the meaning specified in the Security Agreement.

“Patriot Act” shall have the meaning provided in Section 12.18.

“Payment Account” shall mean the Administrative Agent’s account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Audit Opinion Qualifications” shall mean (i) with respect to the Fiscal Year of Holdings ending January 29, 2022, a qualification or exception that relates solely to any potential inability to satisfy the covenant set forth in Section 9.10 hereof on a future date or in a future period, and (ii) with respect to the Fiscal Year of Holdings ending January 28, 2023 and thereafter, none.

“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, easements, zoning restrictions, right-of-way restrictions and other similar encumbrances permitted under Section 9.01(h), and such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto.

“Permitted Liens” shall have the meaning provided in Section 9.01.

“Permitted Refinancing” shall mean, with respect to any Person, any modification, refinancing, replacement, refunding, renewal or extension of any Indebtedness of such Person; provided, that (a) the aggregate principal amount (or accreted value, if applicable) of the Indebtedness incurred pursuant to such modification, refinancing, replacement, refunding, renewal or extension does not exceed the aggregate principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, replaced, refunded, renewed or extended except by an amount equal to unpaid accrued interest, fees, expenses and premium thereon and any make-whole payments applicable thereto and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, replacement, refunding, renewal or extension has a final stated maturity date equal to or later than the final stated maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended (excluding the effects of nominal amortization in the amount of no greater than one percent per annum and prepayments of Indebtedness), (c) at the time thereof, no Event of Default shall have occurred and be continuing, (d) such modification, refinancing, replacement, refunding, renewal or extension does not add guarantors, change obligors or provide for security different from that which applied to the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, (e) to the extent such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such Indebtedness incurred pursuant to such modification, refinancing, replacement, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, and (f) to the extent such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is secured by Liens that are subordinated to the Liens securing the Obligations, such Indebtedness incurred pursuant to such modification, refinancing, replacement, refunding, renewal or extension is unsecured or secured by Liens that are subordinated to the Liens securing the Obligations on terms at least as favorable to the Lenders as those contained in the documentation (including any intercreditor or similar agreements) governing the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended; provided, that a certificate of an officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirements of this clause (f) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent (acting at the direction of the Required Lenders) notifies the Borrower within five Business Days following receipt of such certificate that the Required Lenders disagree with such determination (including a reasonable description of the basis upon which they disagree). “Permitted Refinancing” of ABL Obligations shall be deemed to include the full amount of Indebtedness that may be incurred pursuant to Section 9.04(j)(x) regardless of the amount of outstanding principal in respect of the ABL Obligations at the time of such refinancing thereof, in each case, so long as the Indebtedness of the Credit Parties under the ABL Loan Documents and any Permitted Refinancing Indebtedness incurred in the respect thereof does not exceed at any time outstanding the aggregate limitations provided in Section 9.04(j)(x) and such Permitted Refinancing is a customary asset-based revolving facility on terms not more restrictive (including eligibility criteria and advance rates) to the Borrower than the ABL Obligations on the Closing Date, taken as a whole, as certified to the Administrative Agent (and the Lenders) by a Responsible Officer of the Borrower in connection with such Permitted Refinancing.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness implemented pursuant to, and in accordance with the requirements of, a Permitted Refinancing.

“Permitted Unsecured Ratio Debt” shall mean unsecured Indebtedness of the Borrower, so long as (a) such Indebtedness is unsecured Indebtedness or Subordinated Indebtedness, (b) such Indebtedness does not mature prior to the date that is 91 days after the Latest Maturity Date at the time such Indebtedness is incurred and the Weighted Average Life to Maturity of such Indebtedness is no shorter than the remaining Weighted Average Life to Maturity applicable to the then outstanding Term Loans, (c) immediately after giving effect thereto and to the use of the proceeds thereof, (i) no Event of Default shall exist or result therefrom and (ii) on a Pro Forma Basis after giving effect to the occurrence of such Indebtedness, the Interest Coverage Ratio shall equal or exceed 1.70:1.00 as of the last day of the most recently ended Calculation Period prior to the incurrence of such Indebtedness, (d) such Indebtedness is not guaranteed by any Person other than the Credit Parties, and (e) such Indebtedness does not have covenants more restrictive to the Credit Parties than those set forth herein.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.

“PIK Increase Date” shall have the meaning provided in the Priming Facility Credit Agreement.

“PIK Increase Paydown” shall have the meaning provided in the Priming Facility Credit Agreement.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA which is maintained or contributed to by (or to which there is an obligation to contribute of) Holdings or a Subsidiary of Holdings or an ERISA Affiliate, or to which Holdings, a subsidiary of Holdings or an ERISA Affiliate has any liability, contingent or otherwise, and is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, other than a Multiemployer Plan.

“Platform” shall have the meaning provided in Section 12.03(c).

“Post-Closing Refunds” shall mean the proceeds of refunds of federal or state income taxes received by the Credit Parties following the Closing Date on account of the carryback by the Credit Parties of any tax attributes from the 2020 taxable year pursuant to the Coronavirus Aid, Relief, and Economic Security (CARES) Act.

“Pre-Opening Expenses” shall mean, with respect to any fiscal period, the amount of expenses (other than interest expense) incurred with respect to stores which are classified as “pre-opening expenses” or “store-opening costs” (or any similar or equivalent caption) in the applicable financial statements of Holdings and its Subsidiaries for such period, prepared in accordance with GAAP.

“Preferred Equity” shall mean, as to any Person, Equity Interests of such Person (other than common Equity Interests of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Equity Interests of any other class of such Person, and shall include any Qualified Preferred Stock.

“Prime Rate” shall mean, for any day, the prime rate published in The Wall Street Journal for such day; provided, that if The Wall Street Journal ceases to publish for any reason such rate of interest, “Prime Rate” shall mean the prime lending rate as set forth on the Bloomberg page PRIMBB Index (or successor page) for such day (or such other service as determined by the Administrative Agent from time to time for purposes of providing quotations of prime lending interest rates).

“Priming Facility Agent” shall mean Wilmington Trust, National Association, as “Administrative Agent” and as “Collateral Agent”, each under and as defined in the Priming Facility Credit Agreement, and any successor or replacement agent under the Priming Facility Credit Agreement.

“Priming Facility Credit Agreement” shall means that certain Priming Term Loan Credit Agreement, dated as of the date hereof, by and among the Borrower, Holdings, the Priming Facility Agent, and the lenders party thereto, as may be amended, restated, amended and restated, amended and extended, supplemented or modified from time to time, in each case, in accordance with the terms hereof and thereof and the Subordination Agreement. Any reference to the Priming Facility Credit Agreement hereunder shall be deemed a reference to any Priming Facility Credit Agreement then in existence.

“Priming Facility Loan Documents” shall mean the “Credit Documents” (or any analogous term) as defined in the Priming Facility Credit Agreement, including any amendments, restatements, amendments and restatements, supplements, modifications, or replacements thereto to the extent permitted pursuant to the terms hereof and the Subordination Agreement.

“Priming Facility Loans” shall mean the “Term Loans” (or any analogous term) as defined in the Priming Facility Credit Agreement or any equivalent term used to describe loans made thereunder.

“Priming Facility Obligations” shall mean the “Obligations” (or any analogous term) as defined in the Priming Facility Credit Agreement or any equivalent term used to describe loans made thereunder.

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial ratio or test, in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable period of measurement for the applicable covenant or requirement: (a) income statement items (whether positive or negative) attributable to the property or Person, if any, subject to such Specified Transaction shall be (i) excluded (in the case of a disposition of all or substantially all Equity Interests in any Subsidiary or any division, product line or facility used for operations of the Borrower or any Subsidiary) and (ii) included (in the case of a purchase or other acquisition of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all or substantially all of the Equity Interests in a Person or non-maintenance capital expenditures expected to result in increased revenue upon completion), (b) any retirement of Indebtedness, (c) if and to the extent applicable hereunder, any incurrence or assumption of Indebtedness by the Borrower or any Subsidiary (and if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination), (d) any other Specified Transaction if consummated after the first day of the relevant Test Period or Calculation Period, as the case may be, and on or prior to the date of such Specified Transaction then being effected; provided, that (A) Pro Forma Basis, in respect of any Specified Transaction shall be calculated in a reasonable and factually supportable manner and certified by an Authorized Officer of the Borrower and (B) any such calculation shall be subject to the applicable limitations set forth in the definition of “Consolidated EBITDA”.

“Public Lender” shall have the meaning provided in Section 12.03(c).

“Purchase Offers” shall have the meaning provided in Section 2.15(a).

“Qualified Credit Party” shall mean the Borrower and each Subsidiary Guarantor.

“Qualified Equity Interests” shall mean any Equity Interests that are not Disqualified Equity Interests.

“Qualified Preferred Stock” of a Person shall mean any Preferred Equity of such Person that does not constitute Disqualified Equity Interests.

“Quarterly Financial Statements” shall mean the unaudited consolidated balance sheets and related statements of operations and cash flows of Holdings and its Subsidiaries for the Fiscal Quarter ended August 1, 2020.

“Quarterly Payment Date” shall mean the last Business Day of each April, July, October and January occurring after the Closing Date.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Recipient” shall mean (a) the Administrative Agent and (b) any Lender, as applicable.

“Recovery Event” shall mean the receipt by Holdings or any of its Subsidiaries of any cash insurance proceeds (other than business interruption insurance proceeds) or condemnation awards payable by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of Holdings or any of its Subsidiaries.

“Register” shall have the meaning provided in Section 12.15.

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof.

“Related Persons” shall have the meaning provided in Section 11.06.

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Relevant Reinvestment Period” shall mean, with respect to any Asset Sale or Recovery Event, the earlier of: (a)(x) 12 months following the receipt of the related Net Sale Proceeds or Net Insurance Proceeds, as the case may be or (y) if the Borrower or any of its Subsidiaries have contractually committed to reinvest such Net Sale Proceeds or Net Insurance Proceeds, as the case may be, within 12 months of the date of receipt thereof, 18 months following the receipt of such Net Sale Proceeds or Net Insurance Proceeds, as the case may be, and (b) the date upon which the Borrower or the relevant Subsidiary determines not to reinvest the related Net Sale Proceeds or Net Insurance Proceeds, as the case may be.

“Replaced Lender” shall have the meaning provided in Section 2.13.

“Replacement Lender” shall have the meaning provided in Section 2.13.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders (other than Affiliated Lenders) the sum of whose outstanding Term Loans at such time represents at least a majority of the sum of all outstanding Term Loans of Non-Defaulting Lenders that are not Affiliated Lenders at such time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Junior Payments” shall have the meaning provided in Section 9.07(a).

“Returns” shall have the meaning provided in Section 7.09.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc., or any successor to its rating agency business.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Creditors” shall mean collectively, the Administrative Agent, the Collateral Agent and the Lenders.

“Secured Net Leverage Ratio” means, on any date of determination, with respect to Holdings, the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) secured Consolidated Indebtedness of Holdings, the Borrower and its Subsidiaries on such date (less the Leverage Covenant Cash Netting Amount as of such date) to (b) Consolidated EBITDA of Holdings and its Subsidiaries for the four Fiscal Quarter period most recently ended for which financial statements have been (or are required to have been) delivered, determined on a Pro Forma Basis.

“Secured Obligations” shall mean all Obligations.

“Securities Account” shall mean a securities account (as that term is defined in the UCC).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” shall have the meaning provided in Section 5.11.

“Security Agreement Collateral” shall mean all “Collateral” as defined in the Security Agreement.

“Security Document” shall mean and include each of the Security Agreement, each Control Agreement, each Copyright Security Agreement, each Patent Security Agreement, each Trademark Security Agreement, each Mortgage, after the execution and delivery thereof, each Additional Security Document and any other related document, agreement or grant pursuant to which Holdings or any of its Subsidiaries grants, perfects or continues a security interest in favor of the Collateral Agent for the benefit of the Secured Creditors.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Specified Common Equity” means Qualified Equity Interests of Holdings, issued for cash at a purchase price no less than the Fair Market Value thereof (as determined based on the five (5) Trading Day VWAP thereof as of the date of determination, as certified in good faith by the Borrower to the Administrative Agent and the Lenders) in connection with the Leverage Cure Right or the Liquidity Cure Right.

“Specified Foreign Guarantor” shall mean any Foreign Subsidiary that is a Guarantor (x) which has not entered into (and remains subject to) security documentation granting Liens to secure the Obligations over substantially all of its assets and property governed by the laws of the local jurisdiction of organization of such Foreign Subsidiary or (y) the capital stock of which is not subject to security documentation granting Liens to secure the Obligations governed by the laws of the local jurisdiction of organization of such Foreign Subsidiary, in each case, in form and substance reasonably acceptable to the Administrative Agent and the Required Lenders.

“Specified Interest Payment Date” shall have the meaning provided in Section 2.08(e).

“Specified Transaction” shall mean (x) any incurrence or repayment of Indebtedness (excluding Indebtedness incurred for working capital purposes other than pursuant to this Agreement), any Investment that results in a Person becoming a Subsidiary of the Borrower, any disposition that results in a Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any disposition of a business unit, line of business or division of the Borrower or any Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise or any material restructuring of the Borrower or implementation of any initiative not in the ordinary course of business or (y) any non-maintenance capital expenditure expected to result in increased revenue upon completion.

“Sponsor” shall mean, collectively, TowerBrook Capital Partners L.P., its Affiliates (excluding portfolio companies) and investment funds managed by any of them.

“Sponsor Investment Shares” shall have the meaning provided in Section 8.18.

“Sponsor Investment Warrants” shall have the meaning provided in Section 8.18.

“Subordinated Indebtedness” shall mean, with respect to the Obligations, any Indebtedness of the Borrower or any Guarantor which is by its terms subordinated in right of payment to the Obligations (including, in the case of a Guarantor, Obligations of such Guarantor under its Guaranty).

“Subordination Agreement” shall mean that certain Subordination and Intercreditor Agreement, dated as of the date hereof, by and among the Credit Parties, the Priming Facility Agent, the ABL Agent, the Existing Term Loan Agent, the Administrative Agent and Collateral Agent, in the form of Exhibit L hereto and as may be amended, restated, amended and restated, amended and extended, supplemented or modified from time to time, in each case, in accordance with the terms hereof and thereof.

“Subsidiary” shall mean, as to any Person, (a) any corporation more than 50% of whose stock having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation is owned by such Person and/or one or more Subsidiaries of such Person or (b) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings. For the avoidance of doubt, the Borrower shall at all times constitute a Subsidiary of Holdings.

“Subsidiary Guarantor” shall mean each Subsidiary of the Borrower (other than any Excluded Subsidiary) that is or becomes a Credit Party pursuant to Section 8.12, whether existing on the Closing Date or established, created or acquired after the Closing Date, unless and until such time as the respective Subsidiary is released from all of its obligations under the Guaranty in accordance with the terms and provisions thereof.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Temporary Store Closure Period” shall have the meaning provided to such term in the definition of Minimum Liquidity Amount.

“Term Loans” shall mean the Initial Term Loans, Incremental Term Loans or any other term loans issued pursuant to the terms hereof.

“Test Period” shall mean each period of four consecutive Fiscal Quarters of the Borrower (calculated, for any period beginning prior to the Closing Date, as if the Transaction had occurred on the first day of such period) then last ended, in each case taken as one accounting period.

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Trademark Security Agreement” shall have the meaning provided in the Security Agreement.

“Trading Day” means a day on which the New York Stock Exchange is open for the transaction of business and on which there has not occurred a Market Disruption Event.

“Transaction Costs” shall mean, collectively, one-time costs, fees and expenses incurred in connection with the Transaction.

“Transaction Support Agreement” shall mean that certain Transaction Support Agreement, dated as of August 31, 2020, by and among the Borrower, Holdings and their direct and indirect subsidiaries, certain lenders under the Existing Term Loan Credit Agreement and the Sponsor (including all schedules, exhibits and other attachments thereto, and as may be amended from time to time in accordance therewith).

“Transactions” shall mean, collectively, (a) the execution and delivery by each Credit Party of the Credit Documents to which it is a party and the incurrence of Initial Term Loans on the Closing Date, (b) the execution and delivery by each Credit Party of the ABL Amendment and Waiver, (c) the execution and delivery of the Existing Term Loan Amendment and Waiver, (d) the execution and delivery of the Priming Facility Credit Agreement and (e) the payment of all Transaction Costs.

“Treasury Regulations” shall mean the United States federal income tax regulations promulgated under the Code.

“Trigger Payment” shall have the meaning provided in the Priming Facility Credit Agreement.

“Type” shall mean the type of Term Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a LIBOR Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant state or jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under such Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the Fair Market Value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“U.S. Person” shall mean any person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning provided in Section 4.04(f)(ii)(B)(iii).

“Variance Report” shall have the meaning assigned to such term in Section 8.17(a).

“VWAP” per share of common stock of Holdings on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by Holdings) page “JILL US <equity>” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one (1) share of such common stock on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Advisor retained by Holdings for such purpose).

“Warrant Agreement” shall have the meaning provided in Section 8.18.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness or Preferred Equity, as the case may be, at any date, the quotient obtained by dividing (a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Equity multiplied by the amount of such payment; by (b) the sum of all such payments.

“Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Foreign Subsidiary of such Person that is a Wholly-Owned Subsidiary.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (a) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (b) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of the Borrower with respect to the preceding clauses (a) and (b), directors’ qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).

“Wilmington Trust” shall have the meaning provided in the introductory paragraph to this Agreement.

“Withholding Agent” shall mean the Credit Parties and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yield Differential” shall have the meaning provided in Section 2.14(a).

1.02 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Credit Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.01 shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) unless the context otherwise requires, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, accounts, leasehold interests and contract rights, (v) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (vi) unless the context otherwise requires, any reference herein (A) to any Person shall be construed to include such Person’s successors and assigns and (B) to the

Borrower or any other Credit Party shall be construed to include the Borrower or such Credit Party as debtor and debtor-in-possession and any receiver or trustee for the Borrower or any other Credit Party, as the case may be, in any insolvency or liquidation proceeding and (vii) references to agreements (including this Agreement) or other contractual obligations shall, unless otherwise specified, be deemed to refer to such agreements or obligations as amended, supplemented, restated, amended and restated or otherwise modified from time to time.

(c) For purposes of determining compliance at any time with Sections 9.01, 9.02, 9.3, 9.04, 9.05, 9.06 or 9.07, as applicable, in the event that any Lien, disposition, Dividends, Indebtedness, Investments, Affiliate Transactions or Restricted Junior Payments, as applicable, meets the criteria of more than one basket or carveout under the applicable section at the time such Lien, disposition, Dividends, Indebtedness, Investment, Affiliate Transaction or Restricted Junior Payment was originally incurred or made, the Borrower, in its sole discretion, may classify or reclassify such transaction or item (or portion thereof) in any such baskets or carveouts under the applicable section. It is understood and agreed that any Indebtedness, Lien, Dividend, Restricted Junior Payment, Investment, disposition or Affiliate transaction, as applicable, need not be permitted solely by reference to one basket or carveout for permitted Liens, dispositions, Dividends, Indebtedness, Investments, Affiliate Transactions or Restricted Junior Payments under Sections 9.01, 9.02, 9.03, 9.04, 9.05, 9.06 or 9.07, respectively, but may instead be permitted in part under any combination thereof.

(d) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(f) Any provision of this Agreement that contains a requirement for the Borrower to be in compliance with the financial covenant in Section 9.11 on a date that is prior to the time that such financial covenant is otherwise applicable shall be deemed to require compliance with the levels applicable to such financial covenant for the fiscal quarter ending January 31, 2022.

(g) Any references to the number of shares of common stock of Holdings (including, but not limited to, in connection with the definitions and uses of “Additional Shares”, “Equity Consideration”, “Sponsor Investment Shares”, “Sponsor Investment Warrants” and “VWAP”) shall automatically be adjusted to reflect the effect of any applicable stock split, reverse stock split or similar corporate transaction.

1.03 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 2. Amount and Terms of Credit.

2.01 The Initial Term Loan Commitments. Subject to and upon the terms and conditions set forth herein, each Lender with an Initial Term Loan Commitment severally agrees to make a term loan (each, an “Initial Term Loan” and, collectively, the “Initial Term Loans”) to the Borrower, which Initial Term Loans (i) shall be incurred pursuant to a single drawing on the Closing Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or LIBOR Loans; provided, that except as otherwise specifically provided in Section 2.10(b), all Term Loans comprising the same Borrowing shall at all times be of the same Type and Class, and (iv) shall be made by each such Lender in an aggregate principal amount which does not exceed the Initial Term Loan Commitment of such Lender on the Closing Date. Once repaid, Term Loans incurred hereunder may not be reborrowed.

2.02 Minimum Amount of Each Borrowing; Maximum Number of Interest Periods. The aggregate principal amount of each Borrowing of Term Loans under a respective Class shall not be less than the Minimum Borrowing Amount. Notwithstanding anything to the contrary contained herein, at no time shall there be outstanding more seven (7) Borrowings of LIBOR Loans in the aggregate for all Classes of Term Loans.

2.03 Notice of Borrowing. When the Borrower desires to incur Term Loans hereunder, the Borrower shall give the Administrative Agent at the Notice Office (i) at least three Business Days’ prior notice thereof in the case of LIBOR Loans and (ii) at least one Business Day’s prior notice thereof in the case of Base Rate Loans; provided, that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 2:30 P.M. (New York City time) on such day. Such notice (the “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be in writing in the form of Exhibit A-1, appropriately completed to specify: (A) the aggregate principal amount of the Term Loans (and specifying the Class thereof) to be incurred pursuant to such Borrowing, (B) the date of such Borrowing (which shall be a Business Day), (C) whether the Term Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, LIBOR Loans and, if LIBOR Loans, the initial Interest Period to be applicable thereto and (D) in the case of a borrowing of Term Loans, the account of the Borrower to which the proceeds of such Term Loans are to be remitted. The Administrative Agent shall, promptly following its receipt of a Notice of Borrowing, give each Lender notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

2.04 Disbursement of Funds. No later than 2:30 P.M. (New York City time) on each Borrowing Date, each Lender will make available its pro rata portion (determined in accordance with Section 2.07) of each Borrowing requested to be made on such date. All such amounts will be made available in Dollars and in immediately available funds to the Payment Account, and the Administrative Agent will make available to the Borrower at such account as the Borrower may specify in writing prior to the Borrowing Date, the aggregate of the amounts so made available by the Lenders. Unless the Administrative Agent shall have been notified by any Lender prior to the Borrowing Date that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of the Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the Borrowing Date and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall repay such corresponding amount to the Administrative Agent within one Business Day. The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Effective Rate for the first three days and at the interest rate otherwise applicable to such Term Loans for each day thereafter and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Term Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Term Loans hereunder.

2.05 Notes. (a) The Borrower’s obligation to pay the principal of, and interest on, the Term Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 12.15 and shall, if requested by such Lender, also be evidenced by a promissory note duly executed and delivered by the Borrower to such Lender substantially in the form of Exhibit B, with blanks appropriately completed in conformity herewith (each, a “Note” and, collectively, the “Notes”).

(b) Each Lender will note on its internal records the amount of each Term Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Term Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Term Loans. The entries made in its internal records and any notes by a Lender pursuant to this paragraph (b) and by the Administrative Agent in the Register shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender to maintain such records or any error in such records by a Lender or by the Administrative Agent in the Register shall not in any manner affect the obligation of the Borrower to repay the Term Loans and pay interest thereon in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the Register maintained by the Administrative Agent and any Lender’s records, the Register of the Administrative Agent shall govern

(c) Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request, obtain, maintain or produce a Note evidencing its Term Loans to the Borrower shall affect, or in any manner impair, the obligations of the Borrower to repay the Term Loans (and all related

Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to any Credit Document. Any Lender which does not have a Note evidencing its outstanding Term Loans shall in no event be required to make the notations otherwise described in preceding clause (b). At any time when any Lender requests the delivery of a Note to evidence any of its Term Loans, the Borrower shall reasonably promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Term Loans.

2.06 Conversions/Continuations. The Borrower shall have the option to convert (or continue), on any Business Day, all (but not less than all) of the outstanding principal amount of Term Loans into a Borrowing of another Type of Term Loan (or to continue all (but not less than all) of any LIBOR Loan as a LIBOR Loan); provided, that except as otherwise provided in Section 2.10(b), LIBOR Loans may be converted into Base Rate Loans (or continued as LIBOR Loans with a new Interest Period) only on the last day of an Interest Period applicable to the Term Loans being converted (or continued), (b) unless the Required Lenders otherwise agree, Base Rate Loans may only be converted into LIBOR Loans if no Default or Event of Default has occurred and is continuing on the date of the conversion, and (c) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of LIBOR Loans than is permitted under Section 2.02. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 1:00 P.M. (New York City time) at least (i) in the case of conversions of Base Rate Loans into LIBOR Loans (or continuations of LIBOR Loans), three Business Days’ prior notice; provided, however, that if the Borrower wishes to request LIBOR Loans having an Interest Period of other than one, two, three or six months in duration as provided in the definition of “Interest Period,” (A) the applicable notice from the Borrower must be received by the Administrative Agent not later than 1:00 p.m. (New York City time) four (4) Business Days prior to the requested date of such conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to them and (B) not later than 1:00 p.m. (New York City time) three (3) Business Days before the requested date of such conversion or continuation, the Administrative Agent shall notify the Borrower whether or not the requested Interest Period is available to the Lenders and (ii) in the case of conversions of LIBOR Loans into Base Rate Loans, one Business Day’s prior notice (each, a “Notice of Conversion/Continuation”), in each case in the form of Exhibit A-2, appropriately completed to specify the Term Loans to be so converted (or continued), the Borrowing or Borrowings pursuant to which such Term Loans were incurred and, if to be converted into (or continued as) LIBOR Loans, the Interest Period to be applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Term Loans.

2.07 Pro Rata Borrowings. All Borrowings of Term Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their applicable Commitments. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Term Loans hereunder and that each Lender shall be obligated to make the Term Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Term Loans hereunder.

2.08 Interest. (a) Subject to Sections 2.08(c) and (d) below, Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a LIBOR Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Base Rate, each as in effect from time to time.

(b) Subject to Sections 2.08(c) and (d) below, Borrower agrees to pay interest in respect of the unpaid principal amount of each LIBOR Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such LIBOR Loan to a Base Rate Loan pursuant to Section 2.06, 2.09 or 2.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin as in effect from time to time during such Interest Period plus the LIBO Rate for such Interest Period.

(c) In lieu of cash payment, interest on the Term Loans payable on each Specified Interest Payment Date and pursuant to Section 2.08(d) shall be paid in-kind on such Specified Interest Payment Date by being capitalized and added to the aggregate principal amount of the Term Loans on such Specified Interest Payment Date. Upon payment of any interest in-kind pursuant to the prior sentence, such interest shall be deemed to be principal of the Term Loans, and shall accrue interest pursuant to the terms hereof, for all purposes hereunder.

(d) Overdue amounts of principal and interest on any Term Loan shall bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws), to the extent permitted by law, at a rate per annum equal to the rate which is 2% in excess of the rate then borne by such Term Loan, in the case of principal, and, in the case of interest, the rate then borne by the applicable Term Loan to which such interest relates. Interest that accrues under this Section 2.08(d) shall be payable on demand.

(e) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (x) quarterly in arrears on each Quarterly Payment Date, (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in respect of each LIBOR Loan, (x) in arrears on the last day of each Interest Period applicable thereto (and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period), (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand (each such interest payment date specified in clause (i)(x) (in respect of Base Rate Loans) or clause (ii)(x) (in respect of LIBOR Loans) being referred to herein as a “Specified Interest Payment Date”).

(f) Upon each Interest Determination Date for a LIBOR Rate Loan, the Administrative Agent shall determine the LIBO Rate for each Interest Period applicable to the respective LIBOR Loans and shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.09 Interest Periods. At the time the Borrower gives the Notice of Borrowing or any Notice of Conversion/Continuation in respect of the making of, continuation as or conversion into any LIBOR Loan, the Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such LIBOR Loan, which Interest Period shall, at the option of the Borrower, be (x) a one, two, three or six month period, (y) to the extent agreed to by all Lenders with Term Loans under the relevant Class, a twelve month period or (z) if agreed by the Administrative Agent in its discretion and each Lender with Term Loans under the relevant Class, such other period not to exceed one-month; provided, that (in each case):

(a) all LIBOR Loans comprising a Borrowing shall at all times have the same Interest Period;

(b) the initial Interest Period for any LIBOR Loan shall commence on the date of Borrowing of such LIBOR Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(c) if any Interest Period for a LIBOR Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(d) if any Interest Period for a LIBOR Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a LIBOR Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(e) unless the Required Lenders otherwise agree, no Interest Period may be selected (and therefore no LIBOR Loan may be continued and no Base Rate Loan may be converted into a LIBOR Loan) at any time when a Default or an Event of Default has occurred and is continuing; and

(f) no Interest Period in respect of any Borrowing of any Class of Term Loans shall be selected which extends beyond the Maturity Date for such Class of Term Loans.

If by 1:00 P.M. (New York City time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of LIBOR Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such LIBOR Loans as provided above, the Borrower shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

2.10 Increased Costs, Illegality, etc. (a) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

(i) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the London interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of “LIBO Rate”; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loan because of any change since the Closing Date (or the date such Lender became a Lender hereunder, if later) in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to: (1) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the LIBO Rate, or (2) any change subjecting any Recipient to any Taxes (except for Excluded Taxes and any Indemnified Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) at any time, that the making or continuance of any LIBOR Loan has been made (A) unlawful by any law or governmental rule, regulation or order, (B) impossible by compliance by any Lender in good faith with any request from a Governmental Authority (whether or not having force of law) or (C) impracticable as a result of a contingency, other than with respect to a tax matter not otherwise provided for in this Section 2.10, occurring after the Closing Date or since the date such Person becomes a Lender, if later, which materially and adversely affects the London interbank market generally;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice in writing to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall not be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or any Notice of Conversion/Continuation given by the Borrower with respect to LIBOR Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, and stating that such Lender is charging such costs to its borrowers generally pursuant to its internal policies, submitted to the Borrower by such Lender (with a copy to the Administrative Agent) shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as reasonably possible and, in any event, within the time period required by law.

(b) At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii), the Borrower may, and in the case of a LIBOR Loan affected by the circumstances described in Section 2.10(a)(iii), the Borrower shall, either (i) if the affected LIBOR Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent written notice on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(ii) or (iii) or (ii) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ written notice by the Borrower to the Administrative Agent, require the affected Lender to convert such LIBOR Loan into a Base Rate Loan; provided, that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).

(c) If any Lender determines that after the Closing Date (or the date such Lender became a Lender hereunder, if later) the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitment hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable; provided, that such Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower (with a copy to the Administrative Agent), which notice shall show in reasonable detail the basis for calculation of such additional amounts; provided, further, that, notwithstanding anything in this Agreement to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III shall, in each case, be deemed to be a change after the Closing Date in a requirement of law or government rule, regulation or order, regardless of the date enacted, adopted, issued or implemented (including for purposes of this Section 2.10).

(d) It is understood that this Section 2.10 shall not apply to Excluded Taxes or Indemnified Taxes.

(e) Effect of Benchmark Transition Event.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent, the Required Lenders and the Borrower may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement, provided that any such Benchmark Replacement shall be administratively feasible for the Administrative Agent (and the Lenders hereby (A) authorize and direct the Administrative Agent to execute and deliver any such amendment in which the Required Lenders are a signatory thereto and (B) acknowledge and agree that the Administrative Agent shall be entitled to all of the exculpations, protections and indemnifications provided for in this Agreement in favor of the Administrative Agent in executing and delivering any such amendment). In addition, the Administrative Agent shall not be bound to comply with, acknowledge or consent to any Benchmark Replacement or Benchmark Replacement Conforming Changes or any other amendment to this Agreement or any Credit Document that would affect its rights, duties, privileges, protections, obligations or liabilities, or in such Administrative Agent’s reasonable judgment, otherwise adversely affect it. No replacement of the LIBO Rate with a Benchmark Replacement pursuant to this Section 2.10(e) will occur prior to the applicable Benchmark Transition Start Date.

(ii) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent, the Required Lenders and the Borrower will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement, provided that any such Benchmark Replacement Conforming Changes shall be administratively feasible for the Administrative Agent. In addition, the Administrative Agent shall not be bound to comply with, acknowledge or consent to any Benchmark Replacement Conforming Changes or any other amendment to this Agreement or any Credit Document that would affect its rights, duties, privileges, protections, obligations or liabilities, or in such Administrative Agent’s reasonable judgment, otherwise adversely affect it.

(iii) Notices; Standards for Decisions and Determinations. The Required Lenders will promptly notify the Borrower, the Administrative Agent and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Lenders or the Administrative Agent pursuant to this Section 2.10(e), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.10(e). In the event that the LIBO Rate is unavailable and the Administrative Agent has not been notified in writing of a Benchmark Replacement by the Required Lenders and the Borrower in accordance with this Agreement within two Business Days prior to an applicable Interest Determination Date, the Administrative Agent shall use the LIBO Rate in effect for the immediately prior Interest Period until a Benchmark Replacement has become effective in accordance with this Agreement.

(iv) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice from the Required Lenders of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a LIBO Rate Borrowing of, conversion to or continuation of LIBOR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of Base Rate based upon the LIBO Rate will not be used in any determination of Base Rate.

2.11 Compensation. The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBOR Loans but excluding loss of anticipated profits) which such Lender may sustain: (a) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, LIBOR Loans does not occur on a date specified therefor in the Notice of Borrowing or in a Notice of Conversion/Continuation (whether or not withdrawn by the Borrower or deemed withdrawn or rescinded pursuant to Section 2.10(a)); (b) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 4.01, Section 4.02 or as a result of an acceleration of the Term Loans pursuant to Section 10) or conversion of any of its LIBOR Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (c) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (d) as a consequence of (i) any other default by the Borrower to repay LIBOR Loans when required by the terms of this Agreement or any Note held by such Lender or (ii) any election made pursuant to Section 2.10(b).

2.12 Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c) or Section 4.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Term Loans affected by such event or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if any; provided, that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10 and 4.04.

2.13 Replacement of Lenders. (a) If any Lender becomes a Defaulting Lender, (b) upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c) or Section 4.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders or which results in the Borrower being required to pay any Indemnified Taxes or additional amounts to any

Lender or any Governmental Authority for the account of such Lender pursuant to Section 4.04 or (c) in the case of a refusal by a Lender to consent to a proposed amendment, change, waiver, discharge or termination with respect to this Agreement which expressly requires the consent of such Lender and which has been approved by the Required Lenders as (and to the extent) provided in Section 12.12(a), the Borrower shall have the right, in accordance with Section 12.04(b), to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall (other than in the case of an existing Lender or Lender Affiliate) be reasonably acceptable to the Administrative Agent; provided, that:

(i) at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 12.04(b) (and with all fees payable pursuant to said Section 12.04(b) to be paid by the Borrower) pursuant to which the Replacement Lender shall acquire all of the outstanding Term Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of an amount equal to the principal of, and all accrued interest on, all outstanding Term Loans of the respective Replaced Lender;

(ii) the replacement may not be by an Affiliated Lender; and

(iii) all obligations of the Borrower then owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 2.11) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13 and satisfaction of the other conditions set forth in this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and is hereby authorized (which authorization is coupled with an interest) to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.13 and Section 12.04. Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (iii) immediately above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 12.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 4.04, 11.06, 12.01 and 12.06), which shall survive as to such Replaced Lender.

2.14 Incremental Credit Extensions. (a) The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more increases to the then-existing Term Loans or one or more additional Classes of Term Loans (the “Incremental Term Loans”); provided, that (i) unless the Person providing such Incremental Term Loans otherwise agrees, no Default or Event of Default shall have occurred at the time of the incurrence of such Incremental Term Loans and be continuing or result therefrom, (ii) no Lender shall be obligated to provide any Incremental Term Loans as a result of any such request by the Borrower, and until such time, if any, as such Lender has agreed in writing in its sole discretion to provide an Incremental Term Loan and executed and delivered to the Administrative Agent an Incremental Amendment as provided below in this Section 2.14, such Lender shall not be obligated to fund any Incremental Term Loans, (iii) each increase in then-existing Term Loans or additional Class of Incremental Term Loans shall be in an aggregate principal amount that is not less than $1,000,000 (or, if less, the amount of any Incremental Term Loan made in reliance on clause (i) or clause (ii) of the definition of Maximum Incremental Facilities Amount) (provided, that such amount may be less than $1,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence or the Administrative Agent otherwise consents) and (iv) the Borrower shall have delivered to the Administrative Agent and each Lender a certificate executed by an Authorized Officer of the Borrower, certifying, to the best of such officer’s knowledge, (x) compliance with the requirements of preceding clause (i), the provisos of the second succeeding sentence, and of Section 6, and (y) the “Maximum Incremental Facilities Amount”, including the ratio set forth therein, if applicable, at the time of incurrence (together with calculations thereof in reasonable detail). Notwithstanding anything to the contrary herein, in no event shall the aggregate amount of the Incremental Term Loans incurred at any time exceed the Maximum Incremental Facilities Amount as of such time. The Incremental Term Loans shall be secured by the Security Documents, and guaranteed under the Guaranty, on an equal and ratable basis with all other Obligations secured by the Security Documents and guaranteed under the Guaranty and shall be treated substantially the same as the existing Term Loans (in each case, including with respect to mandatory and voluntary prepayments); provided, however, that: (i) the interest rate applicable to a Class of Incremental Term Loans may differ from that applicable to the Initial Term Loans or any other Class of Incremental Term Loans, provided, however, if the “effective yield” applicable to a given Class of Incremental Term Loans (which, for such purposes only, shall be deemed to take account of any then applicable interest rate margin, interest rate benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over the shorter of (x) the life of such loans and (y) four years) payable to all Lenders providing such Class of Incremental Term Loans but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with all Lenders providing such Class of Incremental Term Loans) determined as of the initial funding date for such Class of Incremental Term Loans exceeds the “effective yield” of any Initial Term Loans or any other Class of Incremental Term Loans (unless the terms of such Class provide that such Class is not subject to this provision) (determined on the same basis as provided above, with the comparative determination to be made in the reasonable judgment of the Required Lenders consistent with generally accepted financial practice) by more than 0.50% (the amount of such excess over 0.50% being the “Yield Differential”), the Applicable Margin for such Initial Term Loans or such other Class of Incremental Term Loans subject to a Yield Differential shall automatically be increased by the Yield Differential (including, as provided in the following proviso, the LIBO Rate or Base Rate floor) effective upon the making of the applicable Incremental Term Loans; provided, that, in determining the interest rate margins applicable to the Incremental Term Loans and the Initial Term Loans or such other Class of Incremental Term Loans (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders under the Initial Term Loans or any other Class of Incremental Term Loans in the initial primary syndication thereof shall be included (with OID being equated to interest based on assumed four-year life to maturity) and (y) if the Incremental Term Loans include a LIBO Rate floor or Base Rate floor greater than the LIBO Rate floor or Base Rate floor applicable to the then-existing Initial Term Loans or any other then-existing Class of Incremental Term Loans, (I) such increased amount shall be equated to interest margin for purposes of determining whether an increase to the applicable interest margin under the then-existing Initial Term Loans or any other then-existing Class of Incremental Term Loans shall be required and (II) to the extent an increase in the LIBO Rate floor or Base Rate floor in the then-existing Initial Term Loans or any other then-existing Class of Incremental Term Loans would cause an increase in the interest rate then in effect thereunder, the LIBO Rate floor or Base Rate floor (but not the interest rate margin) applicable to the Initial Term Loans or any other then-existing Class of Incremental Term Loans shall be increased by such increased amount; (ii) [reserved]; (iii) the final stated maturity date for a given Class of Incremental Term Loans may be on or later (but not sooner) than, the Initial Maturity Date; (iv) the amortization requirements for a given Class of Incremental Term Loans may differ, so long as the Weighted Average Life to Maturity of such Incremental Term Loans is no shorter than the remaining Weighted Average Life to Maturity applicable to the then outstanding Term Loans (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Loans); (v) except as otherwise required or as permitted in clauses (i) through (iv) above, the other terms of a given Class of Incremental Term Loans shall be on terms and pursuant to documentation to be determined by the Borrower and the Lenders and/or Additional Lenders providing such Incremental Term Loans and shall, at all times prior to the Latest Maturity Date then in effect at the time of such incurrence, be substantially consistent with the terms of the Term Loans; provided, that such terms may differ if reasonably satisfactory to the Administrative Agent (at the direction of the Required Lenders); provided, further, that any such terms that are not substantially consistent with the then-existing Term Loans shall be no more favorable (taken as a whole) to the relevant Lenders under such Incremental Term Loans than those applicable to the then-existing Term Loans (taken as a whole) and (vi) the proceeds of Incremental Term Loans may be utilized by Holdings, the Borrower or any of their respective Subsidiaries as may be agreed by the Borrower and the Lenders providing the Incremental Term Loans, to the extent not otherwise prohibited by this Agreement. Notwithstanding the foregoing, Incremental Term Loans may have identical terms to any of the Term Loans and be treated as the same Class as any of such Term Loans.

(b) Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans. Incremental Term Loans may be made by any existing Lender (or any existing Lender Affiliate) or by any other Person (any such other Person being called an “Additional Lender”); provided, that the Administrative Agent (at the direction of the Required Lenders) shall have consented to such Additional Lender (such consent not to be unreasonably withheld or delayed) and such Additional Lender shall not be an Affiliated Lender. Commitments in respect of Incremental Term Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by Holdings, the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent, and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 5. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents (including, without limitation, any Mortgage modifications and related date-down endorsements to the Mortgage Policies) as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14. The occurrence of the effective date of any Incremental Amendment shall be subject to the satisfaction on such date of each of the conditions set forth in Section 6 (it being understood that all references to “the Borrowing Date” or similar language in such Section 6 shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as the parties thereto shall agree. No Lender shall be obligated to provide any Incremental Term Loans, unless it so agrees.

(c) This Section 2.14 shall supersede any provisions in Section 12.06 or 12.12 to the contrary.

2.15 Term Loan Repurchases. (a) Subject to the terms and conditions set forth or referred to below, each of Holdings, the Borrower and any of the Subsidiaries of Holdings or the Borrower (collectively, the “Affiliated Lenders” and each an “Affiliated Lender”) may from time to time, at its discretion, conduct modified Dutch auctions in order to purchase Term Loans (each, a “Dutch Auction Purchase Offer” or a “Purchase Offer”), each such Dutch Auction Purchase Offer to be managed exclusively by the Administrative Agent (to the extent agreed to by the Administrative Agent in writing in its sole discretion) or an investment bank of recognized standing selected by the Borrower following consultation with the Required Lenders (in such capacity, the “Auction Manager”), so long as the following conditions (to the extent applicable) are satisfied:

(i) each Dutch Auction Purchase Offer shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.15 and the Auction Procedures;

(ii) in the case of any Dutch Auction Purchase Offer, no Event of Default shall have occurred and be continuing on the date of the delivery of the applicable Auction Notice;

(iii) each Dutch Auction Purchase Offer shall be open and offered to all Lenders (or all Lenders of a particular Class) on a pro rata basis;

(iv) the maximum principal amount (calculated on the face amount thereof) of Term Loans that the Affiliated Lenders offer to purchase in any such Dutch Auction Purchase Offer shall be no less than $5,000,000 (unless another amount is agreed to by the Administrative Agent);

(v) the purchase of Term Loans pursuant to this Section 2.15 shall not be permitted to be funded with the proceeds of contemporaneous borrowings under the ABL Credit Agreement;

(vi) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans purchased by Holdings, the Borrower or any of their Subsidiaries pursuant to any Dutch Auction Purchase Offer shall automatically be cancelled and retired by Holdings, the Borrower or the respective Subsidiary, as applicable, on the settlement date of the relevant purchase (and may not be resold);

(vii) [reserved];

(viii) [reserved]; and

(ix) at the time of each purchase of Term Loans through a Dutch Auction Purchase Offer, the Borrower shall have delivered to the Auction Manager an officer’s certificate of an Authorized Officer certifying as to compliance with preceding clauses (v) through (vii) in each case to the extent applicable.

(b) The relevant Affiliated Lender must terminate any Purchase Offer if it fails to satisfy one or more of the conditions set forth above at the scheduled time of purchase of Term Loans pursuant to such Purchase Offer. Such Affiliated Lender shall have no liability to any Lender for any termination of such Purchase Offer as a result of its failure to satisfy one or more of the conditions set forth above at the scheduled time of consummation of such Purchase Offer, and any such termination shall not, in and of itself, result in any Default or Event of Default hereunder. With respect to all purchases of Term Loans made by Holdings, the Borrower or any of their Subsidiaries pursuant to this Section 2.15, (x) the applicable Affiliated Lender shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents or assignment documents relating to such Purchase Offer), if any, on the purchased Term Loans up to the settlement date of such purchase and (y) such purchases (and the payments made by such Affiliated Lender and any cancellation of the purchased Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments under Section 4.01 or Section 4.02 hereof.

(c) The Administrative Agent and the Lenders hereby consent to the Purchase Offers and the other transactions effected pursuant to and in accordance with the terms of this Section 2.15 (provided that no Lender shall have an obligation to participate in any such Purchase Offer). For the avoidance of doubt, it is understood and agreed that the provisions of Section 12.04 and Section 12.06 will not apply to the purchases of Term Loans pursuant to Purchase Offers made pursuant to and in accordance with the provisions of this Section 2.15 or any forgiveness or cancellation of Term Loans provided for in clause (b) above. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Section 11 and Section 12.02 to the same extent as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Purchase Offer.

(d) [Reserved].

(e) Subject to the terms and conditions set forth or referred to below, each of Holdings and its Subsidiaries (collectively, the “Borrower Purchasing Parties”) may from time to time purchase Term Loans on the open market (each, a “Borrower Party Purchase Offer”), so long as in each case the following conditions are satisfied:

(i) no Event of Default shall have occurred and be continuing on the date of such purchase or would result therefrom;

(ii) the purchase of Term Loans pursuant to this Section 2.15(e) shall not be permitted to be funded with the proceeds of contemporaneous borrowings under the ABL Credit Agreement; and

(iii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans purchased by Holdings, the Borrower or any of their Subsidiaries pursuant to such Borrower Party Purchase Offer shall automatically be cancelled and retired by Holdings, the Borrower or the respective Subsidiary, as applicable, on the settlement date of the relevant purchase (and may not be resold).

SECTION 3. Fees; Reductions of Commitment.

3.01 Fees. The Borrower agrees to pay to the Agents, for their own account, the fees set forth in the Agent Fee Letter at the times and in the amounts specified therein. All fees payable under the Agent Fee Letter shall be paid on the dates due, in Dollars and immediately available funds. Once paid, none of the fees payable under the Agent Fee Letter shall be refundable under any circumstances.

3.02 Mandatory Reduction of Commitments. The Initial Term Loan Commitment of each Lender shall terminate permanently in its entirety on the Closing Date (after giving effect to the incurrence of the Initial Term Loans on such date).

SECTION 4. Prepayments; Payments; Taxes.

4.01 Voluntary Prepayments. (a) The Borrower shall have the right to prepay any Class of the Term Loans on a pro rata basis, without premium or penalty (subject to Section 2.11), in whole or in part at any time and from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent prior to 2:30 P.M. (New York City time) at the Notice Office (A) at least one Business Day’s prior written notice of its intent to prepay Base Rate Loans and (B) at least three Business Days’ prior written notice of its intent to prepay LIBOR Loans, which notice (in each case) shall specify the amount of such prepayment, the date of prepayment (which shall be a Business Day) and the Types of Term Loans to be prepaid, and which notice the Administrative Agent shall, promptly transmit to each of the Lenders; (ii) each partial prepayment of a Class of Term Loans pursuant to this Section 4.01(a) shall be in an aggregate principal amount of at least $1,000,000 or a whole multiple of $100,000 in excess thereof (or such lesser amount as is acceptable to the Administrative Agent); provided, that if any partial prepayment of LIBOR Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of LIBOR Loans (and same shall automatically be converted into a Borrowing of Base Rate Loans) and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect; and (iii) each prepayment pursuant to this Section 4.01(a) in respect of any Class of Term Loans made pursuant to a Borrowing shall be applied pro rata among such Term Loans.

(b) In the event of refusal by a Lender to consent to proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 12.12(b), the Borrower shall have the right, upon five Business Days’ prior written notice by the Borrower to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), to repay all Term Loans of such Lender, together with accrued and unpaid interest, Fees and all other amounts then owing to such Lender (including all amounts, if any, owing pursuant to Section 2.11) and terminate all Commitments of such Lender in accordance with, and subject to the requirements of Section 12.12(b), so long as the consents, if any, required by Section 12.12(b) in connection with the repayment pursuant to this clause (b) shall have been obtained.

(c) [Reserved].

(d) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may, subject to Section 2.11, rescind any notice of prepayment pursuant to Section 4.01(a) or (b) if such prepayment would have resulted from a refinancing of all or any portion of the applicable Class, which refinancing shall not be consummated or shall otherwise be delayed.

4.02 Mandatory Repayments.

(a) [Reserved]

(b) Subject to the terms of the Subordination Agreement, in addition to any other mandatory repayments required pursuant to this Section 4.2, within three Business Days after each date on or after the Closing Date upon which Holdings or any of its Subsidiaries receives any cash proceeds from any issuance or incurrence by Holdings or any of its Subsidiaries of Indebtedness not permitted to be incurred pursuant to Section 9.04 an amount equal to 100% of the Net Cash Proceeds of the respective issuance or incurrence of Indebtedness shall be applied on such date as a mandatory repayment in accordance with the requirements of Sections 4.02(f) and (g).

(c) Subject to the terms of the Subordination Agreement, in addition to any other mandatory repayments required pursuant to this Section 4.2, within five Business Days after each date on or after the Closing Date upon which Holdings or any of its Subsidiaries receives any cash proceeds from any Asset Sale, an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied on such date as a mandatory repayment in accordance with the requirements of Sections 4.02(f) and (g); provided, however, that, if the Borrower would be in compliance with Section 9.11 on a Pro Forma Basis as of the date of such Asset Sale (calculated as if the ratios therein are 1.00x lower than set forth therein) and no Event of Default shall have occurred and be continuing, such Net Sale Proceeds shall not be required to be so applied on such date so long as the Borrower delivers a certificate to the Administrative Agent on or prior to such date stating that such Net Sale Proceeds shall be used by the Borrower and/or one or more of its Subsidiaries to purchase assets (including Equity Interests of another Person (x) that is not already a Subsidiary or (y) which represent the acquisition of minority interests in such Person not theretofore owned by the Borrower or a Subsidiary, but excluding working capital except to the extent tangential to an acquisition or investment) used or to be used in the businesses permitted pursuant to Section 9.09 within the Relevant Reinvestment Period; provided, further, that if all or any portion of such Net Sale Proceeds not required to be so applied as provided above in this Section 4.02(c) are not so reinvested within such Relevant Reinvestment Period, such remaining portion shall be applied within three Business Days of the last day of such Relevant Reinvestment Period as otherwise provided above in this Section 4.02(c) without regard to the preceding proviso.

(d) Subject to the terms of the Subordination Agreement, in addition to any other mandatory repayments pursuant to this Section 4.02, within five Business Days after each date on or after the Closing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any Recovery Event (other than Recovery Events where the Net Insurance Proceeds therefrom do not exceed $1,500,000), an amount equal to 100% of the Net Insurance Proceeds from such Recovery Event shall be applied on such date as a mandatory repayment in accordance with the requirements of Sections 4.02(f) and (g); provided, however, that, if the Borrower would be in compliance with Section 9.11 (calculated as if the ratios therein are 1.00x lower than set forth therein) on a Pro Forma Basis as of the date of such Asset Sale and no Event of Default shall have occurred and be continuing, such Net Insurance Proceeds shall not be required to be so applied on such date so long as the Borrower has delivered a certificate to the Administrative Agent on such date stating that such Net Insurance Proceeds shall be used to replace, restore or otherwise acquire properties or assets (including Equity Interests of another Person (x) that is not already a Subsidiary or (y) which represent the acquisition of minority interests in such Person not theretofore owned by the Borrower or a Subsidiary, but excluding working capital) used or to be used in the business within the Relevant Reinvestment Period; provided; further, that if all or any portion of such Net Insurance Proceeds not required to be so applied pursuant to the preceding proviso are not so used within the Relevant Reinvestment Period, such remaining portion shall be applied within three Business Days of the end the last day of such Relevant Reinvestment Period as provided above in this Section 4.02(d) without regard to the immediately preceding proviso.

(e) [Reserved].

(f) Each amount required to be applied pursuant to Sections 4.02(b), (c) and (d) in accordance with this Section 4.02(f) shall be applied to repay the outstanding principal amount of Term Loans. The amount of each principal repayment of Term Loans made as required by this Section 4.02(f) shall be applied ratably (based on the relative outstanding principal amounts thereof) to each Class of Term Loans then outstanding (provided, that any Class of Term Loans created after the Closing Date may, in the agreements creating such Class, elect to receive less than its pro rata share of any amount to be applied pursuant to this Section 4.02(f), in which case such amount shall be applied (as otherwise required above) to the other then outstanding Classes of Term Loans).

(g) Each repayment of any Term Loans of a Class required by this Section 4.02 shall be applied pro rata among the Lenders holding such Term Loans of such Class.

(h) In addition to any other mandatory repayments pursuant to this Section 4.02, all then outstanding Term Loans of a respective Class shall be repaid by the Borrower in full on the Maturity Date for such Class of Term Loans.

(i) Notwithstanding any other provisions of this Section 4.02, (A) to the extent that repatriation to the United States of any Net Sale Proceeds or Net Insurance Proceeds, as applicable, of a Foreign Subsidiary is (x) prohibited or delayed by applicable local law (including local laws with respect to financial assistance, corporate benefit, restrictions on up-streaming of cash intra-group and fiduciary and statutory duties of the directors of the relevant Foreign Subsidiaries) or (y) restricted by applicable material constituent documents (so long as such restrictions were not implemented for the purpose of avoiding such mandatory repayment requirements), the amount of such Net Sale Proceeds or Net Insurance Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in this Section 4.02 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law or applicable constituent documents will not permit repatriation to the United States, and, if within one year following the date on which the respective repayment would otherwise have been required, such repatriation of any portion of such affected amount of Net Sale Proceeds or Net Insurance Proceeds is permissible under the applicable local law or applicable material constituent documents (even if such cash is not actually repatriated at such time), an amount equal to such amount will be promptly (and in any event not later than two Business Days or such longer time period as the Administrative Agent may agree) applied (net of costs, expenses or taxes incurred by the Borrower and its Subsidiaries arising exclusively as a result of compliance with this provision) by the Borrower to the repayment of the Term Loans pursuant to this Section 4.02 to the extent provided herein and (B) to the extent that the Borrower has determined in good faith, and can so demonstrate to the reasonable satisfaction of the Administrative Agent, that repatriation of any portion of Net Sale Proceeds or Net Insurance Proceeds would incur a tax liability, including a deemed dividend pursuant to Section 956 of the Code, (taking into account any foreign tax credit or benefit that is anticipated in connection with such repatriation) the amount of such portion of Net Sale Proceeds or Net Insurance Proceeds so affected may be retained by the applicable Foreign Subsidiary; (ii) the non-application of any portion of Net Sale Proceeds or Net Insurance Proceeds pursuant to this Section 4.02(i) shall not constitute an Event of Default (and such amounts shall be available for the working capital purposes of the applicable Foreign Subsidiary, in each case, subject to the repayment provisions in this Section 4.02(i). For the avoidance of doubt, it is understood and agreed that nothing in this Section 4.02(i) shall require the Borrower to cause any amounts to be repatriated to the United States (whether or not such amounts are used in or excluded from the determination of the amount of any mandatory repayments hereunder).

(j) [Reserved].

(k) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment under Sections 4.02(b), (c) and (d) not later than 1:00 p.m., New York City time, three (3) Business Days before the date of the proposed prepayment. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and a reasonably detailed calculation of the amount of such prepayment.

(l) Notwithstanding anything in this Section 4.02 to the contrary, until the Payment in Full of all Senior Debt (each as defined in the Subordination Agreement) or except as otherwise provided in the Subordination Agreement, no mandatory prepayments of outstanding Term Loans that would otherwise be required to be made under this Section 4.02 shall be required to be made.

4.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 1:00 P.M. (New York City time) on the date when due and shall be made in Dollars in immediately available funds to the Payment Account. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

4.04 Net Payments. (a) Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Tax.

(c) The Credit Parties shall, without duplication of Section 4.04(a) or (b) above, jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting any obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (d).

(e) As soon as reasonably practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 4.04, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.04(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if (x) a change in treaty, law or regulation has occurred prior to the date on which such delivery would otherwise be required that renders any such form or certificate inapplicable or would prevent the Lender from duly completing and delivering any such form or certificate with respect to it and such Lender so advises the Borrower and (y) in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly completed and executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, duly completed and executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, duly completed and executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) duly completed and executed originals of IRS Form W-8ECI with respect to such Foreign Lender;

(3) in the case of any Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed and executed originals of IRS Form W-8BEN or W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, duly completed and executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender shall provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(D) if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA and any regulations promulgated thereunder after the date of this Agreement; and

(E) each Agent that is entitled to an exemption from or reduction of withholding tax with respect to any payment under this Agreement made by the Borrower to such Agent under the law of the jurisdiction in which the Borrower is located shall deliver to the Borrower or Administrative Agent, as applicable, (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Agent becomes an Agent under this Agreement (and from time to time thereafter upon the request of the Borrower or Administrative Agent, as applicable), any such properly completed and executed documentation prescribed by applicable law and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may permit such payments to be made without withholding or at a reduced rate of withholding tax. Without limiting the generality of the foregoing, each Agent that is a U.S. Person shall deliver to the Borrower and the Administrative Agent (or, in the case of an Administrative Agent, the Borrower) (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Agent becomes an Agent under this Agreement (and from time to time thereafter upon the request of the Borrower or Administrative Agent, as applicable) duly completed and executed originals of IRS Form W-9 (or successor form) certifying that such Agent is exempt from United States federal backup withholding tax and such other documentation as will enable the Borrower and the Administrative Agent, as applicable, to determine whether or not such Agent is subject to United States federal backup withholding tax or information reporting requirements.

Each Lender and Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly (x) update such form or certification or (y) notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Each Lender shall promptly (x) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (y) take such steps as shall not be disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary to avoid any requirement of applicable laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for Taxes from amounts payable to such Lender.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.04 (including by the payment of additional amounts pursuant to this Section 4.04), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Each Lender represents and warrants that the information set forth on Schedule 4.04 and the W-8 or W-9, as applicable, previously provided to Holdings and the Borrower is complete and accurate, and acknowledges that Holdings and the Borrower will provide such information to the transfer agent for its common stock in connection with issuance of the Sponsor Investment Warrants and the Sponsor Investment Shares. Each Lender receiving Sponsor Investment Warrants or Sponsor Investment Shares shall provide such information (and a properly executed W-8 or W-9 of such Lender, as applicable) as reasonably requested by Holdings and its transfer agent as a condition to issuance of shares of common stock of Holdings to such Lender.

(i) Each party’s obligations under this Section 4.04 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

SECTION 5. Conditions Precedent to the Initial Borrowing. The obligation of each Lender to make Initial Term Loans on the Closing Date is subject at the time of the making of such Initial Term Loans to the satisfaction or waiver (in accordance with Section 12.12) of the following conditions:

5.01 Counterparts; Notes. On or prior to the Closing Date, (a) Holdings, the Borrower, the Administrative Agent, the Collateral Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office and to the Required Lenders and (b) there shall have been delivered to each of the Lenders that has requested same in writing, the appropriate Notes executed by the Borrower, in the amount, maturity and as otherwise provided herein.

5.02 Officer’s Certificate. On the Closing Date, the Administrative Agent and the Required Lenders shall have received a certificate, dated the Closing Date and signed on behalf of the Borrower by an Authorized Officer of the Borrower, certifying on behalf of the Borrower that all of the conditions in Sections 5.10, 5.16 and 5.17 have been (or will be concurrently with the funding of the Term Loans on the Closing Date) satisfied on such date.

5.03 Opinions of Counsel. On the Closing Date, the Administrative Agent and the Required Lenders shall have received from Kirkland & Ellis LLP and Holland & Knight LLP, special counsel to the Credit Parties, opinions addressed to the Administrative Agent, the Collateral Agent and the Lenders and dated the Closing Date in form and substance reasonably acceptable to the Required Lenders.

5.04 Company Documents; Proceedings; etc. (a) On the Closing Date, the Administrative Agent and the Required Lenders shall have received a certificate from each Credit Party, dated the Closing Date, signed by an Authorized Officer of such Credit Party, and attested to by the secretary or any assistant secretary of such Credit Party, in the form of Exhibit D with appropriate insertions, together with certified copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Required Lenders.

(b) On or prior to the Closing Date, the Administrative Agent and the Required Lenders shall have received all records of Company proceedings, good standing certificates and bring down letters, if any, which the Administrative Agent reasonably may have requested, such documents and papers where appropriate to be certified by proper Company or Governmental Authorities.

5.05 Notice of Borrowing. Prior to the making of the Term Loans on the Closing Date, the Administrative Agent shall have received from the Borrower, the Notice of Borrowing with respect to such Term Loans meeting the requirements of Section 2.03.

5.06 [Reserved].

5.07 [Reserved].

5.08 Guaranty. On the Closing Date, each Guarantor shall have duly authorized, executed and delivered the Guaranty in the form of Exhibit E (as amended, modified and/or supplemented from time to time, the “Guaranty”), and the Guaranty shall be in full force and effect.

5.09 Fees, Expenses, etc. On the Closing Date, the Borrower shall have paid (i) all costs, fees and expenses (including, without limitation, reasonable and documented legal fees and expenses) of the Administrative Agent (and its relevant affiliates) and the Collateral Agent, including, without limitation, the reasonable and documented legal fees and expenses of Arnold & Porter Kaye Scholer LLP, and other compensation contemplated hereby payable to the Administrative Agent (and/or its relevant affiliates) or the Collateral Agent to the extent presented for payment at least one (1) Business Day prior to the Closing Date and for which reasonably detailed invoices have been provided and (ii) all costs, fees and expenses (including, without limitation, reasonable and documented legal fees and expenses) of the Lenders, including, without limitation, the reasonable and documented legal fees and expenses of Paul, Weiss, Rifkind, Wharton & Garrison LLP, as counsel to the Lenders, and Greenhill & Co. LLC, as financial advisor to the Lenders, to the extent presented for payment at least one (1) Business Day prior to the Closing Date and for which reasonably detailed invoices have been provided. In addition, the Administrative Agent shall have received a fully executed copy of the Agent Fee Letter, and the payment of the agency fee payable thereunder on the Closing Date.

5.10 Transaction Support Agreement; Minimum Condition; Cancellation of Existing Term Loans. (x) The Transaction Support Agreement shall remain in full force and effect, and shall not have been terminated by any party thereto; and (y) lenders under the Existing Term Loan Credit Agreement holding at least 95% in aggregate principal amount of Existing Term Loans as of the Out-of-Court Toggle Date (as defined in the Transaction Support Agreement) shall have executed Closing Date Open Market Purchase Agreements, and on the Closing Date, the Existing Term Loans purchased pursuant to such Closing Date Open Market Purchase Agreements shall have been automatically cancelled and retired.

5.11 Security Agreements. Subject to Section 12.22, on the Closing Date, each Credit Party shall have duly authorized, executed and delivered (a) the Security Agreement in the form of Exhibit F (as amended, restated, amended and restated, modified and/or supplemented from time to time, the “Security Agreement”) covering all of such Credit Party’s Security Agreement Collateral, (b) to the extent applicable, the Copyright Security Agreement for filing with the United States Copyright Office, (c) to the extent applicable, the Patent Security Agreement for filing with the United States Patent and Trademark Office and (d) to the extent applicable, the Trademark Security Agreement for filing with the United States Patent and Trademark Office, together with:

(i) proper financing statements (Form UCC-1 or the equivalent) for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Required Lenders, desirable, to perfect the security interests purported to be created by the foregoing Security Documents;

(ii) subject to the terms of the Subordination Agreement, (x) any certificates representing Pledged Interests (as defined in the Security Agreement), together with executed and undated endorsements of transfer and (y) any promissory notes endorsed in blank;

(iii) reports as of a recent date listing all effective financing statements and intellectual property security filings that name Holdings or any of its Subsidiaries as debtor and that are filed in the jurisdictions referred to in clause (i) above, none of which shall evidence any Lien other than Permitted Liens; and

(iv) evidence of the completion of all other recordings and filings of, or with respect to, each such Security Document as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect and protect the security interests intended to be created by each such Security Document; and each such Security Document shall be in full force and effect.

5.12 ABL Amendment and Waiver; Existing Term Loan Amendment and Waiver; Priming Facility Loan Documents. On the Closing Date, the Administrative Agent and the Required Lenders shall have received a true and correct copy of the ABL Amendment and Waiver, the Existing Term Loan Amendment and Waiver, the Priming Facility Loan Documents and the Subordination Agreement, each of which shall be in full force and effect and shall be in form and substance reasonably acceptable to the Administrative Agent (at the direction of Required Lenders); provided, that the ABL Amendment and Waiver may not be deemed unacceptable to the Administrative Agent and Required Lenders for failure to include an increase of aggregate revolving commitments, so long as the Borrower shall have used commercially reasonable efforts to procure such increase.

5.13 Financial Statements. The Required Lenders shall have received the Annual Financial Statements, the Quarterly Financial Statements and the Monthly Financial Statements.

5.14 Insurance Certificates. On the Closing Date, the Administrative Agent and the Required Lenders shall have received certificates of insurance for (A) all “All Risk” policies naming the Collateral Agent, on behalf of the Secured Creditors, as loss payee and (B) all general liability policies naming the Collateral Agent, on behalf of the Secured Creditors, as additional insured and (ii) to the extent available, legends providing that no cancellation, material reduction in the amount of insurance coverage thereof shall be effective until at least thirty (30) days (or ten (10) days in the case of cancellation for non-payment) after receipt by the Collateral Agent of written notice thereof, in each case, in respect of the Holdings and its Subsidiaries.

5.15 Patriot Act. The Administrative Agent shall have received at least five days prior to the Closing Date (or such shorter period as may be agreed) all documentation and other information about Holdings, the Borrower and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act that has been requested by the Administrative Agent at least 10 days prior to the Closing Date.

5.16 No Material Adverse Effect. Since February 1, 2020, there shall not have occurred a Material Adverse Effect.

5.17 No Default; Representations and Warranties. Immediately prior to the Borrowing of Initial Term Loans on the Closing Date and immediately after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Borrowing (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date).

5.18 Initial Budget. On or prior to the Closing Date, the Borrower shall have prepared and delivered to the Administrative Agent for distribution to the private-side Lenders (once the Platform has been established) a 13-week budget and cash flow forecast (the “Initial Budget”), in a form substantially similar to the budget delivered by the Borrower to certain lenders under the Existing Term Loan Credit Agreement prior to the Closing Date, which shall (x) reflect, on a line-item basis, the projected receipts and disbursements of Holdings, the Borrower and their Subsidiaries (including all necessary and required expenses that such persons expect to incur) on a weekly basis and (y) cover the 13-week period that commences with the fiscal week of Borrower ending on the first Saturday occurring after the date on which the Initial Budget is delivered and including the subsequent twelve (12) fiscal weeks.

SECTION 6. Conditions Precedent to the Incurrence of Term Loans after the Closing Date. The obligation of each Lender to make Term Loans after the Closing Date is also subject, at the time of such Borrowing, to the satisfaction of the following conditions:

(a) No Default; Representations and Warranties. Unless the Lender making such Term Loan otherwise agrees, immediately prior to the Borrowing of such Term Loan and immediately after giving effect thereto (i) no Default or Event of Default shall have occurred and be continuing and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Borrowing (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date).

(b) Notice of Borrowing. Prior to the making of the Term Loans, the Administrative Agent shall have received the Notice of Borrowing with respect to such Term Loans meeting the requirements of Section 2.03.

The incurrence by the Borrower of Term Loans after the Closing Date shall be deemed to be a representation and warranty by each of Holdings and the Borrower that all conditions specified in this Section 6 have been satisfied.

SECTION 7. Representations, Warranties and Agreements. Each of Holdings and the Borrower makes the following representations, warranties and agreements, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Initial Term Loans on the Closing Date:

7.01 Company Status. Each of Holdings and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to transact the business in which it is engaged and (c) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified or authorized which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

7.02 Power and Authority. Each Credit Party has the company power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary company action to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each such Credit Document constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

7.03 No Violation. Neither the consummation of the Transaction, nor the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (a) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority, (b) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except Permitted Liens) upon any of the property or assets of any Credit Party or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other agreement, contract or instrument to which any Credit Party or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or (c) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its Subsidiaries, except with respect to any violation or conflict referred to in clauses (a) and (b) to the extent that such violation or conflict could not reasonably be expected to have individually or in the aggregate a Material Adverse Effect.

7.04 Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (a) those that have otherwise been obtained or made on or prior to the Closing Date and which remain in full force and effect on the Closing Date, (b) those listed on Schedule 7.04 hereto and (c) filings which are necessary to perfect the security interests created or intended to be created under the Security Documents) or exemption by, any Governmental Authority or third party is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any such Credit Document which in the case of clauses (i) and (ii), if not obtained, could reasonably be expected to result in a Material Adverse Effect.

7.05 Financial Statements; Financial Condition. (a) The Annual Financial Statements, the Quarterly Financial Statements and the Monthly Financial Statements fairly present in all material respects the consolidated financial condition of Holdings and its consolidated Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, (A) except as otherwise expressly noted therein and (B) subject, in the case of the Quarterly Financial Statements, to changes resulting from normal year-end audit adjustments and the absence of footnotes.

(b) [Reserved].

(c) [Reserved].

(d) After giving effect to the Transaction, since February 1, 2020, nothing has occurred that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

7.06 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Holdings and the Borrower, threatened (a) with respect to the Transaction or any Credit Document or (b) that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

7.07 True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of Holdings or the Borrower in writing to the Administrative Agent (including, without limitation, information contained in the Credit Documents) for purposes of or in connection with this Agreement is true and accurate in all material respects as of the date furnished and does not fail to state any material fact necessary to make such information (taken as a whole) not materially misleading at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 7.07, such factual information shall not include the Projections, any pro forma financial information or other forward-looking information or information relating generally to the economy or the industry in which the Borrower and its Subsidiaries operate.

7.08 Use of Proceeds; Margin Regulations.

(a) All proceeds of Initial Term Loans shall be used for general corporate purposes.

(b) All proceeds of Incremental Term Loans will be used as provided in the applicable Incremental Amendment.

(c) No part of the proceeds of any Term Loan will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Term Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, U or X.

7.09 Tax Returns and Payments. Except as would not reasonably be expected to have, either individually, or in the aggregate, a Material Adverse Effect, (a) there are no ongoing actions, suits, proceedings, investigations, audits, proposed or pending tax assessments, deficiencies or claims, to the best knowledge of Holdings or any of its Subsidiaries, being asserted by any Governmental Authority regarding any Taxes relating to Holdings or any of its Subsidiaries; (b) each of Holdings and each of its Subsidiaries has paid or caused to be paid all Taxes and assessments payable by it which have become due, other than those that are being contested in good faith and for which Holdings, the Borrower or any of its Subsidiaries (as the case may be) has adequately disclosed and fully provided for on its financial statements in accordance with GAAP; (c) as of the Closing Date, (i) neither Holdings nor any of its Subsidiaries has entered into a written agreement or waiver or been requested in writing to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of Holdings or any of its Subsidiaries, and (ii), to the best knowledge of Holdings or any of its Subsidiaries, the taxable years or other taxable periods of Holdings or any of its Subsidiaries are subject to the normally applicable statute of limitations; and (d) each of Holdings and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all returns, statements, forms and reports for Taxes (the “Returns”) required to be filed by, or with respect to the income, properties, or operations of, it. Except as would not reasonably be expected to have, either individually, or in the aggregate, a Material Adverse Effect, each such Return accurately reflects all liability for Taxes of Holdings and its Subsidiaries, as applicable, for the periods covered thereby.

7.10 Compliance with ERISA. (a) None of Holdings, any Subsidiary of Holdings or any ERISA Affiliate maintains or contributes to (or is obligated to contribute to) any Plan or has within five calendar years immediately preceding the date this assurance is given, maintained or contributed to (or been obligated to contribute to) any Plan. No ERISA Event has occurred, or is reasonably expected to occur, other than as would not, individually or in the aggregate, result in a Material Adverse Effect.

(b) None of Holdings, any Subsidiary of Holdings or any ERISA Affiliate is making or accruing an obligation to make any contributions, or has within any of the five calendar years immediately preceding the date this assurance is given, made or accrued an obligation to make contribution, to any Multiemployer Plan.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not reasonably be expected to result in a material liability; (ii) all contributions required to be made with respect to a Foreign Pension Plan have been timely made, and (iii) neither Holdings nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan.

7.11 Security Documents. The provisions of the Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal and valid security interest in all right, title and interest of the Credit Parties in all of the Security Agreement Collateral, and the Collateral Agent, for the benefit of the Secured Creditors, has (or upon the filing of financing statements and intellectual property filings, entry into of Control Agreements and the taking of possession by the Collateral Agent (or its agent, bailee or designee, including the Priming Facility Agent, the Existing Term Loan Agent or the ABL Agent in accordance with the Subordination Agreement) of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession will have) a perfected security interest in all right, title and interest in all of the Security Agreement Collateral described therein (in each case, except for Excluded Deposit Accounts and Securities Accounts over which Control Agreements are not required pursuant to Section 9.05(b) or for Collateral for which possession or control is required for perfection and such possession or control is not otherwise required by the Security Agreement), subject to no other Liens other than Permitted Liens. The recordation of (i) the Grant of Security Interest in U.S. Patents and (ii) the Grant of Security Interest in U.S. Trademarks in the respective forms attached to the Security Agreement, in each case in the United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States trademarks and patents covered by the Security Agreement, and the recordation of the Grant of Security Interest in U.S. Copyrights in the form attached to the Security Agreement with the United States Copyright Office, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States copyrights covered by the Security Agreement.

7.12 Properties. All Real Property owned or leased by Holdings or any of its Subsidiaries as of the Closing Date, and the nature of the interest therein, is correctly set forth in Schedule 7.12. Each of Holdings and each of its Subsidiaries has good and marketable title to all material property owned by such entity free and clear of all Liens, other than Permitted Liens, except such property (other than Real Property required to be subject to a Mortgage) where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of Holdings and each of its Subsidiaries have a valid leasehold interest in the material properties leased by it free and clear of all Liens other than Permitted Liens, except where the failure to have such valid, free and clear interest could not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect.

7.13 OFAC. Neither Holdings, the Borrower nor any of their respective Subsidiaries (i) is a Person whose property or interest in property is blocked or that has been determined to be subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) does knowingly engage in any dealings or transactions prohibited by Section 2 of such executive order, or otherwise knowingly associate with any such person in any manner violative of Section 2, and (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons published by OFAC on June 24, 2003, as updated from time to time, or the subject of the limitations or prohibitions under any other OFAC regulation or executive order.

7.14 Patriot Act/FCPA. Holdings, the Borrower and their respective Subsidiaries are in compliance with the Patriot Act. No part of the proceeds of the Term Loans will be used, directly or indirectly, in violation of the laws of the United States or other jurisdiction, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

7.15 Compliance with Statutes. Each of Holdings and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including, without limitation applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.16 Investment Company Act. No Credit Party nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

7.17 Environmental Matters. (a) Each of Holdings and each of its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws; there are no pending or, to the knowledge of Holdings and the Borrower, threatened Environmental Claims against Holdings or any of its Subsidiaries or any Real Property owned, leased or operated by Holdings or any of its Subsidiaries (including any such claim arising out of the ownership, lease or operation by Holdings or any of its Subsidiaries of any Real Property formerly owned, leased or operated by Holdings or any of its Subsidiaries but no longer owned, leased or operated by Holdings or any of its Subsidiaries); there are no facts, circumstances, conditions or occurrences with respect to the business or operations of Holdings or any of its Subsidiaries, or any Real Property owned, leased or operated by Holdings or any of its Subsidiaries (including, to the knowledge of Holdings and the Borrower, any Real Property formerly owned, leased or operated by Holdings or any of its Subsidiaries but no longer owned, leased or operated by Holdings or any of its Subsidiaries) or, to the knowledge of Holdings and the Borrower, any property adjoining or adjacent to any such Real Property that could be reasonably expected (i) to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any Real Property owned, leased or operated by Holdings or any of its Subsidiaries or (ii) to cause any Real Property owned, leased or operated by Holdings or any of its Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by Holdings or any of its Subsidiaries under any applicable Environmental Law.

(b) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property currently owned, leased or operated by Holdings or any of its Subsidiaries or, to the knowledge of Holdings and the Borrower, any Real Property formerly owned, leased or operated by Holdings or any of its Subsidiaries or property adjoining or adjacent to any Real Property, where such generation, use, treatment, storage, transportation or Release has violated any applicable Environmental Law or could reasonably be expected to give rise to an Environmental Claim.

(c) Notwithstanding anything to the contrary in this Section 7.17, the representations and warranties made in Section 7.17(a) and (b) shall be untrue only if the effect of any or all conditions, violations, claims, restrictions, failures and noncompliances of the types described above could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.18 Employment and Labor Relations. Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings and the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings and the Borrower, threatened against any of them, (b) no strike, labor dispute, slowdown or stoppage pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings and the Borrower, threatened against Holdings or any of its Subsidiaries, (c) no equal employment opportunity charges or other claims of employment discrimination are pending or, to the knowledge of Holdings and the Borrower, threatened against Holdings or any of its Subsidiaries, and (d) no wage and hour department investigation has been made of Holdings or any of its Subsidiaries, except (with respect to any matter specified in clauses (a) through (d) above, either individually or in the aggregate) such as would not reasonably be expected to have a Material Adverse Effect.

7.19 Intellectual Property, Etc. Each of Holdings and each of its Subsidiaries owns or has the right to use all the patents, trademarks, domain names, service marks, trade names, copyrights, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, or rights with respect to the foregoing, and has obtained all necessary licenses for the use of any of the foregoing used in the present conduct of its business, without any known conflict with the rights of others which, or the failure to own or have which, as the case may be, could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

SECTION 8. Affirmative Covenants. Each of Holdings and the Borrower hereby covenants and agrees that on and after the Closing Date and until the Total Commitment has terminated and the Term Loans and Notes (in each case together with interest thereon), Fees and all other Obligations (other than indemnities described herein and reimbursement obligations under Section 12.01 which are, in either case, not then due and payable), are paid in full:

8.01 Information Covenants. The Borrower will furnish to the Administrative Agent for delivery to each Lender (unless otherwise specified below):

(a) Quarterly Financial Statements. Within 45 days after the close of each of the first three Fiscal Quarters in each Fiscal Year of Holdings, or, in the case of the first Fiscal Quarter ending after the Closing Date, within 60 days after the close of such Fiscal Quarter, commencing with the Fiscal Quarter ending October 31, 2020, (i) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and retained earnings and statement of cash flows for such Fiscal Quarter and for the elapsed portion of the Fiscal Year ended with the last day of such Fiscal Quarter, in each case, setting forth comparative figures for the corresponding Fiscal Quarter in the prior Fiscal Year, all of which shall be certified by the chief financial officer or principal accounting officer of Holdings as fairly presenting in all material respects in accordance with GAAP the consolidated financial condition of Holdings and its Subsidiaries as of the dates indicated and the consolidated results of their operations for the periods indicated, subject to normal year- end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such Fiscal Quarter.

(b) Annual Financial Statements. Within 120 days after the close of each Fiscal Year of Holdings, commencing with the Fiscal Year ending on January 30, 2021, (i) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income and retained earnings and statement of cash flows for such Fiscal Year setting forth comparative figures for the preceding Fiscal Year and certified by PriceWaterhouseCoopers LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent (acting at the direction of the Required Lenders), accompanied by an opinion of such accounting firm (which opinion, beginning with the Fiscal Year ended January 29, 2022, shall be without a “going concern” or like qualification or exception and without any qualification or exception as to scope of audit, other than Permitted Audit Opinion Qualifications), and (ii) management’s discussion and analysis of the important operational and financial developments during such Fiscal Year.

(c) Monthly Financial Statements. Within 20 days after the end of each Fiscal Month, commencing with the first full month following the Closing Date, the unaudited consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Month and the related consolidated statements of income and retained earnings and statement of cash flows for such Fiscal Month and for the elapsed portion of the Fiscal Year ended with the last day of such Fiscal Month, in each case, setting forth comparative figures for the corresponding Fiscal Month in the prior Fiscal Year, all of which shall be certified by the chief financial officer or principal accounting officer of Holdings as fairly presenting in all material respects in accordance with GAAP the consolidated financial condition of Holdings and its Subsidiaries as of the dates indicated and the consolidated results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes; provided, that such information required by this clause (c) shall only be required to be delivered to the Administrative Agent for distribution to the private-side Lenders.

In the event that (A) Holdings is not engaged in any business or activity, and does not own any assets or have other liabilities, other than those incidental to its ownership directly or indirectly of the Equity Interests of the Borrower (and, without limitation on the foregoing, does not have any subsidiaries other than the Borrower and the Borrower’s Subsidiaries or (B) in connection with any reporting requirements described in clauses (a), (b) and (c) of this Section 8.01 the Borrower delivers consolidating financial information that explains, at a level of detail reasonably acceptable to the Required Lenders, the differences between the information relating to Holdings, on the one hand, and the information relating to the Borrower and its Subsidiaries on a standalone basis, on the other hand, then such consolidated reporting at Holdings in a manner consistent with that described in clauses (a), (b) and (c) of this Section 8.01 for the Borrower will satisfy the requirements of such clauses.

(d) Budgets. No later than the 90th day of each Fiscal Year of the Borrower (beginning with its Fiscal Year ended January 30, 2021), a budget in form and detail reasonably satisfactory to the Required Lenders (including budgeted statements of income, cash flow statement and balance sheets for the Borrower and its Subsidiaries on a consolidated basis) for such Fiscal Year setting forth, with appropriate discussion, the principal assumptions upon which such budget is based.

(e) Officer’s Certificates.

(i) At the time of the delivery of the financial statements provided for in Sections 8.01(a), (b) and (c) a compliance certificate from an Authorized Officer of the Borrower in the form of Exhibit H certifying on behalf of the Borrower that, to such officer’s knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall if delivered with the financial statements required by Section 8.01(a) or (b), set forth calculations in reasonable detail of the covenant in Section 9.11.

(ii) Notwithstanding clause (i) above, on or before April 30, 2022, a compliance certificate from an Authorized Officer of the Borrower in the form of Exhibit H certifying on behalf of the Borrower that, to such officer’s knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, and setting forth calculations in reasonable detail demonstrating that the Borrower is in compliance with the covenant in Section 9.11 for the Fiscal Quarter ending January 29, 2022.

(f) Notice of Default, Litigation and Material Adverse Effect. Promptly, and in any event within five Business Days after any officer of Holdings or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental investigation or proceeding pending against Holdings or any of its Subsidiaries which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect or (iii) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.

(g) Other Reports and Filings. Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which Holdings or any of its Subsidiaries publicly filed with the SEC.

(h) Environmental Matters. Promptly after any officer of Holdings or any of its Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:

(i) any pending or threatened Environmental Claim against Holdings or any of its Subsidiaries or any Real Property owned, leased or operated by Holdings or any of its Subsidiaries;

(ii) any condition or occurrence on or arising from any Real Property owned, leased or operated by Holdings or any of its Subsidiaries that (A) results in noncompliance by Holdings or any of its Subsidiaries with any applicable Environmental Law or (B) could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any such Real Property;

(iii) any condition or occurrence on any Real Property owned, leased or operated by Holdings or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by Holdings or any of its Subsidiaries of such Real Property under any Environmental Law; and

(iv) taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by Holdings or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency; provided, that in any event Holdings shall deliver to the Administrative Agent all notices received by Holdings or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA which identify Holdings or any of its Subsidiaries as potentially responsible parties for remediation costs or which otherwise notify Holdings or any of its Subsidiaries of potential liability under CERCLA.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Holdings’ or such Subsidiary’s response thereto.

(i) Material Real Property. Promptly upon, and in any event within ten Business Days after, Holdings or any other Credit Party acquires any fee interest in Real Property the fair market value of which is equal to or greater than $2,000,000, notice of such acquisition, together with Holdings’ good faith determination of the fair market value thereof.

(j) ABL Information. All written reports required to be delivered to the ABL Agent and/or lenders under the ABL Credit Agreement (including, without limitation, borrowing base certificates and information related thereto required to be delivered); provided, that such information required by this clause (j) shall only be required to be delivered to the Administrative Agent for distribution to the private-side Lenders.

(k) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to Holdings or any of its Subsidiaries as the Administrative Agent may reasonably request.

8.02 Books, Records and Inspections; Quarterly Conference Calls. (a) Holdings will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which true and correct entries in conformity with GAAP and all requirements of law shall be made. Holdings will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent and the Collateral Agent (i) to visit and inspect, under guidance of officers of Holdings or such Subsidiary, any of the properties of Holdings or such Subsidiary and (ii) to examine the books of account of Holdings or such Subsidiary and discuss the affairs, finances and accounts of Holdings or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times (during normal business hours) and intervals and to such reasonable extent as the Administrative Agent or any such other Agent may reasonably request; provided, that so long as no Default or Event of Default has occurred and is continuing, no more than one such visitation and inspection referred to in preceding clause (i) may occur in any Fiscal Year; provided, further, that in no event shall Holdings, the Borrower or any of its Subsidiaries be required pursuant to the terms of this Section 8.02 to allow any Person to inspect or examine, or be required to discuss, any records, documents or other information (x) with respect to which Holdings, the Borrower or any of its Subsidiaries has obligations of confidentiality that would be violated as a result thereof (whether pursuant to law, contract or otherwise) (it being understood that Holdings, the Borrower or any of its Subsidiaries shall, following a reasonable request from the Administrative Agent or a Lender, (A) use commercially reasonable efforts to request consent from the applicable contractual counterparty to disclose such information (but shall not be required to incur any cost or expense or pay any consideration of any type to such party in order to obtain such consent) and (B) permit the Administrative Agent or the respective Lender at its option, to enter into a confidentiality agreement if same will allow it access to such information) or (y) that is subject to attorney-client privilege. Any Lender may accompany the Administrative Agent or its representative on any such inspection.

(b) At the request of the Administrative Agent or the Required Lenders, within 10 days following the date of the delivery of the quarterly and annual financial information pursuant to Sections 8.01(a) and (b), the Borrower will hold a conference call or teleconference, at a time selected by the Borrower and reasonably acceptable to the Administrative Agent, with all of the Lenders that choose to participate, to review the financial results of the previous Fiscal Year or Fiscal Quarter, as the case may be, and the financial condition of the Borrower and its Subsidiaries and the budgets presented for the current Fiscal Year or Fiscal Quarter, as the case may be, of the Borrower and its Subsidiaries if applicable.

8.03 Maintenance of Property; Insurance. (a) Holdings will, and will cause each of its Subsidiaries to, (i) keep all property necessary to the business of Holdings and its Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty events, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as Holdings and its Subsidiaries, and (iii) furnish to the Administrative Agent, upon its request therefor, information as to the insurance carried. Such insurance shall include physical damage insurance on all material real and tangible personal property (whether now owned or hereafter acquired) on an all risk basis and business interruption insurance.

(b) Holdings will, and will cause each of the Credit Parties to, cause Collateral Agent to be listed as a loss payee on property and casualty policies maintained pursuant to the preceding clause (a) and as an additional insured on liability policies maintained pursuant to the preceding clause (a).

(c) If at any time any portion of a Mortgaged Property is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or any successor thereto or other applicable agency, the Borrower or the relevant Credit Party, as applicable, shall keep and maintain at all times flood insurance in an amount sufficient to comply with the rules and regulations promulgated under the National Flood Insurance Act of 1968 and Flood Disaster Protection Act of 1973, each as amended from time to time.

8.04 Existence; Franchises. Holdings will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its rights (charter and statutory), franchises, licenses, permits, copyrights, trademarks, patents and approvals; provided, however, that nothing in this Section 8.04 shall prevent (a) sales of assets and other transactions by Holdings or any of its Subsidiaries in accordance with Section 9.02 or (b) the withdrawal or lapse by Holdings or any of its Subsidiaries of its qualification as a foreign Company in any jurisdiction or the failure to preserve or keep in full force and effect any other right, license, franchise, intellectual property or approval if such withdrawal, lapse or failure could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.05 Compliance with Statutes, etc. Holdings will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including, without limitation, FCPA, OFAC (including sanctions administered and enforced thereunder) applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.06 Compliance with Environmental Laws. (a) Holdings will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by Holdings or any of its Subsidiaries, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws other than Permitted Liens, in each case except such noncompliances and non-payments as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) (i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 8.01(h), (ii) at any time that Holdings or any of its Subsidiaries are not in compliance with Section 8.06(a) or (iii) in the event that the Administrative Agent or the Lenders have exercised any of the remedies pursuant to the last paragraph of Section 10.01, Holdings and the Borrower will (in each case) provide, at the sole expense of Holdings and the Borrower, upon the reasonable request of the Administrative Agent or the Required Lenders, an

environmental site assessment report concerning any relevant Real Property owned, leased or operated by the Borrower or any of its Subsidiaries, prepared by an environmental consulting firm reasonably approved by the Required Lenders, indicating the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with such Hazardous Materials on such Real Property. If Holdings and the Borrower fail to provide the same within 30 days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by Holdings and the Borrower, and Holdings and the Borrower shall grant and hereby grant to the Administrative Agent and the Lenders and their respective agents access to such Real Property and specifically grant the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to Holdings or the Borrower, all at the sole expense of Holdings and the Borrower.

8.07 ERISA. Holdings shall supply to the Administrative Agent:

(a) promptly and in any event within 30 days after Holdings, any Subsidiary of Holdings or any ERISA Affiliate receives any notice from a Multiemployer Plan sponsor concerning an ERISA Event, a copy of such notice;

(b) promptly and in any event within 30 days after Holdings, any Subsidiary of Holdings or any ERISA Affiliate knows of the occurrence of any ERISA Event, a certificate of the chief financial officer of Holdings describing such ERISA Event, what action Holdings, any Subsidiary of Holdings or any ERISA Affiliate has taken, is taking or proposes to take with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by Holdings, any Subsidiary of Holdings or any ERISA Affiliate from the PBGC or any other governmental agency with respect thereto; provided, that in the case of ERISA Events under clause (b) of the definition thereof, in no event shall notice be given later than five (5) Business Days following the occurrence of the ERISA Event; and

(c) promptly, and in any event within 30 days, after becoming aware that there has been (i) a material increase in Unfunded Pension Liabilities (taking into account only Plans with positive Unfunded Pension Liabilities) since the date the representations hereunder are given or from any prior notice, as applicable; (ii) the adoption of, or the commencement of contributions to, any Plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA by Holdings, any Subsidiary of Holdings or any ERISA Affiliate; or (iii) the adoption of any amendment to a Plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which results in a material increase in contribution obligations of Holdings, any Subsidiary of Holdings or any ERISA Affiliate, a detailed written description thereof from the chief financial officer of Holdings.

8.08 [Reserved].

8.09 Ratings. Holdings and the Borrower shall use commercially reasonable efforts to (no later than thirty (30) days after the Closing Date) obtain and maintain (i) a public corporate family rating of the Borrower from Moody’s, and (ii) a public corporate credit rating of the Borrower from S&P, but, in each case, not a specific rating (it being understood and agreed that “commercially reasonable efforts” shall in any event include the payment by the Borrower of customary rating agency fees and cooperation); provided, that if no such rating is so obtained, the Borrower shall continue to use commercially reasonable efforts to obtain such ratings as are requested by the Required Lenders.

8.10 Payment of Taxes. Holdings will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all material lawful claims which, if unpaid, might become a Lien or charge upon any material properties of Holdings or any of its Subsidiaries not otherwise permitted under Section 9.01(a); provided, that neither Holdings nor any of its Subsidiaries shall be required to pay or discharge any such Tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

8.11 Use of Proceeds. The Borrower will use the proceeds of the Term Loans only as provided in Section 7.08.

8.12 Additional Security; Further Assurances; etc. (a) Subject to clause (e) of this Section 8.12, Holdings will, and will cause each other Credit Party to, grant to the Collateral Agent for the benefit of the Secured Creditors, at the expense of the Borrower, security interests and Mortgages (not to exceed 110% of the Fair Market Value of the Real Property being mortgaged) in the assets and Real Property of Holdings and such other Credit Party as are not covered by the original Security Documents, as may be reasonably requested from time to time by the Administrative Agent or the Required Lenders (or otherwise required at such time pursuant to the Security Documents, subject to the terms of the Subordination Agreement) (collectively, the “Additional Security Documents”). All such security interests and Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Required Lenders and shall constitute valid and enforceable perfected security interests, hypothecations and Mortgages with respect to the Collateral. The Additional Security Documents or instruments related thereto shall, at the expense of the Borrower, be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall be paid in full. Notwithstanding the foregoing, this Section 8.12(a) shall not apply to (and Holdings and its Subsidiaries shall not be required to grant a security interest or Mortgage in) (i) any owned Real Property the Fair Market Value of which is less than $2,000,000 or any Leasehold unless, in either case, a Mortgage is granted (or required to be granted) in respect of such Real Property pursuant to the terms of either the ABL Loan Documents or the documents governing any secured Indebtedness incurred or issued in reliance on Section 9.04(r), (ii) any motor vehicles, (iii) [reserved] or (iv) any other assets expressly excluded from Security Agreement Collateral or any other Collateral under any of the Security Documents, including any Excluded Assets (as defined in the Security Agreement).

(b) Subject to clause (e) of this Section 8.12, Holdings will, and will cause each of the other Credit Parties to, at the expense of Holdings and the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such schedules, confirmatory assignments, financing statements (including, but not limited to, UCC fixture filings to be filed along with the applicable Mortgages), transfer endorsements, powers of attorney, certificates, control agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent or the Required Lenders may reasonably require, subject to the terms of the Subordination Agreement; provided, that in the case of any such agreements, assurances or instruments that require the consent of, or any action by, a third party, Holdings and the other Credit Parties shall only be required to use commercially reasonable efforts to obtain the same; provided, further, that in no event shall any bailee agreements, landlord lien waivers, collateral access agreements or similar agreements, or the execution of any local law pledge and/or security agreements or taking other actions with respect thereto, be required. Furthermore, in the case of additional Real Property Collateral, Holdings will, and will cause the other Credit Parties to, deliver to the Collateral Agent such opinions of counsel in each jurisdiction in which the mortgaged Real Property is located, surveys or survey updates or ExpressMaps, as required to the extent necessary to allow the issuer of the Mortgage Policy to issue such policy without a standard survey exception. Mortgage Policies and other related documents as may be reasonably requested by, and in form and substance reasonably satisfactory to, the Collateral Agent or the Required Lenders to assure itself or themselves, as applicable, that this Section 8.12 has been complied with.

(c) If the Required Lenders reasonably determine that the Lenders are required by law or regulation to have appraisals prepared in respect of any Real Property of Holdings and the other Credit Parties constituting Collateral, subject to clause (e) of this Section 8.12, Holdings and the Borrower will, at their own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended.

(d) Subject to clause (e) of this Section 8.12, the Borrower shall deliver to the Collateral Agent a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each parcel of Mortgaged Property (together with notice about special flood hazard area status and flood disaster assistance, duly executed by the Borrower or the relevant Credit Party, as applicable, and evidence of flood insurance, in the event any such parcel of Mortgaged Property is located in a special flood hazard area).

(e) Holdings and the Borrower agree that each action required by clauses (a) through (d), or by clauses (f) and (g) of this Section 8.12 shall be completed as soon as reasonably practicable, but in no event later than 90 days (or 30 days in the case of clauses (f) and (g) of this Section 8.12) after such action is requested to be taken by the Administrative Agent or the Required Lenders (or such longer period of time as may be agreed to by the Required Lenders in their discretion); provided, that, in no event will Holdings or any of its Subsidiaries be required to take any action, other than using its commercially reasonable efforts, to obtain consents from, or actions by, third parties with respect to its compliance with this Section 8.12.

(f) Holdings will cause each Person that becomes a Subsidiary (other than an Excluded Subsidiary) after the Closing Date to (i) promptly pledge the capital stock or other Equity Interests owned by it pursuant to, and to the extent required by, the Security Agreement and deliver to the Collateral Agent (or its agent, bailee or designee, including the Priming Facility Agent, the Existing Term Loan Agent or the ABL Agent in accordance with the Subordination Agreement) the certificates, if any, representing such stock or other Equity Interests, together with stock or other appropriate powers duly executed in blank, (ii) become a party to each of the Guaranty, the Security Agreement, the Subordination Agreement (if required thereby) and, if applicable, execute Control Agreements, a Patent Security Agreement, a Trademark Security Agreement and a Copyright Security Agreement, and (iii) to the extent requested by the Administrative Agent or the Required Lenders, take all actions required pursuant to this Section 8.12. In addition, to the extent reasonably requested by the Collateral Agent or the Required Lenders, each new Subsidiary that is required to execute any Credit Document shall execute and deliver, or cause to be executed and delivered, all other relevant documentation (including opinions of counsel) of the type described in Section 5 as such new Subsidiary would have had to deliver if such new Subsidiary were a Credit Party on the Closing Date. Notwithstanding the foregoing in this clause (f), (a) no Foreign Subsidiary shall be required to enter into security documentation governed by the laws of the local jurisdiction of organization of such Foreign Subsidiary and (b) no Credit Party that owns capital stock any Foreign Subsidiary shall be required to pledge the capital stock of such Foreign Subsidiary pursuant to security documentation governed by the laws of the local jurisdiction of organization of such Foreign Subsidiary; provided, that such Foreign Subsidiary shall execute the Guaranty and Security Agreement and such Credit Party shall pledge such capital stock pursuant to the Security Agreement.

(g) In addition, promptly after any Subsidiary of the Borrower that is an Excluded Subsidiary ceases to constitute an “Excluded Subsidiary”, the Borrower shall cause such Subsidiary to take all actions required by this Section 8.12 as if such Subsidiary were then established, created or acquired.

8.13 [Reserved].

8.14 Ownership of Subsidiaries. Except as otherwise permitted pursuant to an Investment or an asset disposition pursuant to Section 9.02(d), in each case consummated in accordance with the terms hereof, Holdings will, and will cause each of its Subsidiaries to, own 100% of the Equity Interests of each of their Subsidiaries (other than directors’ qualifying shares and other nominal amounts of shares to the extent required by applicable law).

8.15 Post-Closing Refunds. Holdings and its Subsidiaries shall use reasonable best efforts to seek any Post-Closing Refunds to which any of the Credit Parties may be entitled as soon as possible, including by filing Form 1139 in order to expedite the receipt thereof.

8.16 [Reserved].

8.17 Cash Flow Reporting; Variance Reporting; Liquidity Reporting; Store Closure Reporting.

(a) The Borrower shall prepare and deliver to the Administrative Agent for distribution to the private-side Lenders, on Thursday of each fiscal week of Holdings occurring after the Closing Date (each an “Applicable Budget”), a 13-week budget and cash flow forecast, in a form substantially similar to the Initial Budget, which shall (x) reflect, on a line-item basis, the projected receipts and disbursements of Holdings, the Borrower and their Subsidiaries (including all necessary and required expenses that such Persons expect to incur) on a weekly basis, and (y) cover the 13-week period that commences with the fiscal week of Holdings ending on the first Saturday occurring after the date on which the Applicable Budget is delivered and including the subsequent twelve (12) fiscal weeks.

(b) On Thursday of each fiscal week, commencing with the Thursday following the first full fiscal week after the Closing Date (each such Thursday, a “Variance Report Date”), the Borrower shall deliver to the Administrative Agent for distribution to the private-side Lenders a variance report (each, a “Variance Report”) in form substantially similar to the variance reports delivered by Borrower to the lenders under the Existing Term Loan Credit Agreement prior to the Closing Date and setting forth, in reasonable detail, on a line-by-line basis any differences between actual receipts and disbursements for each line item for the prior fiscal week versus projected receipts and disbursements set forth in the Applicable Budget for each such line item for such prior fiscal week.

(c) On Thursday of each fiscal week, commencing with Thursday following the first full fiscal week after the Closing Date, the Borrower shall deliver to the Administrative Agent for distribution to the private-side Lenders a report certifying the Liquidity (including the component parts thereof) of the Credit Parties as of the last Business Day of the prior fiscal week and certifying as to compliance or failure to comply, as applicable, with Section 9.10 hereof.

(d) On Thursday of each fiscal week during any Temporary Store Closure Period, the Borrower shall deliver to the Administrative Agent for distribution to the private-side Lenders a report certifying the stores of Holdings and its Subsidiaries that are closed and open.

8.18 Sponsor Equity Consideration. As promptly as practicable (but in no event more than two (2) Trading Days following the Closing Date), Holdings shall execute and deliver a warrant agreement in the form of Exhibit N (the “Warrant Agreement”) for the issuance of warrants to the Lenders, that provide the Lenders (pro rata (based on the principal amount of each Lender’s Term Loans in proportion to the aggregate principal amount of all Term Loans on the Closing Date)) the right to exercise warrants in the aggregate for 27% of the fully diluted (for the avoidance of doubt, assuming the exercise of the Sponsor Investment Warrants and the issuance of the Equity Consideration (and, solely as an adjustment pursuant to the terms of the Warrant Agreement, the Additional Shares (if and when issued)), but which shall not be diluted by the “out-of-the-money” options or shares reserved under Holdings’ equity compensation plans that are not subject to outstanding equity awards) shares of common stock of Holdings on the Closing Date (the “Sponsor Investment Warrants” and, such shares, the “Sponsor Investment Shares”). No warrants for fractional shares of common stock of Holdings will be delivered to the Lenders, and Holdings shall round any fractional warrants up or down, as applicable, to the nearest whole number of warrants to be delivered to each Lender.

SECTION 9. Negative Covenants. Each of Holdings and the Borrower hereby covenants and agrees that on and after the Closing Date and until the Total Commitment has terminated and the Term Loans and Notes (in each case, together with interest thereon), Fees and all other Obligations (other than any indemnities described herein and reimbursement obligations under Section 12.01 which, in either case, are not then due and payable), are paid in full:

9.01 Liens. Holdings will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets (real or personal, tangible or intangible) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or assign (as security) any right to receive income; provided, that the provisions of this Section 9.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(a) inchoate Liens for Taxes, assessments or governmental charges or levies not yet due or Liens for Taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(b) Liens in respect of property or assets of Holdings or any of its Subsidiaries, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ or construction liens and other similar Liens arising in the ordinary course of business, so long as, in each case, such Liens secure amounts not overdue for a period of more than 30 days, or if more than 30 days overdue, are unfiled and no action has been taken to enforce such Liens or are being contested in good faith by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c) Liens in existence on the Closing Date which are listed, and the property subject thereto described, in Schedule 9.01, plus renewals, replacements and extensions of such Liens; provided, that (i) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension (except by the amount associated with costs, fees, expenses and premiums) and (ii) any such renewal, replacement or extension does not encumber any additional assets or properties of Holdings or any of its Subsidiaries other than (a) after-acquired property that is affixed to or incorporated into the property covered by such Lien and (b) proceeds and products thereof;

(d) (x) Liens created by or pursuant to this Agreement and the Security Documents and (y) Liens created by or pursuant to the ABL Loan Documents (including any Permitted Refinancing Indebtedness in respect thereof outstanding pursuant to Section 9.04(j)(x), subject to the terms of the Subordination Agreement);

(e) (i) licenses, sublicenses, leases or subleases (including with respect to any intellectual property, to the extent such license, sublicense, lease or sublease is non-exclusive) granted by Holdings or any of its Subsidiaries to other Persons not materially interfering with the conduct of the business of Holdings or any of its Subsidiaries and (ii) any interest or title of a lessor, sublessor or licensor under any lease, sublease or license agreement existing on the date hereof or otherwise permitted by this Agreement to which Holdings or any of its Subsidiaries is a party;

(f) Liens securing Indebtedness permitted by Section 9.04(d); provided, that such Liens encumber only the assets financed thereby, the proceeds thereof and improvements and accessions thereto;

(g) (x) Liens created by or pursuant to the Existing Term Loan Documents; provided, that such Liens shall not extend to any assets or property other than Collateral and shall be subject to the terms of the Subordination Agreement; (y) Liens created by or pursuant to the Priming Facility Loan Documents; provided, that such Liens shall not extend to any assets or property other than Collateral and shall be subject to the terms of the Subordination Agreement; and (z) Liens securing Indebtedness incurred pursuant to Section 9.04(s); provided, that such Liens shall extend solely to the Post-Closing Refunds;

(h) easements, servitudes, rights-of-way, restrictions, encroachments covenants, licenses and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the ordinary conduct of the business of Holdings or any of its Subsidiaries, taken as a whole;

(i) Liens arising out of the existence of judgments to the extent and so long as such judgments do not individually or in the aggregate constitute an Event of Default under Section 10.01(j);

(j) statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party;

(k) (i) Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money) and (ii) Liens on pledges or deposits in the ordinary course securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit and bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings or any of its Subsidiaries;

(l) Permitted Encumbrances and Liens arising in the ordinary course in connection with Investments permitted pursuant to Section 9.05(n), (o) or (u);

(m) Liens on property or assets acquired pursuant to a permitted Investment, or on property or assets of a Subsidiary of the Borrower in existence at the time such Subsidiary is acquired pursuant to a permitted Investment; provided, that (i) any Indebtedness that is secured by such Liens is permitted to exist under Section 9.04, and (ii) such Liens are not incurred in connection with, or in contemplation or anticipation of, such acquisition and do not attach to any asset of Holdings or any other asset of the Borrower or any of its Subsidiaries other than proceeds thereof and improvements and accessions thereto;

(n) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;

(o) Liens (i) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (ii) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(p) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by Holdings or any of its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks or other entity with which such accounts are maintained;

(q) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under Section 9.04;

(r) Liens on earnest money deposits made in connection with any permitted Investment or in respect of any anticipated permitted Investment and Liens that may be deemed to exist by reason of any agreement to sell assets;

(s) Liens on cash and Cash Equivalents of the Borrower and its Subsidiaries deposited as collateral in favor of a hedging counterparty to secure obligations under Interest Rate Protection Agreements and/or Other Hedging Agreements otherwise permitted to be entered into by this Agreement;

(t) Liens securing obligations in respect of Indebtedness permitted under Section 9.04(r);

(u) [reserved];

(v) additional Liens on assets of the Borrower or any Subsidiary of the Borrower not otherwise permitted by this Section 9.01, so long as the aggregate amount of obligations secured by such additional Liens (other than, in the case of obligations constituting Indebtedness, accrued but unpaid interest and fees thereon not paid in kind or capitalized as principal) at any time outstanding does not exceed $8,625,000 less the aggregate principal amount of secured Indebtedness incurred in reliance on clause (iii) of the definition of Maximum Incremental Facilities Amount; provided, that if such Liens secure Indebtedness for borrowed money, such Liens shall not extend to any assets or property other than Collateral, shall be subordinated to the Liens securing the Obligations and shall be subject to the terms of an intercreditor or subordination arrangement in form and substance reasonably acceptable to the Administrative Agent (at the direction of Required Lenders) and the Borrower;

(w) Liens arising from precautionary UCC financing statements or consignments entered into in connection with any transaction otherwise permitted under this Agreement;

(x) (i) Liens on Equity Interests in joint ventures securing obligations of such joint ventures and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements entered into in the ordinary course of business;

(y) [reserved];

(z) Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (f) of the definition thereof;

(aa) Liens in favor of the Borrower or any Credit Party, provided that if any Lien covers the Collateral, the holder thereof shall execute a subordination agreement reasonably satisfactory to the Administrative Agent; and

(bb) Liens with respect to property or assets of any Subsidiary that is not a Guarantor, so long as such Liens secure obligations of such Subsidiaries that are otherwise permitted by this Agreement.

In connection with the granting of Liens of the type described in clauses (f), (m), (s) or (x) of this Section 9.01 by the Borrower or any of its Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to subordinate its Liens on property subject to such Liens and take any other actions reasonably requested by the Borrower in connection therewith (including, without limitation, by executing appropriate subordination agreements in favor of the holder or holders of such Liens solely with respect to the item or items of equipment or other assets subject to such Liens); provided, that the Borrower has provided to the Administrative Agent and the Collateral Agent a certificate executed by an Authorized Officer of the Borrower certifying that (x) the Lien is permitted under the applicable clause of this Section 9.01 and (y) the Administrative Agent and the Collateral Agent are authorized to subordinate its Lien on the specified property (and the Lenders hereby authorize and direct the Administrative Agent and the Collateral Agent to conclusively rely on such certificate in performing their obligations under this paragraph).

9.02 Consolidation, Merger, Purchase or Sale of Assets, etc. Holdings will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or merge or consolidate into or with any Person, or convey, sell, lease or otherwise dispose of any of its property or assets, or enter into any sale-leaseback transactions, or purchase or otherwise acquire an Acquired Entity or Business, except that:

(a) each of the Borrower and its Subsidiaries may sell inventory in the ordinary course of business;

(b) each of the Borrower and its Subsidiaries may liquidate or otherwise dispose of obsolete or worn-out property in the ordinary course of business;

(c) Investments may be made to the extent permitted by Section 9.05;

(d) each of the Borrower and its Subsidiaries may sell assets (including by way of merger or consolidation or in connection with sale-leaseback transactions) so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) the Borrower or the respective Subsidiary receives at least Fair Market Value as determined in good faith by the Borrower, (iii) with respect to any such transaction in which the purchase price is in excess of $3,450,000, the consideration received by the Borrower or such Subsidiary consists of at least 75% cash or Cash Equivalents paid at the time of the closing of such sale; provided, however, that for the purposes of this clause (iii), (w) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that is secured by Liens that are subordinated to the Liens securing the Obligations or that are owed to the Borrower or any Subsidiary) of the Borrower or any Subsidiary (as shown on such Person’s most recent balance sheet or statement of financial position (or the notes thereto) that are assumed by the transferee of any such assets and for which the Borrower and/or its applicable Subsidiary have been validly released by all relevant creditors in writing, (x) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such disposition, (y) any securities received by the Borrower or any Subsidiary from such transferee that are converted by such Person into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable disposition and (z) any Designated Non-Cash Consideration received by the Borrower or any of its Subsidiaries in such sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) that is at such time outstanding, not to exceed $4,312,500 at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash, and (iv) the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 4.02(c); provided, that no capital stock or other Equity Interests of any Subsidiary shall be sold pursuant to this clause (d), unless (1) all of the capital stock or other Equity Interests of such Subsidiary are sold in accordance with this clause (d) or (2) such sale is a sale of less than 100% of the capital stock or other Equity Interests of an Excluded Subsidiary; provided, that the aggregate Fair Market Value of all such sales of capital stock or other Equity Interests pursuant to this clause (2) does not exceed 2.9% of Consolidated Total Assets of the Borrower and its Subsidiaries as of the date of any such sale;

(e) each of the Borrower and its Subsidiaries may lease (as lessee), sublease (as sublessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 9.04(d)); provided, that Holdings and its Subsidiaries may not exclusively license any of their intellectual property;

(f) each of the Borrower and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(g) each of the Borrower and its Subsidiaries may grant licenses, sublicenses, leases or subleases (including with respect to intellectual property, to the extent such license, sublicense, lease or sublease is non-exclusive) to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(h) the Borrower or any Subsidiary of the Borrower may convey, sell or otherwise transfer all or any part of its business, properties and assets to any Qualified Credit Party, so long as any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets so transferred shall remain in full force and effect (including, as the case may be, as same may be replaced by the transferee Qualified Credit Party) and perfected (to at least the same extent as in effect immediately prior to such transfer) and all actions required to maintain or renew said perfected status have been taken;

(i) any Subsidiary of the Borrower may merge or consolidate with and into, or be dissolved or liquidated into, any Qualified Credit Party, so long as (i) in the case of any such merger, consolidation, dissolution or liquidation involving the Borrower, the Borrower is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation, (ii) in the case of any such merger, consolidation, dissolution or liquidation involving a Credit Party, a Credit Party is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation, and (iii) all actions required to create or maintain perfected Liens in respect of assets required to be Collateral have been taken;

(j) [reserved];

(k) each of the Borrower and its Subsidiaries may liquidate or otherwise dispose of Cash Equivalents, in each case for cash or Cash Equivalents;

(l) Liens may be granted to the extent permitted by Section 9.01;

(m) any involuntary loss, damage or destruction of property and the disposition of the assets so damaged or destroyed shall be permitted;

(n) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property shall be permitted;

(o) the lapse, abandonment or cancellation of registered or pending patents, trademarks and other intellectual property of the Borrower and its Subsidiaries shall be permitted in the reasonable business judgment of the Borrower or such Subsidiary;

(p) any Subsidiary of the Borrower that is not a Credit Party may be merged, consolidated or amalgamated with and into, or be dissolved or liquidated into, or transfer any of its assets to, any Subsidiary of the Borrower that is not a Credit Party, so long as any security interests required to be granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents or Section 8.12 in the Equity Interests of such Subsidiary shall remain in full force and effect, or as the case may be, be granted, and perfected and enforceable and all actions required to maintain or create said perfected status have been taken;

(q) Dividends may be paid to the extent permitted by Section 9.03;

(r) the discount of Inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable may be made, in each case, consistent with past practices prior to the Closing Date;

(s) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings may be made; and

(t) Holdings may merge or consolidate with and into, or be dissolved or liquidated into, any direct or indirect parent of Holdings (“Parent”) so long as (i) as a result of such merger, consolidation, liquidation or dissolution, Parent shall directly own 100% of the Equity Interests of Borrower and (ii) concurrently with such merger, Parent signs a joinder to this Credit Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders (and pursuant to which Parent agrees to become “Holdings” hereunder and subject to all of the rights and obligations of Holdings hereunder), along with such other security documents as may be reasonably requested by the Agents or the Required Lenders, and otherwise complies with Section 8.12; provided, that, for the avoidance of doubt, concurrent with such merger, consolidation or liquidation, all actions required to give the Collateral Agent a perfected security interest in the Equity Interests of the Borrower shall have been taken, including, without limitation, that Parent has delivered to the Collateral Agent certificates, together with undated powers (or other documents of transfer acceptable to the Collateral Agent) endorsed in blank by Parent, representing the Equity Interests of the Borrower. For the avoidance of doubt, such transaction shall not be deemed a “Change of Control”.

To the extent the Required Lenders waive the provisions of this Section 9.02 with respect to the sale, transfer or disposition of any Collateral, or any Collateral is sold, transferred or disposed of as permitted by this Section 9.02 (other than to a Credit Party), such Collateral shall be sold, transferred or disposed of free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent are hereby authorized and directed to take any actions reasonably requested by the Borrower in order to effect or evidence the foregoing; provided, that the Borrower has provided to the Administrative Agent and the Collateral Agent a certificate executed by an Authorized Officer of the Borrower certifying that the applicable sale, transfer or disposition is permitted by this Section 9.02 (and the Lenders hereby authorize and direct the Administrative Agent and the Collateral Agent to conclusively rely on such certificate in performing their obligations under this paragraph).

9.03 Dividends. Holdings will not, and will not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to Holdings or any of its Subsidiaries, except that:

(a) any Subsidiary of the Borrower may pay Dividends to the Borrower or to any Subsidiary of the Borrower that owns Equity Interests therein;

(b) any Non-Wholly-Owned Subsidiary of the Borrower may pay Dividends to its shareholders, members or partners generally, so long as the Borrower or its respective Subsidiary which owns the Equity Interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interest in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);

(c) the Borrower may pay cash Dividends to Holdings, and Holdings may pay cash Dividends to any parent entity of Holdings, for the purpose of enabling Holdings (or any parent entity of Holdings) to redeem, repurchase or otherwise acquire for value outstanding Equity Interests of Holdings (or such parent entity) originally issued to (or for the benefit of), and following the death, disability, resignation or termination of employment of, officers, directors or employees of Holdings or any of its Subsidiaries (so long as Holdings (or any parent holding company) promptly uses the proceeds therefrom for such purposes); provided, that (x) the aggregate amount of Dividends paid by the Borrower in reliance on this clause (c) shall not exceed $2,300,000 in any Fiscal Year of the Borrower, and (y) at the time of any Dividend, purchase or payment permitted to be made pursuant to this clause (c), no Event of Default shall have occurred and be continuing or would result therefrom;

(d) the Borrower may pay cash Dividends to Holdings and Holdings may pay cash Dividends to any parent entity of Holdings that serves as the common parent of an affiliated, consolidated or unitary group that includes the Borrower at the times and in the amounts necessary to enable Holdings or such parent holding company to pay its tax obligations, to the extent attributable solely to the business of the Borrower and its Subsidiaries; provided, that (x) the amount of cash Dividends paid by the Borrower pursuant to this clause (d) to enable Holdings to pay Federal and state income and franchise taxes at any time shall not exceed the amount of such Federal and state income and franchise taxes actually owing by Holdings at such time for the respective period as determined in good faith by Holdings and (y) the proceeds of such Dividends shall be used promptly by Holdings and/or any parent holding company for the purposes described above in this clause (d);

(e) the Borrower may pay cash Dividends to Holdings and Holdings may pay cash Dividends to any parent entity of Holdings, so long as the proceeds thereof are promptly used by Holdings or such parent entity to pay operating expenses of Holdings or such parent entity incurred in the ordinary course of business (including, without limitation, outside directors and professional fees, expenses and indemnities) and other similar corporate overhead costs and expenses, and in each case, to the extent attributable solely to the business of the Borrower and its Subsidiaries; provided, that the aggregate amount of all Dividends paid by the Borrower or Holdings pursuant to this clause (e) to one or more parent entities of Holdings shall not exceed $2,300,000 in any Fiscal Year of the Borrower;

(f) Holdings may pay regularly scheduled Dividends on its Qualified Preferred Stock pursuant to the terms thereof solely through the issuance of additional shares of Qualified Preferred Stock (but not in cash); provided, that in lieu of issuing additional shares of such Qualified Preferred Stock as Dividends, Holdings may increase the liquidation preference of the shares of Qualified Preferred Stock in respect of which such Dividends have accrued;

(g) the Borrower may, in lieu of making direct cash payments to Sponsor and its Affiliates as otherwise permitted by Section 9.06(g) pay cash Dividends to Holdings, and Holdings may pay such cash Dividends to any parent holding company thereof, to enable Holdings or such parent holding company to make such payments, so long as Holdings or such parent holding company promptly uses the proceeds of such Dividends to make the payments permitted by such Sections; provided, that all payments pursuant to this clause (g) shall be treated as having been made pursuant to the relevant clauses of Section 9.06 for purposes of determining compliance therewith;

(h) [reserved];

(i) Dividends deemed to occur upon the cashless exercise of stock options and warrants or similar equity incentive awards of Holdings shall be permitted;

(j) the Borrower may pay dividends to Holdings and Holdings may pay Dividends to its equity holders or the equity holders of any parent holding company to make payments in cash in lieu of the issuance of fractional shares upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such Person; provided, that the aggregate amount of all dividends paid by Holdings pursuant to this clause (j) shall not exceed $3,450,000; and

(k) Holdings and its Subsidiaries may pay other Dividends in an aggregate amount, together with all other Dividends made pursuant to this Section 9.03(k), not to exceed $287,500.

9.04 Indebtedness. Holdings will not, and will not permit any of its Subsidiaries to create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness incurred pursuant to this Agreement and the other Credit Documents (including any Incremental Term Loans);

(b) Indebtedness outstanding on the Closing Date and listed on Schedule 9.04 and any Permitted Refinancing Indebtedness in respect thereof;

(c) (i) Indebtedness under Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 9.04 and (ii) under Other Hedging Agreements, in either case so long as the entering into of such Interest Rate Protection Agreements or Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;

(d) Indebtedness of the Borrower and its Subsidiaries evidenced by Capitalized Lease Obligations and purchase money Indebtedness and any Permitted Refinancing in respect thereof not to exceed $5,750,000 in the aggregate principal amount for all such Indebtedness incurred pursuant to this clause (d) at any time;

(e) Indebtedness constituting Intercompany Loans to the extent permitted by Sections 9.05(h) and (q);

(f) Indebtedness consisting of guaranties (x) by the Qualified Credit Parties of each other’s Indebtedness and lease and other contractual obligations permitted under this Agreement and (y) by non-Credit Parties of each other’s Indebtedness and lease and other contractual obligations permitted under this Agreement;

(g) [Reserved];

(h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within three Business Days of its incurrence;

(i) Indebtedness of the Borrower and its Subsidiaries with respect to performance bonds, surety bonds, appeal bonds, customs bonds, worker’s compensation claims and similar obligations, required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or any of its Subsidiaries or in connection with judgments that do not result in a Default or an Event of Default (including guarantees or obligations of the Borrower or any Subsidiary with respect to letters of credit supporting such performance, appeal, customs or surety bonds or workers’ compensation claims);

(j) (x) Indebtedness of the Credit Parties under the ABL Loan Documents (and any Permitted Refinancing Indebtedness incurred in respect thereof) in an aggregate principal amount not to exceed $50,000,000 at any time outstanding; provided, that no “first-in last-out” facility may be incurred pursuant to this clause (j)(x) and the advance rates set forth in the ABL Loan Documents may not be increased without the consent of the Required Lenders; and (y) Indebtedness of the Credit Parties under the Existing Term Loan Documents in an aggregate principal amount not to exceed $5,037,224.35 at any time outstanding;

(k) Indebtedness of the Borrower or any of its Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments, earnouts and similar obligations in connection with the acquisition or disposition of assets in accordance with the requirements of this Agreement, so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person except as permitted by Section 9.04(f);

(l) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Borrower or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only for a period not exceeding twelve months;

(m) Indebtedness in respect of treasury, depositary and cash management services or automated clearinghouse transfer of funds, including without limitation the Cash Management Obligations, in the ordinary course of business;

(n) [reserved];

(o) [reserved];

(p) Indebtedness of the Credit Parties under the Priming Facility Loan Documents (and any Permitted Refinancing Indebtedness incurred in respect thereof) in an aggregate principal amount not to exceed $231,142,125.05 at any time outstanding (as increased pursuant to payments of interest or other amounts in-kind pursuant to the terms of the Priming Facility Credit Agreement as in effect on the date hereof); provided, that no “first-in last-out” facility may be incurred pursuant to this clause (p);

(q) Permitted Unsecured Ratio Debt and any Permitted Refinancing Indebtedness in respect thereof; provided, that (i) such Indebtedness may not be incurred or guaranteed by any Persons other than the Credit Parties, (ii) such Indebtedness shall be incurred on market terms (as reasonably determined by the Borrower), (iii) such Indebtedness shall have a final stated maturity date equal to or later than the 91 days after the Latest Maturity Date then in effect and have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Term Loans and (iv) such Indebtedness shall not have covenants or defaults or events of default more restrictive than those set forth herein (unless applying solely after the Latest Maturity Date then in effect);

(r) Indebtedness of the Borrower that is secured on a junior basis to the Obligations (and which may be guaranteed by the other Credit Parties), so long as (i) after giving effect to the incurrence and application of proceeds thereof, the Secured Net Leverage Ratio for the Calculation Period most recently ended does not exceed 4.00:1.00, (ii) such Indebtedness shall not be guaranteed by any Person other than the Guarantors, (iii) no such Indebtedness shall be secured by any asset of the Borrower or any of its Subsidiaries other than the Collateral, (iv) such Indebtedness shall not mature or require any scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, repayment or sinking fund obligation (other than customary offers to repurchase on a change of control, asset sale or casualty event and customary acceleration rights after an event of default and prepayment requirements substantially similar to those applicable to the Term Loans), in each case, prior to the date that is 91 days after the Latest Maturity Date then in effect, (v) the Liens securing such Indebtedness shall be junior to the Liens securing the Obligations pursuant to an intercreditor or subordination arrangement in form and substance reasonably acceptable to the Administrative Agent (at the direction of Required Lenders) and the Borrower; (vi) such Indebtedness shall be incurred on market terms (as reasonably determined by the Borrower), and (iv) such Indebtedness shall not have covenants or defaults or events of default more restrictive than those set forth herein (unless applying solely after the Latest Maturity Date then in effect);

(s) additional Indebtedness in an aggregate principal amount not to exceed $25,000,000 plus the amount of all reasonable fees, legal costs and other expenses incurred in connection therewith; provided, (i) such Indebtedness may be secured solely pursuant to Section 9.01(g)(z), (ii) such Indebtedness may not be incurred or guaranteed by any Persons other than the Credit Parties, (iii) the proceeds from such Indebtedness must be used to permanently repay the Priming Facility Loans at par and (iv) the all-in-cost of such Indebtedness reflects market rates and customary terms for a tax-receivables financing; provided, further, that upon receipt of any Post-Closing Refunds that secure such Indebtedness, such Indebtedness shall be promptly (and no later than seven (7) Business Days after such receipt) repaid;

(t) so long as no Default or Event of Default has occurred and is continuing at the time of the incurrence thereof, or would result therefrom, additional Indebtedness of the Borrower and its Subsidiaries in an aggregate principal amount not to exceed $17,250,000 less the aggregate principal amount of secured Indebtedness incurred in reliance on clause (iii) of the definition of Maximum Incremental Facilities Amount; provided, that (i) such Indebtedness shall not be guaranteed by any Person other than the Guarantors, (ii) no such Indebtedness shall be secured by any asset of the Borrower or any of its Subsidiaries other than the Collateral, (iii) such Indebtedness shall not mature or require any scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, repayment or sinking fund obligation (other than customary offers to repurchase on a change of control, asset sale or casualty event and customary acceleration rights after an event of default and prepayment requirements substantially similar to those applicable to the Term Loans), in each case, prior to the date that is 91 days after the Latest Maturity Date then in effect, (iv) such Indebtedness shall be incurred on market terms (as reasonably determined by the Borrower), and (v) such Indebtedness shall not have covenants or defaults or events of default more restrictive than those set forth herein (unless applying solely after the Latest Maturity Date then in effect);

(u) unsecured Indebtedness in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money;

(v) Indebtedness issued by the Borrower or a Subsidiary to future, present or former officers, directors, employees, members of management or consultants thereof or any direct or indirect parent thereof, their respective estates, spouses, former spouses, domestic partners or former domestic partners, in each case to finance the purchase or redemption of Equity Interests of Holdings, a Subsidiary or any of their direct or indirect parent companies permitted by Section 9.03(c) hereof; and

(w) (i) Indebtedness of Subsidiaries that are not Qualified Credit Parties in an aggregate principal amount outstanding at any time not to exceed $1,150,000 and (ii) letters of credit issued for the account of Subsidiaries that are not Qualified Credit Parties in an aggregate amount outstanding at any time not to exceed $1,150,000.

9.05 Advances, Investments and Loans. Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other Equity Interest in, or make any capital contribution to, any other Person, or hold any cash or Cash Equivalents (each of the foregoing, an “Investment” and, collectively, “Investments”), except that the following shall be permitted:

(a) the Borrower and its Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business;

(b) Holdings and its Subsidiaries may acquire and hold cash and Cash Equivalents; provided, that from and after the date required therefor under Schedule 12.22 (or such later date as the Required Lenders shall agree), all Deposit Accounts or Securities Accounts of each Credit Party, other than Excluded Deposit Accounts, are subject to Control Agreements;

(c) Holdings and its Subsidiaries may hold the Investments held by them on the Closing Date, and any modification, replacement, renewal or extension thereof that does not increase the amount thereof unless any additional Investments made with respect thereto are permitted under the other provisions of this Section 9.05;

(d) the Borrower and its Subsidiaries may acquire and own investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(e) the Borrower and its Subsidiaries may make loans and advances to their officers and employees for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business in an aggregate amount not to exceed $1,150,000 outstanding at any time (determined without regard to any write-downs or write-offs of such loans and advances but taking into account any return of capital, repayment, dividend or distribution in respect thereof);

(f) Holdings and its Subsidiaries may acquire and hold obligations of their officers and employees in connection with such officers’ and employees’ acquisition of Equity Interests of Holdings (so long as no cash is actually advanced by Holdings or any of its Subsidiaries in connection with the acquisition of such obligations);

(g) the Borrower may enter into Interest Rate Protection Agreements and Other Hedging Agreements to the extent permitted by Section 9.04(c);

(h) (i) Holdings and any Qualified Credit Party may make intercompany loans and advances to any other Qualified Credit Party, (ii) any Subsidiary of the Borrower which is not a Qualified Credit Party may make intercompany loans and advances to any Qualified Credit Party, (iii) any Subsidiary of the Borrower which is not a Qualified Credit Party may make intercompany loans and advances to any other Subsidiary of the Borrower which is not a Qualified Credit Party and (iv) any Qualified Credit Party may make intercompany loans and advances to any Subsidiary of the Borrower which is not a Qualified Credit Party not to exceed at any time outstanding $1,150,000 (such intercompany loans and advances referred to in preceding clauses (i) through (iv), collectively, the “Intercompany Loans”); provided, that (A) each Intercompany Note owed to a Credit Party (which may, at the Borrower’s discretion, be in the form of one or more global intercompany notes) shall be pledged by such Credit Party to the Collateral Agent pursuant to the Security Agreement, (B) each Intercompany Loan made to a Credit Party by a Person that is not a Credit Party shall be subject to an intercompany subordination agreement (an “Intercompany Subordination Agreement”) in form and substance reasonably satisfactory to the Required Lenders, pursuant to which the obligations in respect of such Intercompany Loan shall be subordinated to the Obligations, and (C) at no time shall the aggregate outstanding principal amount of all Intercompany Loans made pursuant to preceding subclause (iv) of this clause (h) when added to the amount of contributions and acquisitions of Equity Interests theretofore made and then outstanding pursuant to subclause (i)(z) of this Section 9.05 (for this purpose taking the Fair Market Value of any property (other than cash) so contributed at the time of such contributions) exceed $1,150,000 (determined without regard to any write-downs or write-offs of such loans, advances and other Investments referenced above but taking into account any return of capital, repayment, dividend or distribution in respect thereof); provided, further, that no Investment by any Credit Party in any Specified Foreign Guarantor may be made or held pursuant to this clause (h);

(i) (w) Holdings may make capital contributions to, or acquire Equity Interests of, the Borrower, (x) the Qualified Credit Parties may make capital contributions to, or acquire Equity Interests of, any other Qualified Credit Party (other than the Borrower), (y) any Subsidiary of the Borrower which is not a Qualified Credit Party may make capital contributions to, or acquire Equity Interests of, any other Subsidiary of the Borrower which is not a Qualified Credit Party, and (z) any Qualified Credit Party may make capital contributions to, or acquire Equity Interests of, any Subsidiary of the Borrower which is not a Qualified Credit Party not to exceed at any time outstanding $1,150,000; provided, that the aggregate amount of contributions and acquisitions of Equity Interests on and after the Closing Date made and outstanding pursuant to preceding subclause (z) (for this purpose, taking the Fair Market Value of any property (other than cash) so contributed at the time of such contribution), when added to the aggregate outstanding principal amount of Intercompany Loans made to any Subsidiary of the Borrower which is not a Qualified Credit Party pursuant to subclause (iv) of Section 9.05(h) (determined without regard to any write-downs or write-offs thereof but taking into account any return of capital, repayment, dividend or distribution in respect thereof), shall not exceed $1,150,000; provided, further, that no Investment by any Credit Party in any Specified Foreign Guarantor may be made or held pursuant to this clause (i);

(j) Holdings and its Subsidiaries may own the Equity Interests of their respective Subsidiaries created or acquired in accordance with the terms of this Agreement (so long as all amounts invested in such Subsidiaries are independently permitted under another provision of this Section 9.05);

(k) Contingent Obligations permitted by Section 9.04, to the extent constituting Investments;

(l) [Reserved];

(m) the Borrower and its Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any asset sale permitted by Section 9.02(d);

(n) the Borrower and its Subsidiaries may make advances (i) of payroll to employees of the Borrower and its Subsidiaries in the ordinary course of business and (ii) in the form of a prepayment of expenses to vendors, suppliers, distributors and trade creditors, so long as such prepayments are made, and expenses will be incurred, in the ordinary course of business of the Borrower or such Subsidiary;

(o) the Borrower and its Subsidiaries may make advances in connection with purchases of goods or services in the ordinary course of business;

(p) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower and its Subsidiaries may make Investments not otherwise permitted by this Section 9.05; provided, that the aggregate amount of Investments made and outstanding pursuant to this clause (p) shall not exceed $14,375,000 (determined without regard to any write-downs or write-offs thereof but taking into account any return of capital, repayment, dividend or distribution in respect thereof);

(q) [Reserved];

(r) [Reserved];

(s) Investments in joint ventures in an aggregate amount not to exceed $5,750,000, outstanding at any time;

(t) [Reserved];

(u) Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(v) Investments in the ordinary course of business consisting of (i) UCC Article 3 endorsements for collection or deposit and (ii) customary trade arrangements with customers consistent with past practices;

(w) to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business; and

(x) so long as no Default or Event of Default is then in existence, the forgiveness or conversion to equity of any Indebtedness owed to a Credit Party and otherwise permitted by this Section 9.05.

9.06 Transactions with Affiliates. Holdings will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of Holdings or any of its Subsidiaries (other than Holdings or any Subsidiary thereof), except (x) on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would reasonably be obtained by the Borrower or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate and (y) in the case of any such transaction or series of related transactions involving one or more payments by the Borrower or its Subsidiaries in excess of $1,150,000, to the extent same has been disclosed to the Administrative Agent prior to the consummation thereof; provided, that the following in any event shall be permitted:

(a) Dividends may be paid to the extent provided in Section 9.03;

(b) loans may be made and other transactions may be entered into by Holdings and its Subsidiaries to the extent permitted by Section 9.04(x) or 9.05 (e), (f) and (s);

(c) customary fees, indemnities and reimbursements may be paid to directors of Holdings and its Subsidiaries;

(d) Holdings may issue Holdings Common Stock (and options, warrants and rights with respect thereto) and Qualified Preferred Stock;

(e) Holdings and its Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of Holdings and its Subsidiaries in the ordinary course of business;

(f) (i) transactions pursuant to this Agreement and the other Credit Documents and (ii) payments of principal, interest and fees under the Priming Facility Credit Agreement to Affiliated Persons (as defined in the Priming Facility Credit Agreement) that are Lenders (as defined in the Priming Facility Credit Agreement) solely in their capacity as Lenders (as defined in the Priming Facility Credit Agreement); and

(g) Holdings and/or the Borrower may reimburse the Sponsor and its Affiliates for their (i) reasonable out-of-pocket expenses in an amount not to exceed $115,000 in any Fiscal Year and (ii) indemnification claims, in each case, incurred in connection with their providing management services to Holdings and its Subsidiaries.

Notwithstanding anything to the contrary contained herein or in any other Credit Documents, in no event shall Holdings or any of its Subsidiaries pay to Sponsor (i) any expenses pursuant to any financial advisory, financing, underwriting, or placement agreement (other than, for the avoidance of doubt, the Credit Documents and the Subordination Agreement) or in respect of other investment banking activities, (ii) fees for any transaction-based financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, (iii) any management fees (whether pursuant to a contract currently in existence or hereafter created) or (iv) any out-of-pocket expenses (including reimbursement therefor) except in amounts that would be permitted by clause (g) in this Section 9.06, amounts paid to directors or officers affiliated with the Sponsor pursuant to clauses (c) and (e) in this Section 9.06 or in amounts permitted as Permitted Payments pursuant to and as defined in the Subordination Agreement.

9.07 Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitations on Voluntary Payments, etc. Holdings will not, and will not permit any of its Subsidiaries to:

(a) except in connection with a Permitted Refinancing thereof or, for the avoidance of doubt, regularly scheduled principal or interest payments thereon, make any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment, repayment or redemption as a result of any asset sale, insurance or condemnation event, debt issuance, equity issuance, capital contribution, change of control or similar required “repurchase” event (including, in each case without limitation, by way of depositing with any agent or trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due) under, any Junior Financing (collectively, “Restricted Junior Payments”); provided, that, so long as no Default or Event of Default has occurred and is continuing at the time of such payment or would exist after giving effect to the respective payment, (i) any Credit Party may make Restricted Junior Payments in an aggregate amount for all payments pursuant to this clause (i) not to exceed $1,150,000 and (ii) any Credit Party may make Restricted Junior Payments with Eligible Equity Proceeds, and any Junior Financing may be exchanged for Qualified Equity Interests of Holdings;

(b) amend, modify, change or waive any term or provision of any Priming Facility Loan Document, any Existing Term Loan Facility Document or any ABL Loan Document in a manner which is prohibited by the terms of the Subordination Agreement;

(c) amend or modify, or permit the amendment or modification of, any provision of any Subordinated Indebtedness in any manner that is, or could reasonably be expected to be, adverse in any material respect to the interests of any Agent or Lender;

(d) amend, modify or change its certificate or articles of incorporation, articles of designation, certificate of formation, limited liability company agreement, by-laws or equivalent organizational documents, as applicable, unless such amendment, modification, change or other action contemplated by this clause (d) would not be adverse in any material respect to the interests of the Lenders and the terms of any such amendment, modification, change or other action will not violate any of the other provisions of this Agreement or any other Credit Document (it being understood and agreed that any amendments, modifications, changes or other actions relating solely to stock splits, reverse stock splits or similar corporate transactions are not adverse in any material respect to the interests of the Lenders and the terms of any such amendment, modification, change or other action do not violate any of the other provisions of this Agreement or any other Credit Document); or

(e) make any payment with respect to any principal of the Existing Term Loans, except on or after the date that is five (5) Business Days prior to the stated maturity thereof (as of the Closing Date), so long as (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Borrower (x) is in compliance with Section 9.10 on a Pro Forma Basis immediately following such payment and (y) reasonably expects to be in compliance with Section 9.10 on a Pro Forma Basis for the full calendar month immediately succeeding such payment (based on reasonable projections of the Borrower delivered to the Administrative Agent for delivery to private-side Lenders), in each case, as certified by a Responsible Officer of the Borrower in a certificate delivered to the Administrative Agent and private-side Lenders prior to such payment.

9.08 Limitation on Certain Restrictions on Subsidiaries. Holdings will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other Equity Interest or participation in its profits, in each case owned by the Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Subsidiaries, (b) make loans or advances to the Borrower or any of its Subsidiaries that are Qualified Credit Parties or (c) transfer any of its properties or assets to the Borrower or any of its Subsidiaries that are Qualified Credit Parties, except for such encumbrances or restrictions existing under or by reason of (i) any agreement in effect on the Closing Date and described on Schedule 9.08, (ii) applicable law, (iii) this Agreement and the other Credit Documents (and restrictions applicable to other Indebtedness so long as not more restrictive in any material respect than those contained in this Agreement and the other Credit Documents), (iv) (x) the Priming Facility Credit Agreement and the other Priming Facility Loan Documents, (y) the ABL Credit Agreement and the other ABL Loan Documents and (z) the Existing Term Loan Credit Agreement and the other Existing Term Loan Documents, (v) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any of its Subsidiaries, (vi) customary provisions restricting assignment sublicensing or subletting of any licensing or leasing agreement (in which the Borrower or any of its Subsidiaries is the licensee or lessee), any acquisition or sale agreement permitted by this Agreement or any other contract entered into by Holdings or any of its Subsidiaries in the ordinary course of business, (vii) restrictions on the transfer of any asset or Subsidiary or the conduct of business related thereto pending the close of the sale of such asset or Subsidiary, (viii) restrictions on the transfer of any asset subject to a Lien permitted by Sections 9.01(c), (e), (f), (m), (n), (r), (s), (t), (v) or (x); (ix) any agreement or instrument in effect at the time any entity becomes a Subsidiary of the Borrower or any assets are acquired by a Credit Party, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired and so long as the respective encumbrances or restrictions were not created (or made more restrictive) in connection with or in anticipation of the acquisition of such Subsidiary or assets by a Credit Party; (x) restrictions applicable to any joint venture that is a Subsidiary; (xi) customary restrictions on the transfer of joint venture interests, (xii) restrictions and conditions on any Foreign Subsidiary imposed by the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred pursuant to Section 9.04, (xiii) customary net worth provisions contained in real property leases entered into by the Borrower and the Subsidiaries in the ordinary course of business, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and Subsidiaries to meet their ongoing obligations, (xiv) any restrictions regarding licenses or sublicenses by the Borrower and the Subsidiaries of intellectual property rights in the ordinary course of business (in which case such restrictions shall relate only to such intellectual property rights); and (xv) any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in the foregoing clauses (i) through (xiv); provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive with respect to such encumbrance or restriction than those contained in the encumbrance or restriction prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

9.09 Business; etc. (a) Holdings will not, and will not permit any of its Subsidiaries to, engage directly or indirectly in any business other than the businesses engaged in by Holdings and its Subsidiaries as of the Closing Date and businesses reasonably related, ancillary or complimentary thereto.

(b) Notwithstanding the foregoing or anything else in this Agreement to the contrary, Holdings will not engage in any business or own any significant assets or have any material liabilities other than (i) its ownership of the capital stock of the Borrower, cash and Cash Equivalents, (ii) holding intercompany loans made to the Borrower, (iii) other activities attributable to or ancillary to its role as a holding company, including making contributions to the capital of the Borrower, guaranteeing the obligations of the Subsidiaries solely to the extent such obligations are not prohibited hereunder, making Dividends and Investments permitted to be made by this Agreement, and providing indemnification to officers and directors, and (iv) those liabilities which it is responsible for under this Agreement and the other Credit Documents to which it is a party and those related to its ownership of the capital stock of the Borrower; provided, that Holdings may engage in those activities and have liabilities that are incidental to (x) the maintenance of its existence in compliance with applicable law and (y) legal, tax and accounting matters in connection with any of the foregoing activities.

9.10 Minimum Liquidity Covenant. The Borrower shall not permit Liquidity as of the last Business Day of any fiscal week of the Credit Parties, commencing with the first full fiscal week after the Closing Date, to be less than the Minimum Liquidity Amount.

9.11 First Lien Net Leverage Ratio. The Borrower shall not permit the First Lien Net Leverage Ratio, as of the last day of any Test Period ended closest to any date in the table below, to exceed the ratio set forth opposite such date in the table below.

Test Period ended closest to:	First Lien Net Leverage Ratio:
January 31, 2022	5.75:1.00
April 30, 2022	5.75:1.00
July 31, 2022	5.20:1.00
October 31, 2022	5.20:1.00
January 31, 2023	5.20:1.00
April 30, 2023	4.30:1.00
July 31, 2023 and thereafter	4.05:1.00

9.12 Limitation on Capital Expenditures. The Borrower shall not permit the aggregate amount of Capital Expenditures (other than (a) Capital Expenditures described in clause (ii) of the definition thereof or (b) Capital Expenditures made as tenant in leasehold improvements to the extent reimbursed by landlords) made in any Fiscal Year to exceed $23,000,000.

9.13 Change of Fiscal Year. Holdings and the Borrower shall not change their Fiscal Year end.

9.14 Anti-Layering. Holdings will not, and will not permit any of its Subsidiaries to create, incur, assume or suffer to exist any Indebtedness (other than the Obligations, the ABL Obligations (as in effect, and pursuant to the terms of the ABL Documents, on the Closing Date) and the Existing Term Loan Obligations (as in effect, and pursuant to the terms of the Existing Term Loan Documents, on the Closing Date)) which is (a) secured by a Lien on the Collateral, which Lien is subordinated in right of priority to the Lien securing the Priming Facility Obligations (as in effect, and pursuant to the terms of the Priming Facility Documents, on the Closing Date), unless the Lien securing such Indebtedness is also subordinated in right of priority, in the same manner and to the same extent, to the Lien securing the Obligations or (b) subordinated in right of payment (including pursuant to a last-out facility) to any of the Priming Facility Obligations (as in effect, and pursuant to the terms of the Priming Facility Documents, on the Closing Date), unless such Indebtedness is also subordinated in right of payment, in the same manner and to the same extent, to the Obligations. For the avoidance of doubt, this Section 9.14 shall apply to any amendment of the payment waterfall provisions contained in the agreements governing any Indebtedness, including, without limitation, the Priming Facility Loan Documents, the Existing Term Loan Documents or the ABL Documents, the creation or addition of new tranches of Priming Facility Obligations, Existing Term Loan Obligations or ABL Obligations, and/or the reallocation of all or a portion of the Priming Facility Obligations, the Existing Term Loan Obligations or the ABL Obligations to the principal amount of one or more newly created loan tranches or facilities.

SECTION 10. Events of Default and Remedies.

10.01 Events of Default. Upon the occurrence of any of the following specified events (each, an “Event of Default”):

(a) Payments. The Borrower shall (x) default in the payment when due of any principal of any Term Loan or any Note, or (y) default, in the payment when due of any interest on any Term Loan or any Note or any Fees or any other amounts owing hereunder or under any other Credit Document, and such default pursuant to this clause (y) shall continue unremedied for five or more Business Days; or

(b) Representations, etc. Any representation, warranty or statement made, confirmed or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made, confirmed or deemed made; or

(c) Covenants. Holdings or any of its Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.01(e)(i), 8.04 (with respect to company existence) or Section 9 (other than Section 9.10), (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in Section 8.18 and such default shall continue unremedied for a period of five (5) Business Days after the date on which written notice thereof is given to the Borrower by the Administrative Agent or the Required Lenders, (iii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or any other Credit Document (other than those set forth in Sections 10.01(a), 10.01(b) and clauses (i), (ii), (iv) and (v) of this Section 10.01(c)) and such default shall continue unremedied for a period of 30 days after the date on which written notice thereof is given to the Borrower by the Administrative Agent or the Required Lenders, (iv) (x) prior to the Trigger Payment, default in the due performance or observance by it of Section 9.10 with respect to two (2) calendar weeks in any consecutive four-calendar week period and (y) following the Trigger Payment, default in the due performance or observance by it of Section 9.10 and (v) default in the due performance or observance of Section 8.01(e)(ii) or Section 8.17 and such default shall remain unremedied for a period of three Business Days after such default (regardless of whether notice thereof is given to the Borrower by the by the Administrative Agent or the Required Lenders); or

(d) Default Under Other Agreements. (x) Holdings or any of its Subsidiaries shall (A) default in any payment of any Indebtedness (other than the Obligations and the Indebtedness described in clause (y) below) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (B) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations and the Indebtedness described in clause (y) below) beyond any period of grace, if any, provided therein, in each case of clauses (A) and (B) above, if the effect of such default (however denominated) is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity; provided that it shall not be a Default or an Event of Default under clause (x) of this Section 10.01(d) unless the aggregate principal amount of all Indebtedness as described above with respect to which such default, other event or condition, has occurred and is continuing is at least $17,250,000, or (y) (I) Holdings or any of its Subsidiaries shall (A) default in any payment of any Indebtedness under the Priming Facility Loan Documents (or any Permitted Refinancing Indebtedness with respect thereto and secured on a pari passu basis therewith) beyond the period of grace, if any, provided therein or (B) default in the observance or performance of any agreement or condition relating to the Indebtedness under, or contained in, the Priming Facility Loan Documents (or any Permitted Refinancing Indebtedness with respect thereto and secured on a pari passu basis therewith) beyond any period of grace, if any, provided therein, if the effect of such default (however denominated) is to cause, or to permit the holder or holders of commitments or Indebtedness under the Priming Facility Loan Documents (or any Permitted Refinancing Indebtedness with respect thereto and secured on a pari passu basis therewith), as applicable (or an agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such commitments or Indebtedness to be terminated or become due, as applicable, prior to its stated expiration or maturity, as the case may be; provided that, notwithstanding the foregoing, with respect to any breach or default with respect to Section 9.10 or 9.11 of the Priming Facility Credit Agreement (or any other financial covenant subsequently added to the Priming Facility Credit Agreement or contained in any Permitted Refinancing of the Priming Facility Credit Agreement), such breach or default shall constitute an Event of Default under this Agreement only if the maturity of the obligations under the Priming Facility Credit Agreement are accelerated as a result of such breach or default, (II) Holdings or any of its Subsidiaries shall (A) default in any payment of any Indebtedness under the Existing Term Loan Documents (or any Permitted Refinancing Indebtedness with respect thereto and secured on a pari passu basis therewith) beyond the period of grace, if any, provided therein or (B) default in the observance or performance of any agreement or condition relating to the Indebtedness under, or contained in, the Existing Term Loan Documents (or any Permitted Refinancing Indebtedness with respect thereto and secured on a pari passu basis therewith) beyond any period of grace, if any, provided therein, if the effect of such default (however denominated) is to cause, or to permit the holder or holders of commitments or Indebtedness under the Existing Term Loan Documents (or any Permitted Refinancing Indebtedness with respect thereto and secured on a pari passu basis therewith), as applicable (or an agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such commitments or Indebtedness to be terminated or become due, as applicable, prior to its stated expiration or maturity, as the case may be,or (III) Holdings or any of its Subsidiaries shall (A) default in any payment of any Indebtedness under the ABL Loan Documents (or any Permitted Refinancing Indebtedness with respect thereto and secured on a pari passu basis therewith) beyond the period of grace, if any, provided therein or (B) default in the observance or performance of any agreement or condition relating to the Indebtedness under, or contained in, the ABL Loan Documents (or any Permitted Refinancing Indebtedness with respect thereto and secured on a pari passu basis therewith) beyond any period of grace, if any, provided therein, if the effect of such default (however denominated) is to cause, or to permit the holder or holders of commitments or Indebtedness under the ABL Loan Documents (or any Permitted Refinancing Indebtedness with respect thereto and secured on a pari passu basis therewith), as applicable (or an agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such commitments or Indebtedness to be terminated or become due, as applicable, prior to its stated expiration or maturity, as the case may be; provided that, notwithstanding the foregoing, with respect to any breach or default with respect to Section 10.11 of the ABL Credit Agreement (or any other financial covenant subsequently added to the ABL Credit Agreement or contained in any Permitted Refinancing of the ABL Credit Agreement), such breach or default shall constitute an Event of Default under this Agreement only if the maturity of the obligations under the ABL Credit Agreement are accelerated as a result of such breach or default; or

(e) Bankruptcy, etc. Holdings or any of its Subsidiaries (other than an Immaterial Subsidiary) shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against Holdings or any of its Subsidiaries (other than an Immaterial Subsidiary), and the petition is not controverted within 10 days, or is not dismissed within 60 days after the filing thereof; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Holdings or any of its Subsidiaries (other than an Immaterial Subsidiary), to operate all or any substantial portion of the business of Holdings or any of its Subsidiaries (other than an Immaterial Subsidiary), or Holdings or any of its Subsidiaries (other than an Immaterial Subsidiary) commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings or any of its Subsidiaries (other than an Immaterial Subsidiary), or there is commenced against Holdings or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days after the filing thereof, or Holdings or any of its Subsidiaries (other than an Immaterial Subsidiary) is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Holdings or any of its Subsidiaries (other than an Immaterial Subsidiary) makes a general assignment for the benefit of creditors; or Holdings or any of its Subsidiaries (other than an Immaterial Subsidiary) shall fail generally to pay its debts as they become due; or

(f) ERISA. (a)(i) one or more ERISA Events shall have occurred, or (ii) there is or arises an Unfunded Pension Liability (taking into account only Plans with positive Unfunded Pension Liability); or (iii) there is or arises any withdrawal liability under Section 4201 of ERISA, if Holdings, any Subsidiary of Holdings or any of the ERISA Affiliates withdraws completely from any and all Multiemployer Plans; and (b) there shall result from any such event or events described in clause (a) the imposition of a lien, the granting of a security interest or a liability; and such lien, security interest or liability, individually, and/or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect; or

(g) Security Documents. Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral, in favor of the Collateral Agent, prior to the rights of all third Persons (except for Liens permitted by Section 9.01), and subject to no other Liens (except for Liens permitted by Section 9.01); provided, that the failure to have such a perfected and enforceable Lien on Collateral in favor of the Collateral

Agent shall not give rise to an Event of Default under this Section 10.01(g), if either (A) the aggregate fair market value of all Collateral over which the Collateral Agent fails to have such a perfected and enforceable Lien is less than $3,450,000, (B) such lack of perfection or enforceability results from any act or omission of the Collateral Agent or the Administrative Agent (so long as such act or omission does not result from the breach or non-compliance by a Credit Party with the terms of any Credit Document), (C) the lack of perfection or enforceability is with respect to a Mortgaged Property and is covered by a lender’s title insurance policy for the benefit of the Collateral Agent and the Required Lenders shall be reasonably satisfied with the credit of such insurer and the amount insured, or (D) the lack of perfection results from limitations of foreign laws, rules or regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or applications thereof; or

(h) Guaranties. Any Guaranty or any material provision thereof shall cease to be in full force or effect as to any Guarantor (except as a result of a release of any Guarantor in accordance with the terms thereof), or any Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm in writing such Guarantor’s obligations under the Guaranty to which it is a party; or

(i) [Reserved]; or

(j) Judgments. One or more judgments or decrees shall be entered against Holdings or any Subsidiary of Holdings and such judgments and decrees shall be final and non- appealable and shall not be vacated, satisfied, discharged or stayed, covered by a reputable and solvent insurance company or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds $17,250,000, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Holdings or any of its Subsidiaries to enforce any such judgment equal to or in excess of $17,250,000; or

(k) Change of Control. A Change of Control shall occur; or

(l) [Reserved];

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent to enforce its claims against any Credit Party, or the rights of any Lender or the holder of any Note to enforce its claims against the Borrower (provided that, if an Event of Default specified in Section 10.01(e) shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a) and (b) below, shall occur automatically without the giving of any such notice): (a) declare the Total Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately without any other notice of any kind; (b) declare the principal of and any accrued interest in respect of all Term Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (c) subject to the terms of the Subordination Agreement, enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents in accordance with the terms thereof; and (d) enforce each Guaranty.

10.02 Rescission. If (1) at any time after acceleration of the maturity of the Term Loans, the Borrower shall have paid all arrears of interest and all payments on account of principal of the Term Loans owing by it that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and (2) all Defaults (in each case, other than non-payment of principal of and accrued interest on the Term Loans due and payable solely by virtue of acceleration) shall have been remedied or waived pursuant to Section 12.12 and all Events of Default (in each case, other than non-payment of principal of and accrued interest on the Term Loans due and payable solely by virtue of acceleration) shall have been waived (it being understood that Events of Default may not be remedied, except pursuant to Sections 10.04 and 10.05) pursuant to Section 12.12, then upon the written consent of the Required Lenders and written notice to the Borrower, the acceleration and its consequences may be rescinded and annulled. For the avoidance of doubt, such action shall not affect any subsequent Default or Event of Default or impair any right or remedy consequent thereon. The provisions of the first sentence of this Section 10.02 do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

10.03 Application of Funds. After the exercise of remedies (subject to the terms of the Subordination Agreement) provided for in Section 10.01 (or after the Term Loans have automatically become immediately due and payable as provided in Section 10.01), any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including expenses of counsel payable under Section 12.01) payable to the Administrative Agent and the Collateral Agent in their respective capacities as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Secured Creditors (including expenses of counsel payable under Section 12.01 and amounts payable under Section 2.10), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Term Loans, ratably among the Secured Creditors in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Term Loans, ratably among the Secured Creditors in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Secured Obligations of the Credit Parties that are due and payable to the Administrative Agent and the other Secured Creditors on such date, ratably based upon the respective aggregate amounts of all such Secured Obligations owing to the Administrative Agent and the other Secured Creditors on such date; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in cash in full, to the Borrower or as otherwise required by law.

10.04 Leverage Covenant Cure Right. (a) Notwithstanding anything to the contrary contained in this Section 10, in the event that the Borrower fails to comply with the requirements of the covenant under Section 9.11, until the expiration of the tenth Business Day subsequent to the date financial statements are required to be delivered pursuant to Section 8.01(a) or Section 8.01(b) (the “Anticipated Leverage Cure Deadline”), in respect of the period ending on the last day of such Fiscal Quarter, the Borrower shall have the right to request Holdings to issue Specified Common Equity or to borrow Incremental Term Loans, in each case, for cash and, in the case of the Specified Common Equity, to be contributed to the equity capital of the Borrower as common equity (the “Leverage Cure Right”), in each case, following the end of such Fiscal Quarter and on or prior to the Anticipated Leverage Cure Deadline, in each case in an aggregate amount not to exceed the amount necessary to cure the relevant failure to comply with such covenant (or, if greater, the amount necessary to cure the failure to comply with the covenant under Section 9.11 of the Priming Facility Credit Agreement or the failure to comply with the covenant under Section 10.11 of the ABL Credit Agreement), the proceeds of which may, at the election of the Borrower be included in the calculation of Consolidated EBITDA for purposes of determining compliance with such covenant, and upon the earlier of (x) the delivery by the Borrower of written notice to the Administrative Agent that it intends to exercise the Leverage Cure Right hereunder (it being understood that to the extent such notice is provided in advance of delivery of a compliance certificate for the applicable period, the amount of such net cash proceeds that are received as the Leverage Cure Amount may be lower than specified in such notice to the extent that the amount necessary to cure such failure to comply with the requirements of the covenant under Section 9.11 is less than the full amount of any originally designated amount) and (y) receipt by the Borrower of such cash proceeds (the “Leverage Cure Amount”), such covenant shall be recalculated giving effect to the following pro forma adjustments:

(i) solely for purpose of determining the existence of a failure to comply with the requirements of the covenant under Section 9.11, Consolidated EBITDA for the Fiscal Quarter of the Borrower for which such certificate is required to be delivered shall be increased by an amount equal to the Leverage Cure Amount, and such increase shall be effective for all periods that include the Fiscal Quarter of the Borrower for which such Leverage Cure Right was exercised and not for any other purpose under this Agreement; provided, that (1) the receipt by the Borrower of the Leverage Cure Amount pursuant to the Leverage Cure Right shall be deemed to have no other effect whatsoever under this Agreement (including determining the availability or amount of any covenant baskets or carve-outs) and (2) no Leverage Cure Amount shall reduce Indebtedness (whether on a Pro Forma Basis or otherwise and whether by netting (including with respect to the calculation of Consolidated Indebtedness or otherwise) for any period in which the Leverage Cure Amount is included in the calculation of Consolidated EBITDA for purposes of calculating the financial covenant set forth in Section 9.11; provided, further, that the proceeds of any Leverage Cure Amount may be used, at the Borrower’s option, to prepay Priming Facility Loans or Term Loans (it being understood and agreed that such prepayments shall not be given effect in determining compliance with the financial covenant set forth in Section 9.11 for any period in which the Leverage Cure Amount is included in the calculation of Consolidated EBITDA); and

(ii) if, after giving effect to the foregoing recalculations (but not giving effect to any payment of Indebtedness made with such Leverage Cure Amount when calculating compliance with Section 9.11 at the end of such (but no other) Fiscal Quarter), the Borrower shall then be in compliance with the requirements of the covenant under Section 9.11 at the end of such Fiscal Quarter, the Borrower shall be deemed to have satisfied the requirements of the covenant under Section 9.11 as of the last day of such Fiscal Quarter with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or Default or Event of Default of the covenant under Section 9.11 that had occurred shall be deemed cured for this purpose under this Agreement and the other Credit Documents; provided, that if the Leverage Cure Amount is not received by the Borrower prior to the Anticipated Leverage Cure Deadline, such Default or Event of Default shall be deemed reinstated.

(b) Notwithstanding anything herein to the contrary, (i) in each consecutive four-fiscal-quarter period of the Borrower there shall be at least two Fiscal Quarters in which the Leverage Cure Right is not exercised, (ii) the Leverage Cure Right shall not be exercised more than three times during the term of this Agreement, (iii) the Leverage Cure Amount shall not exceed the amount required to cause the Borrower to be in compliance with the covenant under Section 9.11 (or, if greater, the amount required to cause the Borrower to be in compliance with the covenant under Section 9.11 of the Priming Facility Credit Agreement); and (iv) neither the Administrative Agent nor any Lender or Secured Creditor shall exercise any remedy under the Credit Documents or applicable law on the basis of an Event of Default caused by the failure to comply with Section 9.11 until after the Borrower’s ability to cure has lapsed and the Borrower has not exercised the Leverage Cure Right.

10.05 Minimum Liquidity Cure Right. (a) Notwithstanding anything to the contrary contained in this Section 10, in the event that the Borrower fails to comply with the requirements of the covenant under Section 9.10, until the expiration of the fifth Business Day subsequent to the date of the Liquidity report required to be delivered pursuant to Section 8.17(c) (the “Anticipated Liquidity Cure Deadline”), in respect of the last Business Day of the preceding fiscal week, the Borrower shall have the right to request Holdings to issue Specified Common Equity or to borrow Incremental Term Loans, in each case, for cash and, in the case of the Specified Common Equity, to be contributed to the equity capital of the Borrower as common equity (the “Liquidity Cure Right”), in each case following the last Business Day of such fiscal week and on or prior to the Anticipated Liquidity Cure Deadline, in each case in an aggregate amount necessary to cure the relevant failure to comply with such covenant (and not less than $3,000,000 in any case), and upon the earlier of (x) the delivery by the Borrower of written notice to the Administrative Agent that it intends to exercise the Liquidity Cure Right hereunder and (y) receipt by the Borrower of such cash proceeds (the “Liquidity Cure Amount”), such covenant shall be recalculated giving effect to the following pro forma adjustments:

(i) solely for purpose of determining the existence of a failure to comply with the requirements of the covenant under Section 9.10, Liquidity as of the last Business Day of fiscal week for which such Liquidity report is required to be delivered shall be increased by an amount equal to the Liquidity Cure Amount; provided, that the receipt by the Borrower of the Cure Amount pursuant to the Liquidity Cure Right shall be deemed to have no other effect whatsoever under this Agreement (including determining the availability or amount of any covenant baskets or carve-outs); and

(ii) if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the covenant under Section 9.10 at the end of such fiscal week, the Borrower shall be deemed to have satisfied the requirements of the covenant under Section 9.10 as of the last day of such fiscal week with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or Default or Event of Default of the covenant under Section 9.10 that had occurred shall be deemed cured for this purpose under this Agreement and the other Credit Documents; provided, that if the Cure Amount is not received by the Borrower prior to the Anticipated Liquidity Cure Deadline, such Default or Event of Default shall be deemed reinstated.

(b) Notwithstanding anything herein to the contrary, (i) the Liquidity Cure Right shall not be exercised more than four times during the term of this Agreement, (ii) no Liquidity Cure Right may be exercised unless the Borrower receives at least $3,000,000 in immediately available funds pursuant to the exercise of such Liquidity Cure Right, regardless of the Liquidity shortfall resulting in the Default or Event of Default subject to such cure and (iii) neither the Administrative Agent nor any Lender or Secured Creditor shall exercise any remedy under the Credit Documents or applicable law on the basis of an Event of Default caused by the failure to comply with Section 9.10 until after the Borrower’s ability to cure has lapsed and the Borrower has not exercised the Liquidity Cure Right.

SECTION 11. The Administrative Agent.

11.01 Appointment. (a) The Lenders hereby irrevocably designate and appoint Wilmington Trust as Administrative Agent and Collateral Agent (for purposes of this Section 11 and Section 12.01, the term “Administrative Agent” also shall include Wilmington Trust in its capacity as Collateral Agent pursuant to the Security Documents, the Subordination Agreement and the other Credit Documents) to act as specified herein and in the other Credit Documents and Wilmington Trust hereby accepts such designation and appointment. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder by or through its officers, directors, agents, sub-agents, employees or affiliates. Any sub-agent may perform any and all its duties and exercise its rights and powers by or through its directors, trustees, officers, employees, agents, advisors or affiliates. The exculpatory and indemnification provisions contained in Section 11 and Section 12.01 shall apply to the Administrative Agent and any sub-agent and to their respective directors, trustees, officers, employees, agents, advisors and affiliates, and shall apply to their respective activities in connection with the syndication of the Term Loans, as well as activities as Administrative Agent. The Agents shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such subagent. The provisions of this Section 11 are solely for the benefit of the Agents and the Lenders, and no Credit Party shall have rights as a third party beneficiary of any such provisions.

(b) Each Lender irrevocably appoints each other Lender as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Creditors, in assets in which, in accordance with the UCC or any other applicable legal requirement a security interest can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly following the Collateral Agent’s request therefor, shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions. The Lenders hereby acknowledge and agree that the Collateral Agent may act, subject to and in accordance with the terms of the Subordination Agreement, as the collateral agent for the Lenders.

(c) Any corporation or association into which the Administrative Agent or the Collateral Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Administrative Agent or the Collateral is a party, will be and become the successor Administrative Agent or Collateral Agent, as applicable, under this Agreement and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

11.02 Nature of Duties. (a) The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.01 or Section 12.12) or (ii) in the absence of its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

11.03 Lack of Reliance on the Administrative Agent; Etc.

(a) Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (a) its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the making and the continuance of the Term Loans and the taking or not taking of any action in connection herewith and (b) its own appraisal of the creditworthiness of Holdings and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Term Loans or at any time or times thereafter. Each Lender further represents and warrants that it has reviewed each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof (including any such terms and conditions set forth, or otherwise maintained, on the Platform with respect thereto). The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of Holdings or any of its Subsidiaries or be required to make any inquiry concerning the financial condition of Holdings or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default. The Administrative Agent shall be deemed to have no knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by Holdings, the Borrower or a Lender. No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Credit Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Credit Document or any other agreement, instrument or document, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Sections 5 and 6 or elsewhere in any Credit Document. Each party to this Agreement acknowledges and agrees that the Administrative Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Credit Documents and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of the Borrower and the other Credit Parties. No Agent shall be liable for any action taken or not taken by any such service provider.

(b) Each Lender, by delivering its signature page to this Agreement or an Assignment and Assumption Agreement and funding its Term Loan, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, the Required Lenders or the Lenders, as applicable, on the Closing Date.

11.04 Certain Rights of the Agents. If any Agent shall request instructions from the Required Lenders (or such other Lenders as may be required to give such instructions under Section 12.12) with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Lenders (or such other Lenders, as the case may be); and such Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent (nor any of their officers, partners, directors, employees or agents) shall except as expressly set forth herein or in the other Credit Documents, have any duty to disclose, and shall not be liable to the Lenders for the failure to disclose, any information relating to the Borrower or any Affiliate thereof that is communicated to or obtained by the Person serving as Administrative Agent, Collateral Agent or any of their respective Affiliates in any capacity and (c) no Agent (nor any of their officers, partners, directors, employees or agents) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Credit Documents that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.01 or 12.12); provided, that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability, if the Agent is not indemnified to its satisfaction, or that is contrary to any Credit Document or applicable Legal Requirements including, for the avoidance of doubt any action that may be in violation of the automatic stay under the Bankruptcy Code and any and all other insolvency, bankruptcy, receivership, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, rearrangement, reorganization, or similar Legal Requirements of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally or that may affect a foreclosure, modification or termination of property of a Defaulting Lender under the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect. The Administrative Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover pro rata from other Lenders any payment equal to the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). The Administrative Agent and the Collateral Agent shall have no obligation to monitor whether any amendment or waiver to any Loan Document has properly become effective or is permitted hereunder or thereunder except to the extent expressly agreed to by the Administrative Agent or the Collateral Agent in such amendment or waiver.

In no event shall any Agent be liable for any failure or delay in the performance of their respective obligations under this Agreement or any related documents because of circumstances beyond such Agent’s control, including, but not limited to, a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Agreement or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond the Agent’s control whether or not of the same class or kind as specified above.

Nothing in this Agreement or any other Credit Document shall require the Administrative Agent or the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder.

The Agents shall have no obligation for (a) perfecting, maintaining, monitoring, preserving or protecting the security interest or Lien granted under this Agreement, any other Credit Document, or any agreement or instrument contemplated hereby or thereby; (b) the filing, re-filing, recording, re-recording, or continuing of any document, financing statement, mortgage, assignment, notice, instrument of further assurance, or other instrument in any public office at any time or times; or (c) providing, maintaining, monitoring, or preserving insurance on or the payment of taxes with respect to any Collateral.

The Agents shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Term Loans, or disclosure of confidential information, to any Disqualified Lender.

The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the administration of, submission of, calculation of or any other matter related to SOFR or any component definition thereof or rates referenced in the definition thereof or any alternative, comparable or successor rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, comparable or successor rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, SOFR or any other Benchmark Replacement, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes (including, but not limited to, determining whether any Benchmark Replacement Conforming Changes, if any, are necessary or advisable). The Administrative Agent shall be under no duty or obligation (i) to monitor, determine or verify the availability, cessation or replacement of any Benchmark, or the occurrence of any Benchmark Transition Event or Benchmark Replacement Date, or (ii) to identify, determine or select any Benchmark Replacement, any Benchmark Replacement Adjustment, or other replacement benchmark or any replacement or successor index. The Administrative Agent shall not have any liability for any interest rate published on any publicly available source (including but not limited to the Federal Reserve Bank of New York’s Website), by any publication or other source for determining any interest rates applicable to any Loan, including, without limitation, any inaccuracy or error relating to the publication of any such interest rates. The Administrative Agent shall not be liable for any delay or failure in performing its duties under this Agreement directly or indirectly as a result of the unavailability of any Benchmark or the absence of a designated replacement Benchmark, including as a result of any delay or error on the part of any other Person, or whether as a result of any other Person providing or failing to provide the Administrative Agent with any information or direction pursuant to the terms of this Agreement or any Credit Document other than, in each case, to the extent of the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision. Nothing in this Section shall constitute a representation or warranty by Holdings, the Borrower or any of their Subsidiaries nor can it constitute the basis of any Default or Event of Default.

11.05 Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing (including any electronic message, Internet or intranet website posting or other distribution), resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made or otherwise authenticated by any Person that the Administrative Agent believed to be the proper Person, and each Agent also may rely upon any statement made to it orally and believed by it to be made by a proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless each Agent shall have received written notice to the contrary from such Lender prior to the making of such Term Loan. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, advice of counsel (who may be counsel for the Borrower), independent accountants and other experts selected by the Administrative Agent and shall not be liable for any action taken or not taken in good faith by it in accordance with the advice of any such counsel, accountants or experts

11.06 Indemnification. To the extent each Agent, and each of the officers, directors, partners, trustees, employees, affiliates, shareholders, legal counsel (including local, foreign and in-house counsel), auditors, accountants, consultants, appraisers, engineers or other advisors, agents, attorneys-in-fact and controlling persons of each of the foregoing and each other person designated, nominated or otherwise mandated by or assisting such Agent pursuant to Section 11.01 or any comparable provision of any Credit Document (collectively, the “Related Persons”), is not reimbursed and indemnified by the Borrower (without limiting the obligation of the Borrower to do so), the Lenders will reimburse, indemnify and hold harmless such Agent (or such Related Persons) in proportion to their respective Pro Rata Shares (as defined below) (determined at the time such indemnification is sought (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Term Loans shall have been paid in full, ratably in accordance with such Pro Rata Shares as in effect immediately prior to such date)) from and against any and all Indemnified Liabilities which may be imposed on, asserted against or incurred by such Agent (or such Related Person) (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY AGENT OR RELATED PERSON); provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the such Agent’s (or such Related Person’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision) (provided, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section). In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, the Lenders shall reimburse each Agent upon demand in proportion to the Lenders’ respective Pro Rata Shares (determined at the time such reimbursement is sought (or, if such reimbursement is sought after the date upon which all Commitments shall have terminated and the Term Loans shall have been paid in full, ratably in accordance with such Pro Rata Shares as in effect immediately prior to such date)) for any costs or reasonable and documented out-of-pocket expenses (including the fees, disbursements and other charges of (x) one primary counsel to the Administrative Agent and the Collateral Agent taken as a whole and (y) one firm of local counsel to the Administrative Agent and the Collateral Agent taken as a whole in each appropriate jurisdiction) incurred by the Administrative Agent and the Collateral Agent in connection with preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights and responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or the Collateral Agent, as applicable, is not reimbursed for such costs or expenses by or on behalf of the Borrower. Each Lender hereby authorizes the Administrative Agent and Collateral Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent or the Collateral Agent to such Lender from any source against any amount due to the Administrative Agent or the Collateral Agent under this Section 11.06. The undertaking in this Section 11.06 shall survive termination of the Commitments, the payment of all other Obligations and the resignation and/or replacement of the Administrative Agent or the Collateral Agent, as the case may be. For purposes of this Section 11.06, (a) “Pro Rata Share” shall mean, with respect to any Lender at any time, the percentage obtained by dividing (i) the sum of the aggregate outstanding principal amount of the Term Loans of such Lender at such time and its unused Commitments at such time by (ii) the sum of the aggregate outstanding principal amount of the Term Loans of all Lenders at such time and the aggregate unused Commitments of all Lenders at such time.

11.07 The Administrative Agent in its Individual Capacity. With respect to its obligation to make Term Loans under this Agreement (if any), the Administrative Agent, if applicable, shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders,” “holders of Notes” or any similar terms shall, if applicable and unless the context clearly indicates otherwise, include the Administrative Agent in its individual capacity. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

11.08 [Reserved].

11.09 Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all of its respective functions and duties hereunder and/or under the other Credit Documents at any time by notifying the Lenders and, unless a Default or an Event of Default under Section 10.01(e) has occurred and is continuing, the Borrower. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed; provided, that the Borrower’s approval shall not be required if an Event of Default has occurred and is continuing.

(c) If no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed) (provided that the Borrower’s approval shall not be required if an Event of Default has occurred and is continuing), then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, in each case, having combined capital and surplus of at least $500,000,000, who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by such 30th day after the date such notice of resignation was given by such Administrative Agent, such Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent.

(e) Upon a resignation of the Administrative Agent pursuant to this Section 11.09, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 11 (and the analogous provisions of the other Credit Documents) and Sections 12.01, 12.08 and 12.23 shall continue in effect for the benefit of the Administrative Agent, its sub-agents and their respective Affiliates for each of their actions and inactions while serving as the Administrative Agent.

(f) Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (unless discharged earlier as provided above). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.

11.10 Collateral Matters. (a) Each Secured Creditor hereby authorizes and directs the Administrative Agent or the Collateral Agent, as applicable, to enter into the Guaranty, the Security Documents and the Subordination Agreement for the benefit of the Lenders and the other Secured Creditors (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Credit Party of any Indebtedness permitted hereby, in order to permit such Indebtedness to be secured by a valid, perfected lien (with such priority as is expressly permitted hereby)). Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b) The Lenders hereby authorize the Collateral Agent to release or subordinate, as applicable, any Lien granted to or held by the Collateral Agent upon any Collateral (without notice to, or vote or consent of, any Lender) (i) upon termination of the Total Commitment and payment and satisfaction of all of the Obligations (other than inchoate indemnification and reimbursement obligations) at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than Holdings and the Qualified Credit Parties) upon the sale or other disposition thereof in compliance with Section 9.02, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 12.12), (iv) as otherwise may be expressly provided in the relevant Security Documents, in the Subordination Agreement or the last sentence of each of Sections 9.01 and 9.02, (v) constituting property following or concurrently with a sale or other disposition (to Persons other than Holdings and the Qualified Credit Parties) of a Subsidiary of Holdings in compliance with Section 9.02, constituting property owned by such Subsidiary or (vi) constituting property subject to (or which will become subject to promptly following such release) Liens pursuant to Section 9.01(f) or (m), and the Collateral Agent shall promptly, at the written request of the Borrower, release or subordinate, as applicable, the Collateral Agent’s Liens on such property; provided, that the Borrower has delivered to the Agents a certificate executed by an Authorized Officer of the Borrower certifying that the applicable transaction is permitted under the Credit Documents (and the Lenders hereby authorize and direct the Agents to conclusively rely on such certificate in performing their obligations under this sentence). Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (other than inchoate indemnification and reimbursement obligations) have been paid in full and all Commitments have terminated or expired, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to release all guarantee obligations provided for in any Credit Document. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(c) Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.10.

(d) The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 11.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision) (provided, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section).

(e) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Holdings, the Borrower, the Administrative Agent, the Collateral Agent and each other Secured Creditor hereby agree that (i) no Secured Creditor other than the Administrative Agent or Collateral Agent, as applicable, shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Credit Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Creditors in accordance with the terms hereof and thereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Creditors in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Creditors (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

11.11 Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Subsidiary thereof, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (a) as specifically provided in this Agreement or any other Credit Document and (b) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

11.12 Withholding. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any withholding Tax applicable to such payment. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any other reason, or the Administrative Agent has paid over to the IRS applicable withholding tax relating to a payment to a Lender but no deduction has been made from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with any and all expenses incurred (including legal expenses, allocated internal costs and out-of-pocket expenses), unless such amounts have been indemnified by any Credit Party or the relevant Lender.

11.13 Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its respective agents and counsel and all other amounts due the Administrative Agent under the Credit Documents) allowed in such judicial proceeding;

(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(d) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due the Administrative Agent under this Agreement out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 12. Miscellaneous.

12.01 Payment of Expenses, etc. (a) The Borrower hereby agrees to:

(i) whether or not the transactions herein contemplated are consummated, pay all reasonable and documented out-of-pocket costs and expenses of (A) (x) the Agents and their Affiliates (limited in the case of legal counsel to the reasonable fees and disbursements of one counsel to the Agents (taken as a whole), which as of the Closing Date shall be Arnold & Porter Kaye Scholer LLP, and of one separate firm of local counsel to the Agents in each appropriate jurisdiction) and (y) the Lenders (taken as a whole) (limited in the case of legal counsel to the reasonable fees and disbursements of one counsel to the Lenders (taken as a whole), which as of the Closing Date shall be Paul, Weiss, Rifkind, Wharton & Garrison LLP, and of one separate firm of local counsel to the Lenders (taken as whole) in each appropriate jurisdiction) in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto and (B) the Administrative Agent and each of the Lenders in connection with the enforcement (or amendment) of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable and documented fees and disbursements of (1) counsel for the Agents (taken as a whole) and (2) counsel and consultants or financial advisors for the Lenders (taken as a whole)); provided, that reasonable fees and disbursements of counsel shall be limited to (x) one counsel for the Agents (taken as a whole) and, if reasonably required by the Administrative Agent or Collateral Agent, local or specialist counsel and (y) one additional counsel for the Lenders, taken as a whole (unless there is a conflict of interest that requires separate representation for any Lender, in which case those Lenders similarly affected shall, as a whole, be entitled to one separate counsel) and, to the extent reasonably necessary, local or specialist counsel; provided, further, that fees with respect to any financial advisor or similar consultant shall be limited to one such financial advisor or consultant for the Lenders, taken as a whole; and

(ii) indemnify the Administrative Agent, the Collateral Agent and each Lender, and each of their respective officers, directors, employees, representatives, attorneys, agents, Affiliates, trustees and investment advisors (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable and documented attorneys’ and consultants’ fees and disbursements, but limited, in the case of legal fees, to the reasonable fees, disbursements and other charges of (x) one counsel for the Agents and their Related Persons (taken as a whole) and, if necessary, of a single separate firm of local counsel to the Agents and their Related Persons (taken as a whole) in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and (y) one counsel for all other Indemnified Persons and, if necessary, of a single separate firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such other Indemnified Persons (and, in the case of an actual or perceived conflict of interest (as reasonably determined by the Indemnified Person affected by such conflict) where such Indemnified Person informs the Borrower of such conflict and thereafter retains its own counsel, of another firm or counsel (and local counsel in each appropriate jurisdiction) for such affected Indemnified Person)) incurred by, imposed on or assessed against any of them as a result of, or arising out of or by reason of, (A) any investigation, litigation or other proceeding (whether or not the Administrative Agent, the Collateral Agent or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of the proceeds of any Term Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (B) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by Holdings or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by Holdings or any of its Subsidiaries at any location, whether or not owned, leased or operated by Holdings or any of its Subsidiaries, the non-compliance by Holdings or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against the Borrower, any of its Subsidiaries or any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, (including, in each case, without limitation, the reasonable and documented fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding) (all of the foregoing, collectively, the “Indemnified Liabilities”), but excluding any losses, liabilities, claims, damages or expenses to the extent (x) found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (I) the gross negligence, bad faith (other than in the case of the Agents and their Related Persons) or willful misconduct of the Indemnified Person to be indemnified or (II) other than in the case of the Agents and their Related Persons, any material breach of the obligations under the Credit Documents of the Indemnified Person to be indemnified or (y) relating to any dispute solely among the Indemnified Persons (other than (I) claims against an Agent or its Affiliates in their capacity or in fulfilling their role as an Agent or any other similar role under the Credit Documents and (II) claims arising out of any act or omission on the part of Holdings, the Borrower or its Subsidiaries); provided, further, that clause (ii) of this Section 12.01(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent, the Collateral Agent or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

(b) To the full extent permitted by applicable law, each of Holdings and the Borrower shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnified Person results from such Indemnified Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.02 Right of Set-off. (a) In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and, subject to Section 12.24, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, other than accounts used exclusively for payroll, payroll taxes, fiduciary and trust purposes and employee benefits) and any other Indebtedness at any time held or owing by the Administrative Agent or such Lender (including, without limitation, by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of Holdings or any of the other Credit Parties against and on account of the Obligations, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be unmatured.

(b) NOTWITHSTANDING THE FOREGOING SUBSECTION (a), AT ANY TIME THAT THE TERM LOANS OR ANY OTHER OBLIGATION SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY

PROVISION OF THIS AGREEMENT OR ANY NOTE UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY OR ENFORCEABILITY OF THE LIENS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THE SECURITY DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED LENDERS OR THE ADMINISTRATIVE AGENT SHALL BE NULL AND VOID. THIS SUBSECTION (b) SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS AND THE ADMINISTRATIVE AGENT HEREUNDER.

12.03 Notices. (a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopier, cable communication or other electronic image transmission) and mailed, telegraphed, telecopied, cabled, transmitted or delivered: if to any Credit Party, at the address specified on Schedule 12.03; if to any Lender, at its address specified in an Administrative Questionnaire delivered to the Administrative Agent; and if to the Administrative Agent or the Collateral Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telecopier, except that notices and communications to the Administrative Agent, and the Borrower shall not be effective until received by the Administrative Agent or the Borrower, as the case may be.

(b) Notwithstanding Section 12.03(a), unless directed otherwise by the Administrative Agent, Holdings and the Borrower will, or will cause its respective Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent or to the Lenders pursuant to the Credit Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that is or relates to a Notice of Borrowing or a notice pursuant to Section 2.06, (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, each of Holdings and the Borrower agrees, and agrees to cause its respective Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in Section 12.03(a) but only to the extent specifically requested by the Administrative Agent in a particular instance.

(c) Each of Holdings and the Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of Holdings and/or the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive information of a type that would constitute material non-public information with respect to the Borrower or its securities (each, a “Public Lender”). Each of Holdings and the Borrower hereby agrees that (w) at the request of the Administrative Agent, Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Holdings and the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any information of a type that would constitute material non-public information with respect to Holdings or the Borrower or its securities for purposes of United States federal securities laws (provided, however, that to the extent such Borrower Materials constitute confidential information, they shall be treated as such as set forth in Section 12.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Credit Documents and (2) notification of changes in the terms of the Term Loans.

(d) Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain information of a type that would constitute material non-public information with respect to Holdings or the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER OR ANY OTHER PERSON FOR

DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE PLATFORM, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(f) Notwithstanding Section 12.03(a), the Administrative Agent and Lenders agree that the receipt of the Communications by the Administrative Agent at its electronic mail address shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s electronic mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such electronic mail address.

12.04 Benefit of Agreement; Assignments; Participations. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, neither Holdings nor the Borrower may assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Lenders (and any purported assignment or transfer without such consent shall be null and void); provided, further, that, although any Lender may grant participations to Eligible Transferees (each a “Participant”) in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitment, Term Loans, Note or other Obligations hereunder except as provided in Sections 2.13 and 12.04(b)) and the Participant shall not constitute a “Lender” hereunder; provided, further, any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and no Lender shall transfer or grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Term Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment or a mandatory repayment of the Term Loans shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Term Loan (or the addition of additional Commitments or Term Loans) shall be permitted without the consent of any Participant if the Participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by Holdings or the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Term Loans hereunder in which such Participant is participating. In the case of any such participation, except as otherwise set forth below in this Section 12.04(a), the Participant shall not have any rights under this Agreement or any of the other Credit Documents (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 4.04 (subject to the requirements and limitations therein, including the requirements under Section 4.04(f) (it being understood that the documentation required under Section 4.04(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section; provided, that such Participant (A) agrees to be subject to the provisions of Sections 2.12 and 2.13 as if it were an assignee under clause (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.10 or 4.04, with respect to any participation, than its participating Lender would have been entitled to receive. A participant shall not be entitled to the benefits of Section 4.04 to the extent such Participant fails to comply with Section 4.04(f) as though it were a Lender (it being understood that the documentation required under Section 4.04(f) shall be delivered to the participating Lender). Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.13 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.02 as though it were a Lender; provided, that such Participant agrees to be subject to Section 12.06 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Credit Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(b) Notwithstanding the foregoing, any Lender may (in each case below, excluding any assignments to any Affiliated Lender, except as expressly permitted pursuant to Section 2.15) (x) assign all or a portion of its Commitment and related outstanding Obligations (or, if the Commitment has terminated, outstanding Obligations) hereunder to (i) (A) any Lender Affiliate of such Lender or (B) to one or more other Lenders or any Lender Affiliate of any such other Lender (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as a Lender Affiliate of such other Lender for the purposes of this subclause (x)(i)(B)), or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $500,000 (or such lesser amount as the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower may otherwise agree, which agreement shall not be unreasonably withheld or delayed) in the aggregate for the assigning Lender, of such Commitment and related outstanding Obligations (or, if the Commitment has terminated, outstanding Obligations) hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single assignor or Eligible Transferee (as applicable) (if any) for purposes of the dollar limitation set forth above), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement; provided, that (i) at such time, Schedule 1.01(a) shall be deemed modified to reflect the Commitments and/or outstanding Term Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes (if any) by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Term Loans, as the case may be, (iii) the consent of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower (such consent deemed to have been made with respect to any assignment if the Borrower has not responded within ten Business Days after delivery of notice of such assignment) shall be required in connection with any such assignment pursuant to clause (y) above (such consent, in any case, not to be unreasonably withheld, delayed or conditioned), (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 (provided that only one such fee shall be payable in the case of one or more concurrent assignments by or to investment funds managed or advised by the same investment advisor or an affiliated investment advisor and which fee may be waived or reduced in the sole discretion of the Administrative Agent), and (v) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 12.15. To the extent of any assignment pursuant to this Section 12.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitment and outstanding Term Loans. At the time of each assignment pursuant to this Section 12.04(b) to a Person which is not already a Lender hereunder, the respective assignee Lender shall, (i) to the extent legally entitled to do so, provide to the Borrower the appropriate Internal Revenue Service Forms described in Section 4.04(f), and (ii) deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee Lender shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the assignee Lender’s compliance procedures and applicable laws, including Federal and state securities laws). To the extent that an assignment of all or any portion of a Lender’s Commitment and related outstanding Obligations pursuant to Section 2.13 or this Section 12.04(b) would, at the time of such assignment, result in increased costs under Section 2.10 or 4.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay increased costs, as and to the extent provided in Sections 2.10 and 4.04 (excluding for the avoidance of doubt Excluded Taxes), after the date of the respective assignment).

(c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Term Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, and any Lender which is a fund may pledge all or any portion of its Term Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of the Borrower or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued by, such fund, as security for such obligations or securities. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

(d) Any Lender which assigns all of its Commitment and/or Term Loans hereunder in accordance with Section 12.04(b) shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 4.04, 11.06, 12.01 and 12.06), which shall survive as to such assigning Lender.

(e) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Term Loans, or disclosure of confidential information, to any Disqualified Lender.

(f) Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Term Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

12.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Lender to any other or further action in any circumstances without notice or demand.

12.06 Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), but excluding amounts received from sales of assignments or participations in accordance with the provisions of this Agreement, which is applicable to the payment of the principal of, or interest on, the Term Loans, of a sum which constitutes a greater proportion of the total of such Obligation then owed and due to such Lender than the related sum or sums received by other Lenders constitutes of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided, that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 12.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders and the express provisions of Section 2.15 that permit differing payments among Lenders.

12.07 Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto); provided, that, (i) except as otherwise specifically provided herein, all computations and all definitions (including accounting terms) used in determining compliance with Sections 2.14 and 9 and calculations of the First Lien Net Leverage Ratio, Secured Net Leverage Ratio and Interest Coverage Ratio, shall utilize GAAP; provided, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change becomes effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided, further, that if such an amendment is requested by the Borrower or the Required Lenders, then the Borrower and the Required Lenders shall negotiate in good faith to enter into an amendment of the relevant affected provisions (without the payment of any amendment or similar fee to the Lenders) to preserve the original intent thereof in light of such change in GAAP or the application thereof, (ii) except as otherwise expressly provided herein, for purposes of calculating financial terms, all covenants and related definitions, all such calculations shall be based on the operations, assets and results of the Borrower and its Subsidiaries on a consolidated basis, (iii) notwithstanding anything to the contrary contained herein, all covenants and financial ratios contained herein or in any other Credit Document shall be calculated, in each case, without giving effect to any election under FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof, (iv) all financial statements delivered to the Administrative Agent in accordance with the terms of this Agreement after the date of any accounting change shall contain a schedule showing the adjustments, if any, necessary to reconcile such financial statements with GAAP as in effect immediately prior to such accounting changes, and (v) all references in this Agreement to a four-Fiscal Quarter period of the Borrower referring to a period prior to the Closing Date shall refer to the applicable period prior to the Closing Date as if the Borrower had existed and the Transaction has occurred on the first day of said period.

(b) All computations of interest and Fees hereunder shall be made on the basis of a year of 360 days (except for interest calculated by reference to the Prime Rate in the case of Base Rate Loans, which shall be based on a year of 365 or 366 days, as applicable) for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest are payable.

(c) Notwithstanding anything to the contrary herein, to the extent that the terms of this Agreement require (i) compliance with any financial ratio or test (including, without limitation, Section 9.11(a), any First Lien Net Leverage Ratio test, any Secured Net Leverage Ratio test, any Interest Coverage Ratio test and/or the amount of Consolidated EBITDA) or (ii) the absence of a Default or Event of Default (or any type of Default or Event of Default) as a condition to (A) the making of any Dividend and/or (B) the making of any Restricted Junior Payment, the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower, (1) in the case of any Dividend, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) the declaration of such Dividend or (y) the making of such Dividend and (2) in the case of any Restricted Junior Payment, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) delivery of irrevocable (which may be conditional) notice with respect to such Restricted Junior Payment or (y) the making of such Restricted Junior Payment, in each case, after giving effect to the relevant acquisition, Dividend and/or Restricted Junior Payment on a Pro Forma Basis.

(d) For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including, without limitation, Section 9.11(a), any First Lien Net Leverage Ratio test, any Secured Net Leverage Ratio test, any Interest Coverage Ratio test and/or the amount of Consolidated EBITDA), such financial ratio or test shall be calculated at the time such action is taken (subject to clause (c) above), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(e) [Reserved].

(f) Notwithstanding anything to the contrary contained in paragraph (a) above or in the definition of “Capitalized Lease Obligations”, in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute Capitalized Lease Obligations in conformity with GAAP on the date hereof shall be considered Capitalized Lease Obligations, and all calculations and deliverables under this Agreement or any other Credit Document shall be made or delivered, as applicable, in accordance therewith (provided that together with all financial statements delivered to the Administrative Agent in accordance with the terms of this Agreement after the date of any such accounting change, the Borrower shall deliver a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect immediately prior to such accounting change).

12.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY SECURITY DOCUMENT, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH OF HOLDINGS AND THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS (INCLUDING ANY APPELLATE COURTS THEREOF). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY. EACH PARTY HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS REFERENCED IN SECTION 12.03 OF THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER

CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST HOLDINGS OR THE BORROWER IN ANY OTHER JURISDICTION.

(b) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

12.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent. Delivery of an executed counterpart hereof by facsimile or electronic transmission shall be as effective as delivery of any original executed counterpart hereof.

12.10 Effectiveness. This Agreement shall become effective on the date (the “Closing Date”) on which all the conditions precedent in Section 5 are satisfied or waived in accordance with Section 12.12.

12.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

12.12 Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated (other than upon payment in full of the Obligations or as expressly provided herein or therein) unless such change, waiver, discharge or termination, in the case of this Agreement, is in writing signed by the Credit Parties party hereto and signed or consented to in writing by the Required Lenders (provided, that no such change, waiver, discharge or termination shall be effective as it relates to the Agents until such time as the Administrative Agent has received an executed copy thereof) or, in the case of any other Credit Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and/or the Collateral Agent, as applicable (with the consent of the Required Lenders) and the Credit Party or Credit Parties that are parties thereto (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of the Borrower and Collateral may be released from, the Guaranty and the Security Documents and the Subordination Agreement in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders); provided, that no such change, waiver, discharge or termination shall, without the consent of each Lender (with Obligations being directly affected in the case of following clauses (i) and (iv)), (i) extend the final scheduled maturity of any Term Loan or Note, or reduce the rate or extend the time of payment of scheduled amortization, interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce (or forgive) the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 12.07(a) shall not constitute a reduction in the rate of interest for the purposes of this clause (i)), or amend Section 2.09 to permit the Borrower to select Interest Periods for any Term Loans in excess of six months at any time when such longer Interest Periods is not available to all Lenders, (ii) release all or substantially all of the Collateral under the Security Documents or release all or substantially all of the value of the Guaranty provided by the Guarantors (except as expressly provided in the Credit Documents), (iii) amend, modify or waive any provision of this Section 12.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Commitments and the Term Loans on the Closing Date), (iv) reduce the “majority” voting threshold specified in the definition of “Required Lenders” (it being understood that, pursuant to Section 2.14 or with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Commitments and/or Term Loans are included on the Closing Date), (v) consent to the assignment or transfer by Holdings or the Borrower of any of its rights and obligations under this Agreement and (vi) amend, modify or waive any provision of Sections 10.03 and 12.06 or consent to the subordination in right of payment of any Secured Obligations to any other Indebtedness; provided, further, that no such change, waiver, discharge or termination shall (1) increase the Commitment of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment or a mandatory repayment of Term Loans shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of the Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 11 or any other provision of this Agreement or any other Credit Document as same relates to, or affects, the rights or obligations of the Administrative Agent, (3) without the consent of the Collateral Agent, amend, modify or waive any provision of Section 11 or any other provision of this Agreement or any other Credit Document as same relates to, or affects, the rights or obligations of the Collateral Agent, (4) at any time when there is outstanding more than one Class of Term Loans, amend, modify or waive any provision of this Agreement which adversely impacts one or more Classes in a manner different than that which applies to one or more other Classes without the consent of the Majority Lenders of each Class of such adversely affected Term Loans or (5) [reserved]; provided, further, that any amendment or modification to the Agent Fee Letter, or waiver of any rights or privileges thereunder, shall only require the consent of the Borrower and the Agents party thereto. If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 12.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) repay all outstanding Term Loans and terminate all Commitments of such Lender in accordance with Section 4.01(b); provided, that, unless the Term Loans which are repaid or Commitments which are terminated pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the outstanding Term Loans or Commitments of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B), (x) the calculation of Required Lenders shall be determined after giving effect to any such repayment or termination, (y) the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto and (z) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and all Term Loans of any such non-consenting Lender (with accrued and unpaid interest and any breakage costs or other amounts owing to such Lender) shall be repaid in full at such time; provided, further, that the Borrower shall not have the right to replace a Lender or repay its Term Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 12.12(a).

(b) Notwithstanding anything to the contrary in this Section 12.12, no Lender consent is required (although the consent of the Administrative Agent shall be required (such consent not to be unreasonably withheld, conditioned or delayed)) to effect any amendment or supplement to the Subordination Agreement that is for the purpose of adding the holders of secured Indebtedness permitted hereunder and having priority expressly permitted hereby (or a representative agent or trustee with respect thereto) (it being understood that any such amendment or supplement may make such other changes to the Subordination Agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing; provided, that such other changes are not adverse, in any material respect, to the interests of the Lenders); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable.

(c) If Indebtedness is incurred pursuant to Section 9.04 hereof that is secured by a Lien on any Collateral, the Administrative Agent and/or the Collateral Agent is authorized to enter into any amendment to the Subordination Agreement or into any other intercreditor or subordination agreement in form and substance reasonably satisfactory to the Administrative Agent and Collateral Agent (at the direction of the Required Lenders) (and the Administrative Agent and the Collateral Agent shall enter into such amendment or other intercreditor or subordination agreement) if reasonably requested to do so by the Borrower in order to reflect the incurrence of such Indebtedness and the Lien priority intended by the express terms hereof to be created therefor.

(d) Notwithstanding anything to the contrary contained in clause (a) above of this Section 12.12, the Borrower, the Administrative Agent and each Additional Lender may, in accordance with the provisions of Section 2.14, enter into an Incremental Amendment; provided, that after the execution and delivery by the Borrower, the Administrative Agent and each such Additional Lender of such Incremental Amendment, such Incremental Amendment may thereafter only be modified in accordance with the requirements of clause (a) above of this Section 12.12.

(e) Notwithstanding anything to the contrary in this Section 12.12, guarantees, collateral security documents and related documents executed by Foreign Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Collateral Agent (acting at the direction of the Required Lenders) and may be amended and waived with the consent of the Collateral Agent at the request of Holdings or the Borrower without the need to obtain the consent of any other Lenders if such amendment or waiver is delivered in order (i) to reflect local law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Credit Documents.

(f) Further, notwithstanding anything to the contrary contained in this Section 12.12, (x) (i) Security Documents and related documents executed by the Credit Parties in connection with this Agreement may be in a form reasonably determined by the Collateral Agent, (ii) other intercreditor or subordination agreements entered into in connection with this Agreement may be in a form reasonably determined by the Collateral Agent, and (iii) such Security Documents and related documents and the Subordination Agreement may be amended, supplemented and waived with the consent of the Collateral Agent, the Administrative Agent and the Borrower without the need to obtain the consent of any other Person if such amendment, supplement or waiver is delivered (A) in order to comply with local law or advice of local counsel, (B) in order to cause such Security Document or other document to be consistent with this Agreement and the other Credit Documents or (C) in connection with the incurrence of any Indebtedness under Section 9.04(j)(x) or Incremental Term Loans (and Permitted Refinancing Indebtedness in respect thereof) and the entry by the Administrative Agent and the Collateral Agent into intercreditor arrangements (including, without limitation, any amendment, amendment and restatement or supplement to the Subordination Agreement pursuant to the terms thereof) in connection therewith (and the Administrative Agent and Collateral Agent agree to enter into such agreements, amendments and modifications if reasonably requested by the Borrower in connection with the transactions described above) and (y) if, following the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a typographical, technical or immaterial nature, in each case, in any provision of any Credit Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

12.13 Survival. All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 4.04, 11.06 and 12.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

12.14 Domicile of Term Loans. Each Lender may transfer and carry its Term Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Term Loans pursuant to this Section 12.14 would, at the time of such transfer, result in increased costs under Section 2.10, 2.11 or 4.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes in law after the date of the respective transfer).

12.15 Register. The Borrower hereby designates the Administrative Agent to serve as its non-fiduciary agent, solely for purposes of this Section 12.15 and such agency being solely for Tax purposes, to maintain a register (the “Register”) on which it will record the names and addresses of the Lenders, and the Commitments of, and the principal amounts (and stated interest) of the Term Loans made by each of the Lenders pursuant to the terms hereof from time to time. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Term Loans. With respect to any Lender, the transfer of the Commitment of such Lender and the rights to the principal of, and interest on, any Term Loan made pursuant to such Commitment shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitment and Term Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitment and Term Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Term Loans shall be recorded by the Administrative Agent on the Register upon and only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 12.04(b), an Administrative Questionnaire completed in respect of the assignee Lender (unless the assignee Lender shall already be a Lender hereunder), the appropriate IRS Forms, if applicable, the processing and recordation fee referred to in Section 12.04(b), if applicable, and the consent of the Administrative Agent and, if required, the Borrower. Upon such acceptance and recordation, the assignee specified therein shall be treated as a Lender for all purposes of this Agreement. Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Term Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Term Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 12.15 except to the extent incurred by reason of its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable decision). The entries in the Register shall be conclusive absent manifest error. The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender (with respect to its interest only), at any reasonable time and from time to time upon reasonable prior notice.

12.16 Confidentiality. Each Lender agrees that it will not disclose without the prior written consent of the Borrower (other than to its affiliates, and its and their partners, officers, directors, employees, auditors, advisors or counsel if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information; provided, such Persons shall be subject to the provisions of this Section 12.16 to the same extent as such Lender) any information with respect to Holdings or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document; provided, that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 12.16 by the respective Lender, (ii) as may be required or requested by any municipal, state or Federal regulatory body or self-regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent or any other Lender, (vi) to any direct or indirect contractual (actual or prospective) counterparty in any swap, hedge or similar agreement (and/or to any such contractual counterparty’s professional advisor) relating to the Obligations, so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 12.16 and no such disclosure shall be made to a Disqualified Lender, and (vii) to any prospective or actual transferee, pledgee or participant in connection with any contemplated transfer, pledge or participation of any of the Notes, Commitments, Term Loans or any interest therein by such Lender; provided, that such prospective transferee, pledgee or participant agrees to be bound by the confidentiality provisions contained in this Section 12.16.

12.17 Special Notice Regarding Pledges of Equity Interests in, and Promissory Notes Owed by, Persons Not Organized in the United States. The parties hereto acknowledge and agree that the Security Documents require that certain promissory notes, and certain capital stock and other Equity Interests owned by the respective Credit Party be pledged, and, in certain cases, delivered for pledge, to the Collateral Agent. The parties hereto further acknowledge and agree that, except to the extent requested by the Administrative Agent pursuant to Section 8.12(b), each Credit Party shall only be required to take actions under the laws of the United States and any State thereof to perfect the security interests in the pledged capital stock and other Equity Interests of, and promissory notes issued by, any Person regardless of where organized (and in each case, to the extent said capital stock, other Equity Interests or promissory notes are owned by any Credit Party). To the extent any Security Document requires or provides for the pledge of promissory notes issued by, or capital stock or other Equity Interests in, any Foreign Subsidiary of the Borrower or any other Person organized under the laws of a jurisdiction other than those specified in the immediately preceding sentence, it is acknowledged that no actions have been required or will be taken to perfect, under local law of the jurisdiction of the Person who issued the respective promissory notes or whose capital stock or other Equity Interests are pledged, under the Security Documents. All conditions and representations (other than with respect to Investments in such Foreign Subsidiaries) contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing and so that same are not violated by reason of the failure to take actions (unless otherwise requested pursuant to Section 8.12(b)) under local law of any non-U.S. jurisdiction but only with respect to capital stock of, other Equity Interests in, and promissory notes issued by, a Foreign Subsidiary of the Borrower or any other Persons organized under laws of jurisdictions other than the United States and any State thereof.

12.18 Patriot Act. Each Lender and Agent subject to the USA PATRIOT Improvement and Reauthorization Act (Pub. L. 109-177 (signed into law March 9, 2009)) (the “Patriot Act”) hereby notifies Holdings and the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Holdings, the Borrower and the other Credit Parties and other information that will allow such Lender or Agent, as applicable, to identify the Borrower and the other Credit Parties in accordance with the Patriot Act.

12.19 OTHER LIENS ON COLLATERAL; TERMS OF SUBORDINATION AGREEMENT; ETC. (a) EACH LENDER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS SHALL BE CREATED ON THE COLLATERAL PURSUANT TO THE PRIMING FACILITY LOAN DOCUMENTS, THE EXISTING TERM LOAN DOCUMENTS AND THE ABL LOAN DOCUMENTS, WHICH LIENS SHALL BE SUBJECT TO TERMS AND CONDITIONS OF THE SUBORDINATION AGREEMENT. PURSUANT TO THE EXPRESS TERMS OF THE SUBORDINATION AGREEMENT, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE SUBORDINATION AGREEMENT AND ANY OF THE CREDIT DOCUMENTS, THE PROVISIONS OF THE SUBORDINATION AGREEMENT SHALL GOVERN AND CONTROL.

(b) EACH LENDER AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT TO ENTER INTO THE SUBORDINATION AGREEMENT ON BEHALF OF THE LENDERS, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE SUBORDINATION AGREEMENT.

(c) THE PROVISIONS OF THIS SECTION 12.19 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE SUBORDINATION AGREEMENT, THE FORM OF WHICH IS ATTACHED AS AN EXHIBIT TO THIS AGREEMENT. REFERENCE MUST BE MADE TO THE SUBORDINATION AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE SUBORDINATION AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE SUBORDINATION AGREEMENT.

(d) Each Lender hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into the Subordination Agreement and any other intercreditor or subordination arrangement entered into pursuant to the terms hereof and to subject the Liens securing the Secured Obligations to the provisions thereof. Each Lender hereunder (a) acknowledges that it has received a copy of the Subordination Agreement, (b) consents to the subordination of Liens provided for in the Subordination Agreement, and (c) agrees that it will be bound by and will take no actions contrary to the provisions of the Subordination Agreement. In the event of any conflict or inconsistency between any of the provisions of the Subordination Agreement and this Agreement, the provisions of the Subordination Agreement shall control.

12.20 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

12.21 No Fiduciary Duty. Each Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this Section 12.21, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their respective affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary duty between any Lender, on the one hand, and any Credit Party, its respective stockholders or its respective affiliates, on the other. The Credit Parties acknowledge and agree that: (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, each Credit Party, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its respective stockholders or its respective affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its respective stockholders or its respective Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of such Credit Party, its respective management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that such Credit Party has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

12.22 Post-Closing Actions. Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the parties hereto acknowledge and agree that Holdings and its Subsidiaries shall be required to take the actions specified in Schedule 12.22 attached hereto as promptly as practicable, and in any event within the time periods set forth in Schedule 12.22, unless and then only to the extent extended by the Required Lenders.

All conditions precedent and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Credit Documents); provided, that to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct in all material respects (or in all respects, to the extent such representation or warranty is qualified as to “materiality,” “Material Adverse Effect” or similar language) at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 12.22. The acceptance of the benefits of the Borrowing on the Closing Date shall constitute a representation, warranty and covenant by the Borrower and Holdings to each of the Secured Creditors that the actions required pursuant to this Section 12.22 will be taken within the relevant time periods referred to in this Section 12.22 and Schedule 12.22, and the parties hereto acknowledge and agree that the failure to take any of the actions required above, within the relevant time periods required above, shall give rise to an Event of Default pursuant to this Agreement.

12.23 Revival and Reinstatement of Obligations. If the incurrence or payment of the Secured Obligations by the Borrower or any Guarantor or the transfer to the Secured Creditors of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Secured Creditors are required to repay or restore, in whole or in part, any such Voidable Transfer, or elect to do so upon the reasonable advice of their counsel, then, as to any such Voidable Transfer, or the amount thereof that the Secured Creditors are required or elect to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Secured Creditors related thereto, the liability of the Borrower or such Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

12.24 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Credit Party or any other obligor under any of the Credit Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Credit Party, unless expressly provided for herein or in any other Credit Document, without the prior written consent of the Administrative Agent (at the direction of the Required Lenders) (in respect of the exercise of any set off, such consent not to be unreasonably withheld). The provisions of this Section 12.24 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Credit Party.

12.25 [Reserved].

12.26 Acknowledgement and Consent to Bail-In of Affected Financial Institutions . Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(c) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

12.27 Electronic Records. This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Loan Communication”), including Loan Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Borrower agrees that any Electronic Signature on or associated with any Loan Communication shall be valid and binding of the Borrower to the same extent as a manual, original signature, and that any Loan Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of each of the Credit Parties enforceable against such in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Loan Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Loan Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent, the Collateral Agent and each of the Lenders of a manually signed paper Loan Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Loan Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent, the Collateral Agent and each of the Lenders may, at its option, create one or more copies of any Loan Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the such Person’s business, and destroy the original paper document. All Loan Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent and the Collateral Agent are under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent and the Collateral Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent and the Collateral Agent have agreed to accept such Electronic Signature, the Administrative Agent, the Collateral Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Credit Party without further verification and (b) upon the request of the Administrative Agent, the Collateral Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

12.28 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

12.29 Integration. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Borrower, the other Credit Parties, the Administrative Agent, the Collateral Agent nor any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

12.30 Accredited Investor Representation. Each Lender hereby represents and warrants that, as of the Closing Date and, if applicable, on the date of receipt of any Sponsor Investment Warrants or Sponsor Investment Shares, (i) it is an “accredited investor” (an “Accredited Investor”) within the meaning of Rule 501 under the Securities Act; (ii) any acquisition of the Sponsor Investment Warrants or the Sponsor Investment Shares, if applicable, by it will be for its own account or for the account of one or more other Accredited Investors as to which it exercises sole investment discretion; (iii) it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Sponsor Investment Warrants and the Sponsor Investment Shares, if applicable, and it and any accounts for which it is acting are able to bear the economic risks of and an entire loss of its or their investment in the Sponsor Investment Warrants and the Sponsor Investment Shares, if applicable; (iv) it is not acquiring the Sponsor Investment Warrants or the Sponsor Investment Shares, if applicable, with a view to any distribution thereof in a transaction that would violate the Securities Act or the securities laws of any state of the United States or any other applicable jurisdiction; (v) it acknowledges that the Sponsor Investment Warrants and the Sponsor Investment Shares, if applicable, have not been registered under the Securities Act and that the Sponsor Investment Warrants and the Sponsor Investment Shares, if applicable, may not be offered or sold within the United States or to or for the benefit of U.S. Persons except as set forth below.

Each Lender agrees, for the benefit of the Borrower and Holdings, on its own behalf and on behalf of each account for which it is acting, that the Sponsor Investment Warrants and Sponsor Investment Shares, if applicable, may be offered, sold, pledged or otherwise transferred only in accordance with the Securities Act and any applicable securities laws of any state of the United States and only (i) to Holdings or any Subsidiary thereof, (ii) pursuant to a registration statement that has been declared effective under the Securities Act or (iii) pursuant to an exemption from the registration requirements of the Securities Act.

12.31 Legend. All certificates, other instruments or book-entry interests representing the Sponsor Investment Warrants will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

J.JILL, INC.,
as Holdings

By:	/s/ Mark Webb
Name: Mark Webb
Title: Chief Financial Officer

JILL ACQUISITION LLC,
as the Borrower

By:	/s/ Mark Webb
Name: Mark Webb
Title: Chief Financial Officer

Signature Page to Subordinated Term Loan Credit Agreement

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent and Collateral Agent

By:	/s/ Jeffery Rose
Name: Jeffery Rose
Title: Vice President

Signature Page to Subordinated Term Loan Credit Agreement

[****], as a Lender

By:	[****]
Name:[****]
Title: [****]

Signature Page to Subordinated Term Loan Credit Agreement